Exhibit 2.1

TRANSACTION AGREEMENT

between

VERIZON COMMUNICATIONS INC.

and

EQUINIX, INC.

Dated as of

December 6, 2016

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(continued)

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	9.17	Waiver of Rights Against Financing Sources	102

X.	DEFINITIONS		102

EXHIBITS

Exhibit A	Form of Real Estate Affidavits

Exhibit B	Transaction Announcement

Exhibit C	Form of Colocation Agreement Amendment

Exhibit D-1	Form of Lease with Acquiror as the Lessor

Exhibit D-2	Form of Sublease with Acquiror as the Sublessor

Exhibit E	Term Sheets for Post-Closing Leases/Subleases

Exhibit F	Form of Transition Services Agreement

Exhibit G	Form of Joint Marketing Agreement

Exhibit H	Form of Non-U.S. Transfer Agreement

SCHEDULES

Schedule I	Brazil Drop Down

Schedule II	Space for Secured Contracts

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TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated December 6, 2016, is between Verizon Communications Inc., a Delaware corporation (“Seller”), and Equinix, Inc., a Delaware corporation (“Acquiror”).

RECITALS

WHEREAS, Seller has determined to divest its business of providing customers with space, power and on-site telecommunications connectivity for information technology equipment used in connection with customers’ business operations at the Transferred Sites, and certain support services relating to the foregoing (such business, as more specifically described on Section 10.1 of the Seller Disclosure Letter, and excluding the Excluded Businesses, the “Business”);

WHEREAS, prior to the closing of the transactions contemplated by this Agreement, and subject to the terms and conditions contained in this Agreement, Seller and its Subsidiaries will effect the pre-closing restructuring described herein, pursuant to which (i) Seller will form the Acquired Entities and (ii) Seller and the other members of the Seller Group will Convey or cause to be Conveyed to the Acquired Entities the Acquired Assets and will assign or cause to be assigned to the Acquired Entities the Assumed Liabilities; and

WHEREAS, Acquiror and/or one or more of its Affiliates desire to purchase from Seller and the other members of the Seller Group, and Seller and the other members of the Seller Group desire to sell to Acquiror and/or one or more of its Affiliates, the Acquired Entity Interests; in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and agreements set forth in this Agreement and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I. THE TRANSACTION

1.01 Pre-Closing Restructuring; Purchase and Sale of Acquired Entity Interests.

(a) Effective as of immediately prior to the Closing, Seller will, and will cause Terremark do Brasil Ltda. (the “Brazil Seller”) to, Convey all of the Acquired Assets and Assumed Liabilities held by the Brazil Seller through a drop down of such Acquired Assets and Assumed Liabilities to a newly formed entity (“Hickory Brazil”) in accordance with Schedule I to this Agreement (the “Brazil Drop Down”).

(b) Effective as of immediately prior to the Closing, Seller will, and will cause its Subsidiaries to, Convey all of the Acquired Assets and Assumed Liabilities not Conveyed to Hickory Brazil pursuant to Section 1.01(a) or held by Hickory Colombia (including certain Transferred Contracts, but excluding any Government Contracts, Excluded Assets and Excluded Liabilities) to one or more newly formed Subsidiaries of Seller (the “U.S. Acquired Entities” and, together with Hickory Brazil and Hickory Colombia, the “Acquired Entities”). Each Acquired Entity (other than Hickory Colombia) will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement. None of the Acquired Entities (other than Hickory Colombia) will, prior to the Closing, engage in any business activities or conduct any operations or incur any Liabilities other than in connection with the transactions contemplated by this Agreement, except that in the event the Brazil Drop Down is completed prior to the Closing, Hickory Brazil will conduct the Business and incur Liabilities in the ordinary course of business prior to the Closing. Each Acquired Entity (other than Hickory Colombia) will be an eligible entity as such term is defined under Treasury Regulation Section 301.7701-3(a). Seller will cause each Acquired Entity (other than Hickory Colombia), if such Acquired Entity is not already treated as such, to make an election under Treasury Regulation Section 301.7701-3 to be treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, effective as of its formation date.

(c) Prior to the Closing, and subject to Section 4.01, Seller will, and will cause its Subsidiaries to, take all actions reasonably necessary or appropriate such that, to the extent reasonably practicable, none of the Acquired Entities will own any Excluded Assets or be responsible for any Excluded Liabilities.

(d) In furtherance of the restructuring transactions contemplated by Section 1.01(a) and Section 1.01(b), on the Closing Date, (i) Seller will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, special warranty deeds or their equivalent, assignments of Contracts, powers of attorney, assignments of Permits, assignment of warranties, affidavits and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located) as reasonably necessary or reasonably requested by Acquiror to evidence or otherwise effectuate the Conveyance of all of Seller’s and its Subsidiaries’ right, title and interest in and to the Acquired Assets to the Acquired Entities, and (ii) the Acquired Entities will execute and deliver such assumptions of Assumed Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by the Acquired Entities. All of the foregoing documents contemplated by this Section 1.01(d) will be referred to collectively herein as the “Transfer Documents.” Seller will make available to Acquiror the organizational documents of each Acquired Entity and the form of Transfer Documents no later than ten Business Days before the Closing and will consider in good faith any reasonable comments of Acquiror thereon.

(e) Subject to Section 1.07, effective as of the Closing, Seller will (or will cause any applicable member of the Seller Group to) sell, assign, transfer, convey and deliver (“Convey”) to Acquiror (or one or more designated Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller, or the applicable members of the Seller Group, all of the capital stock or other equity interests of the Acquired Entities (the “Acquired Entity Interests”), in each case free and clear of all Liens, other than Permitted Liens. The transfer of each of Hickory Brazil and Hickory Colombia to Acquiror (or one or more designated Affiliates of Acquiror) will, to the extent permitted by applicable Law, be effected pursuant to separate acquisition agreements on a country-by-country basis in substantially the form attached as Exhibit H to this Agreement, with only such modifications as required by applicable Law in the jurisdictions of incorporation or organization of Hickory Brazil or Hickory Colombia, as applicable (each a “Non-U.S. Transfer Agreement”); provided that, in each case, the Non-U.S. Transfer Agreements will serve purely to effect the legal transfer of Hickory Brazil or Hickory Colombia. For the avoidance of doubt, (i) the Non-U.S. Transfer Agreements will not have any effect on the value being given or received by Seller Group or Acquiror Group, including the allocation of Assets and Liabilities and indemnities as between them, all of which will be determined solely in accordance with this Agreement and (ii) in the event of any conflicts between any Non-U.S. Transfer Agreement and this Agreement, the terms of this Agreement will control in all respects. Seller and Acquiror will not, and will cause their respective Affiliates not to, bring any claim for any cause of action under any Non-U.S. Transfer Agreement.

1.02 Misallocated Transfers. If, at any time within three years after the Closing Date, Seller (or any member of the Seller Group) discovers that it or any member of the Seller Group is the owner of, receives or otherwise comes to possess any Acquired Asset or is liable for any Assumed Liability, Seller will promptly Convey, or cause to be Conveyed, such Acquired Asset or assign, or cause to be assigned, such Assumed Liability to Acquiror or a member of the Acquiror Group as Acquiror may designate (and Acquiror will, and will cause such member to, accept such Acquired Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Assumed Liability) for no additional consideration. If, at any time within three years from and after the Closing, Acquiror (or any member of the Acquiror Group) discovers that it or any member of the Acquiror Group is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Excluded Liability, Acquiror will promptly Convey, or cause to be Conveyed, such Excluded Asset or assign, or cause to be assigned, such Excluded Liability to Seller or a member of the Seller Group as Seller may designate (and Seller will, and will cause such member to, accept such Excluded Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Excluded Liability) for no additional consideration. Prior to any such Conveyance, the applicable Assets will be held in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof.

1.03 Acquired Assets. For purposes of this Agreement, and subject to the exclusions set forth in Section 1.04, “Acquired Assets” means all Assets owned or held by any member of the Seller Group that are included in any of clauses (a)-(o) below, in each case whether now existing or hereafter acquired prior to the Closing, other than any such Assets that are Conveyed or otherwise disposed of after the date hereof and prior to the Closing not in violation of Section 4.01:

(a) the fee simple interests in and to the real property listed in Section 1.03(a) of the Seller Disclosure Letter, including all right, title and interest of Seller and the other members of the Seller Group in and to the buildings, fixtures and improvements constituting a part thereof and all appurtenant rights (including, without limitation, any development rights and entitlements), privileges and easements relating thereto (collectively, the “Owned Sites”);

(b) the leasehold interests of Seller and the other members of the Seller Group in and to, and any other rights of Seller and the other members of the Seller Group to use or occupy, the real property listed in Section 1.03(b) of the Seller Disclosure Letter, including all right, title and interest of Seller and the other members of the Seller Group under the Transferred Real Property Leases, together with their right, title and interest in and to the buildings, fixtures and improvements constituting a part thereof and all appurtenant rights, privileges and easements relating thereto (collectively, the “Leased Sites” and, together with the Owned Sites and the Richardson Leasehold Site, the “Transferred Sites”);

(c) all rights, interests, claims and benefits of Seller and the other members of the Seller Group in and to (i) all computers and other electronic data processing equipment (including the applicable Embedded Systems), office equipment (including personal computers), machinery, furniture and other tangible personal property owned by Seller or the other members of the Seller Group located at the Transferred Sites and primarily used or primarily held for use in the Business, other than tangible personal property (including telecommunications and data storage equipment and cables) that is located in the Seller Leaseback Space and that is not included in Sections 1.03(a), 1.03(b) or 1.03(c)(ii) hereof, (ii) all building systems, including all building mechanical systems, HVAC systems (including CRAC/CRAH units), electrical systems (including power distribution units, uninterruptible power supplies) and components thereof, that are located at the Transferred Sites, other than Excluded DC Power Plants, and (iii) the property identified in Section 1.03(c) of the Seller Disclosure Letter;

(d) all interests, rights, claims and benefits of Seller and the other members of the Seller Group pursuant to (i) any Transferred Customer Contracts and (ii) solely to the extent relating to the Business, any Shared Customer Contracts;

(e) all property and casualty insurance proceeds payable to the Seller Group after the date of this Agreement in respect of the damage to any of the Acquired Assets or assets that would have been included in the Acquired Assets but for such damage, and any proceeds payable to the Seller Group after the date of this Agreement as a result of a casualty or condemnation of any of the Transferred Sites, in each case to the extent received by the Seller Group (whether before or after the Closing) and less any reasonable and documented out-of-pocket costs and expenses (and without reduction for any applicable deductible) incurred by Seller or its Affiliates in collecting such proceeds or in replacing, restoring or repairing any affected Assets;

(f) all interests, rights, claims and benefits of Seller and the other members of the Seller Group pursuant to any Contract between Seller or any member of the Seller Group, on the one hand, and suppliers, vendors and service providers of the Business, on the other hand, that is exclusively used in or exclusively related to the Business (the “Transferred Supplier Contracts”);

(g) the licenses granted to Seller or the other members of the Seller Group by third parties for the use of the Software listed in Section 1.03(g) of the Seller Disclosure Letter, solely to the extent such Software is located at the Transferred Sites (excluding any such Software situated in any Seller Leaseback Space) and is primarily used or primarily held for use in the Business;

(h) all rights, title and interests of Seller and the other members of the Seller Group to the names and marks (in any style or design) set forth in Section 1.03(h) of the Seller Disclosure Letter (the “Transferred Marks”);

(i) the interests, rights, claims and benefits of Seller and the other members of the Seller Group under the Transferred Affiliate Contracts;

(j) all of the Permits that are exclusively used or held for exclusive use in or that exclusively relate to the Business or to any Transferred Site, to the extent transferable to the Acquiror Group (other than Permits that exclusively relate to the Seller Leaseback Space or the Richardson Leasehold Site);

(k) all rights to any warranties held by any member of the Seller Group exclusively with respect to the Transferred Sites (other than the Richardson Leasehold Site) or the Acquired Assets;

(l) (i) all business records to the extent related to the Business, (ii) all personnel records to the extent related to the Continuing Employees, (iii) all of the financial statements, books of account and Tax records or other financial and Tax records to the extent relating to the Business, the Acquired Assets and/or the Assumed Liabilities, and (iv) all books and records of any Acquired Entity (collectively, the “Books and Records”); provided, however, that (A) subject to Section 4.13, Seller will be entitled to retain a copy of the Books and Records, (B) the Books and Records will not include any books, records or other items or portions thereof (x) to the extent that Conveyance is prohibited pursuant to applicable Laws regarding personally identifiable information, or with respect to which Conveyance would require any Governmental Approval under applicable Law; provided that Seller shall use Commercially Reasonable Efforts to seek to obtain any required consents so as to permit the Conveyance of such books, records or other items or portions thereof, (y) that are personnel records to the extent that such personnel records relate to any employees who are not Continuing Employees, or (z) to the extent they relate to any Tax Returns of any affiliated, consolidated, combined, unitary or similar Tax group of which any Seller or Acquired Entity is a member that contain information with respect to entities other than an Acquired Entity and (C) in the case of clauses (i) through (iii) hereof, to the extent portions of such books, records or other items are not related to the Business, the Acquired Assets, the Assumed Liabilities and/or the Continuing Employees, the Books and Records shall include only the appropriate extracts thereof to the extent necessary to provide Acquiror access to the portions of such Books and Records related to the Business;

(m) subject to Section 1.11, the benefits of all prepaid expenses and other current assets, including accounts receivable, prepaid leases, prepaid rentals and security deposits (other than security deposits posted with respect to Leased Sites), in each case to the extent related to the ownership or use of the Acquired Assets or the operation or conduct of the Business, in each case in respect of events occurring, and for periods and portions of periods ending, after the Closing;

(n) all security deposits posted by the tenant or licensee under any Transferred Tenant Lease with the applicable member of the Seller Group party thereto;

(o) all interests, rights, claims and benefits of Seller and the other members of the Seller Group pursuant to any Contract between Seller or any member of the Seller Group, on the one hand, and third-party tenants of space at any Transferred Site, on the other hand, identified in Section 1.03(o) of the Seller Disclosure Letter (the “Transferred Tenant Leases”); and

(p) the Assets listed or described in Section 1.03(p) of the Seller Disclosure Letter.

For the avoidance of doubt, the Acquired Assets held by each Acquired Entity will be conveyed to Acquiror by virtue of the Conveyance of the equity interests of such Acquired Entity to Acquiror (or an Affiliate of Acquiror) pursuant to this Agreement, and none of such Assets will be Conveyed from an Acquired Entity to Acquiror (or an Affiliate of Acquiror) directly.

1.04 Excluded Assets. Subject to Section 4.04, all of the Assets of Seller and its Subsidiaries other than the Acquired Assets will be deemed “Excluded Assets” and retained by Seller and its Subsidiaries, including the following:

(a) all rights, title and interest in all of Seller’s Subsidiaries other than the Acquired Entities;

(b) all cash and cash equivalents (other than security deposits posted with respect to any Leased Sites, Transferred Customer Contracts, Shared Customer Contracts (solely in respect of the Business) or Transferred Tenant Leases);

(c) all real property owned or operated by any member of the Seller Group (other than the Transferred Sites) and all improvements and fixtures attached to such real property (such real property, the “Retained Sites”);

(d) all Intellectual Property owned by Seller or any other member of the Seller Group, or licensed from any third party to Seller or any other member of the Seller Group, whether or not related to the Business, other than all of Seller’s right, title and interest in and to the Transferred Marks, the Embedded Systems or the Software set forth in Sections 1.03(c) and 1.03(g);

(e) all Contracts to which Seller or any member of the Seller Group is a party, other than the Transferred Contracts and, subject to Section 1.04(f), the Shared Customer Contracts;

(f) any Shared Customer Contracts, solely to the extent relating to any Excluded Business;

(g) all Assets of Seller and any other member of the Seller Group (other than the Acquired Entities), whether tangible or intangible, that are used or held for use in any business of Seller and the other members of the Seller Group other than the Business, but excluding the Acquired Assets;

(h) all personnel files pertaining to any employee or former employee of Seller and the other members of the Seller Group, other than the Books and Records;

(i) all other books and records, including financial and Tax records, other than the Books and Records;

(j) all rights, interests, claims and benefits of Seller and the other members of the Seller Group in and to (i) all computers and other electronic data processing equipment (including the applicable Embedded Systems), office equipment (including personal computers), machinery, furniture and other tangible personal property located at the Transferred Sites and not primarily used or primarily held for use in the Business, (ii) the Excluded DC Power Plants, and (iii) all tangible personal property located in the Seller Leaseback Space, except in each case for assets identified in Sections 1.03(a), 1.03(b) and 1.03(c) hereof;

(k) all Assets in respect of any and all Compensation and Benefit Plans (excluding FGTS accounts for Business Employees located in Brazil, which are ultimately owned by the Brazil Business Employees);

(l) subject to Section 1.03(e), Section 4.12 and the terms of any Ancillary Agreements, all rights to insurance policies or practices of Seller and the other members of the Seller Group (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(m) all records prepared by or on behalf of Seller or the other members of the Seller Group relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Seller or the other members of the Seller Group in connection with the potential divestiture of all or a part of the Business or any other business or Asset of Seller or the other members of the Seller Group, including (A) proposals received from third parties and analyses relating to such transactions and (B) without limiting Section 4.08, communications with legal counsel representing Seller or the other members of the Seller Group and the right to assert the attorney-client privilege with respect thereto;

(n) all rights of Seller or the other members of the Seller Group (other than the Acquired Entities) under this Agreement and the Ancillary Agreements and the certificates, instruments and Transfer Documents delivered in connection therewith;

(o) all refunds and Refund Equivalents (i) of Excluded Taxes or (ii) to which Seller is entitled pursuant to Section 8.03;

(p) all Assets under Intercompany Accounts;

(q) the Assets listed or described in Section 1.04(q) of the Seller Disclosure Letter; and

(r) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Seller or any other member of the Seller Group.

1.05 Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” means any and all Liabilities of the Seller Group (including the Acquired Entities) or any of their respective predecessor companies to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Acquired Assets or the operation or the conduct of the Business, and, except as otherwise expressly set forth below in this Section 1.05, solely to the extent such Liabilities arise out of or relate to the ownership, occupancy or use of the Acquired Assets or the operation or the conduct of the Business after the Closing, including the following (but excluding in each case any Excluded Liabilities):

(a) all Liabilities of the Seller Group (including the Acquired Entities) under (i) any Transferred Contracts, in each case solely with respect to the performance of the Transferred Contracts after the Closing, and (ii) any Shared Customer Contracts, in each case solely to the extent relating to the Business and with respect to the performance of the transferred portions of the Shared Customer Contracts after the Closing;

(b) without limiting Section 1.05(c), all Liabilities relating to the Transferred Sites and activities therein to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Acquired Assets or the operation or the conduct of the Business at such Transferred Sites after the Closing;

(c) all Liabilities to the extent relating to, resulting from or arising out of (i) any Environmental Conditions at any of the Transferred Sites arising out of the operation or conduct of the Business, (ii) any Release of Hazardous Materials from or at any of the Transferred Sites, or (iii) any violation of or remediation or other requirements under any Environmental Law resulting from the operation or conduct of the Business at any of the Transferred Sites, in each case whether prior to, on or subsequent to the Closing;

(d) subject to Section 1.11, all accounts payable, accrued expenses, customer discounts, rebate obligations and other Liabilities that would be classified as “current liabilities” under GAAP, in each case to the extent related to the ownership or use of the Acquired Assets or the operation or conduct of the Business in respect of events occurring, and for periods and portions ending, after the Closing;

(e) all Liabilities relating to, arising out of or resulting from Actions which relate to, result from or arise out of the ownership or use of the Acquired Assets or the operation or the conduct of the Business after the Closing, except to the extent expressly identified as Excluded Liabilities in Section 1.06;

(f) (i) all Liabilities relating to the Continuing Employees incurred after the Closing, except for those Liabilities that are Excluded Liabilities under Section 1.06(f), and (ii) all Liabilities to be assumed by Acquiror or any other member of the Acquiror Group pursuant to Section 4.14; and

(g) all Liabilities listed or described in Section 1.05(g) of the Seller Disclosure Letter.

For the avoidance of doubt, the Liabilities of each Acquired Entity (including Hickory Brazil) will be assumed by virtue of the Conveyance of the equity interests of such Acquired Entity to Acquiror (or an Affiliate of Acquiror) pursuant to this Agreement, and none of such Liabilities will be assumed from an Acquired Entity by Acquiror (or an Affiliate of Acquiror) directly.

1.06 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will not include any of the following Liabilities (such Liabilities, the “Excluded Liabilities”):

(a) all Liabilities to the extent relating to, resulting from or arising out of any Excluded Asset or Excluded Business or any other property currently or formerly owned, leased or operated by Seller or any other member of the Seller Group, except to the extent expressly identified as Assumed Liabilities in Section 1.05;

(b) all Liabilities under or arising out of Intercompany Accounts;

(c) all Indebtedness incurred prior to the Closing, other than Indebtedness identified in Section 1.06(c) of the Seller Disclosure Letter;

(d) except to the extent expressly identified as Assumed Liabilities in Section 1.05, all Liabilities arising out of or relating to any Environmental Condition, Hazardous Materials or Environmental Law;

(e) all Liabilities of the Acquired Entities that would be Excluded Liabilities pursuant to this Section 1.06 if they had been Liabilities of any member of the Seller Group other than an Acquired Entity;

(f) all Excluded Compensation and Benefit Plan Liabilities and all Liabilities related to the Continuing Employees incurred or arising out of or relating to facts or events occurring prior to the Closing, except with respect to Liabilities to be assumed by Acquiror or any member of the Acquiror Group pursuant to Section 4.14;

(g) all Liabilities, whether incurred prior to or after the Closing, with respect to current or former employees and other service providers of Seller Group who are not Continuing Employees, including without limitation any employees who are deemed under applicable Law to transfer with the Business and any collective bargaining obligations associated with Excluded Employees;

(h) all Liabilities for Excluded Taxes;

(i) all Liabilities to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Acquired Assets or the operation or the conduct of the Business prior to the Closing, except to the extent expressly identified as Assumed Liabilities in Section 1.05;

(j) all Liabilities to the extent relating to, arising out of or resulting from Actions which relate to, result from or arise out of the ownership or use of the Acquired Assets or the operation or the conduct of the Business prior to the Closing, except to the extent expressly identified as Assumed Liabilities in Section 1.05;

(k) all Liabilities (i) that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Seller or any other member of the Seller Group or (ii) of any member of the Seller Group under any of the Ancillary Agreements; and

(l) all Liabilities set forth on Section 1.06(l) of the Seller Disclosure Letter.

1.07 Certain Consents. (a) If and to the extent that the Conveyance of any Acquired Asset or Assumed Liability, to an Acquired Entity, the sale of the Acquired Entity Interests to Acquiror or its designated Affiliate, or both, or the retention by Seller Group of any Excluded Asset or Excluded Liability, or any sublease transaction contemplated by the Post-Closing Leases, would be a violation of applicable Laws or require any Permit or Consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, or would otherwise materially and adversely affect the rights of Acquiror or its designated Affiliate thereunder, then, notwithstanding any other provision hereof, such Conveyance, sale or sublease transaction will automatically be deferred and will not occur until all legal impediments are removed or such Permits and/or Consents have been obtained. Notwithstanding the foregoing, any such Asset or Liability will still be considered an Acquired Asset, Assumed Liability, Excluded Asset or Excluded Liability, as applicable, and the Person retaining such Asset or Liability will thereafter hold such Asset or Liability in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such beneficiary’s sole expense) until the consummation of the Conveyance, sale, retention or sublease transaction thereof. The Parties will use, and will cause their respective Subsidiaries to use, their respective Commercially Reasonable Efforts to continue to seek to remove any legal impediments, obtain any Permits or secure any contractual Consents required from third parties necessary to Convey such Asset or Liability or to effect such sale, retention or sublease transaction, including using Commercially Reasonable Efforts to take the actions set forth on Section 1.07(a) of the Seller Disclosure Letter; provided that Seller’s and Acquiror’s obligations with respect to the foregoing will terminate on the 12-month anniversary of the Closing Date. Following the Closing, until the applicable legal or contractual impediments are removed or the applicable Permits and/or Consents are obtained, the Parties will develop and implement arrangements to place the Person entitled to receive such Asset or Liability, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset or Liability had been Conveyed or such sale, retention or sublease transaction were effected as contemplated hereby such that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset or Liability, are to inure from and after the Closing to such Person, including, with respect to any Transferred Customer Contract or Transferred Supplier Contract, to the extent not prohibited by applicable Law or the relevant Contract, allowing Acquiror or a member of the Acquiror Group to serve as a subcontractor, sub-licensor or sub-lessor (as applicable) of Seller and the other members of the Seller Group under such Transferred Contract from and after the Closing, under substantially the same terms as Seller or the applicable member of the Seller Group enjoys under such Transferred Contract, until, subject to Section 1.07(b), the earliest of (A) the assignment of the Transferred Contract upon the receipt of the Consent or Permit required for such assignment, (B) the execution of a new Contract between a member of the Acquiror Group and the relevant customer in respect of the services provided by the Business under such Transferred Contract, (C) the full performance of the obligations of the Business under such Transferred Contract, and (D) the termination of such Transferred Contract. In furtherance of the foregoing, Seller shall, without further consideration therefor, pay and remit to Acquiror or its designated Affiliate all monies, rights and other consideration received in respect of such Asset or Liability as promptly as reasonably practicable after receipt thereof, and Acquiror or its designated Affiliate shall reimburse Seller or its designated Affiliate for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Group in connection with the performance of any Transferred Contract prior to its assignment to the Acquiror Group (including Taxes incurred as a result of the receipt of such consideration (net of any Tax benefit realized as the result of the payment of such consideration), but excluding any allocated overhead) and, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, Acquiror or its designated Affiliate will pay, perform and discharge fully, promptly when due, all of the obligations of Seller and its Affiliates in respect of such performance as would have been assumed by Acquiror or its designated Affiliate hereunder if such Assets and Liabilities had been transferred at the Closing. In furtherance of the foregoing, (i) Seller shall provide the services described in Section Seller B2C TSA for Project Hickory (Billing ops) of Exhibit A to the Transition Services Agreement and (ii) with respect to a Post-Closing Lease, at Seller’s request, Acquiror and Seller shall reasonably negotiate to allow Seller or the applicable member group to license such space under the Colocation Agreement Amendment if a Consent relating to a Post-Closing Lease is not obtained.

(b) Without limiting the obligations under Section 1.07(a) above, to the extent any Transferred Customer Contract has not been Conveyed to Acquiror or another member of the Acquiror Group prior to the 18-month anniversary of the Closing Date due to the existence of any legal or contractual impediments or the pendency of any required Permits or Consents, upon the written request of either Party, any such Contracts which have not been Conveyed will instead become subject to the terms of the reseller arrangements provided for under the Joint Marketing Agreement or an alternative reseller arrangement to which Seller and Acquiror may otherwise reasonably agree.

(c) Neither Party will be required to make any non-de minimis payments, incur any non-de minimis Liability (including any guarantee or other non-monetary security) or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with any action contemplated by this Section 1.07, nor will Seller commit to make any payments (other than cash payments that are paid in full prior to the Closing) or make any non-monetary concession that would purport to bind Acquiror, any Affiliate of Acquiror, the Business or any Acquired Entity following the Closing, in each case without Acquiror’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except as set forth on Section 1.07(c) of the Seller Disclosure Letter. If and when the applicable legal or contractual impediments are removed or the applicable Permits and/or Consents are obtained, the Conveyance of the applicable Asset or Liability will be effected in accordance with the terms of this Agreement.

(d) In the event that despite the actions and/or the implementation of the arrangements contemplated by Sections 1.07(a) and 1.07(b), the Conveyance of any Transferred Real Property Lease or Owned Site (other than any Owned Site listed on Section 1.07(d)(i) of the Seller Disclosure Letter, to which this Section 1.07(d) will not apply) to an Acquired Entity, the sale of the Acquired Entity Interests to Acquiror or its designated Affiliate, or both, would require any Consent (including any Consent or action listed on Section 1.07(d)(ii) of the Seller Disclosure Letter) in connection with the transactions contemplated hereby that has not been obtained as of the Closing, and Seller is unable to otherwise transfer the benefits and burdens of such Transferred Real Property Lease to Acquiror such that Acquiror would be in a substantially similar position as if such Consent or action had been obtained or taken, then, notwithstanding any other provision hereof, (i) such Transferred Real Property Lease shall not be Conveyed to such Acquired Entity, and any such Owned Site and any real property to which such

Transferred Real Property Lease relates will be deemed removed from Section 1.03(a) or Section 1.03(b) of the Seller Disclosure Letter, as applicable, without any further action by Seller or Acquiror and will not be considered an Owned Site, Leased Site or Transferred Site under this Agreement or any Ancillary Agreement (including without limitation for the purposes of the definition of Business and Acquired Assets), (ii) all Transferred Customer Contracts, Shared Customer Contracts and Transferred Tenant Leases, to the extent pertaining to such real property will be deemed Excluded Assets without any further action by Seller or Acquiror, and (iii) the U.S. Purchase Price, the Brazil Purchase Price or the Colombia Purchase Price (as applicable) will be adjusted as set forth on Section 1.07(d) of the Seller Disclosure Letter.

(e) Nothing in this Section 1.07 will be deemed to (i) constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article V, including the receipt of the Governmental Approvals, or (ii) apply to any Shared Customer Contracts, which are governed by Section 4.04, or Government Contracts, which are governed by Section 4.18.

1.08 Waiver of Bulk-Sales Laws. Each of Seller and Acquiror hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Acquired Assets to any member of the Acquiror Group.

1.09 Closing. (a) On the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by Section 1.01 (the “Closing”) will take place at (i) Jones Day, 250 Vesey Street, New York, New York, at 10:00 a.m., New York City time, on the later of April 1, 2017 and the first day of the calendar month immediately following the first day on which the conditions set forth in Article V are satisfied or waived (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), unless such first day on which such conditions are satisfied or waived is less than two Business Days before the first day of such immediately following calendar month, in which case the Closing will take place on the first day of the second calendar month immediately following the first day on which the conditions set forth in Article V are satisfied or waived (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions) or (ii) such other time and place as the Parties hereto may mutually agree; provided that if the day on which the Closing is to occur pursuant to the preceding clause (i) of this Section 1.09(a) is not a Business Day, then the Closing deliverables contemplated by Section 1.12 (other than the U.S. Purchase Price, the Brazil Purchase Price and the Colombia Purchase Price) will be made on the immediately preceding Business Day, but effective as of the Closing. For all purposes, the Closing will be deemed effective as of 12:00:01 a.m., New York City time, as of the day on which the Closing is to occur pursuant to this Section 1.09(a). The date on which the Closing occurs is referred to as the “Closing Date.”

(b) Notwithstanding Section 1.09(a), if the Closing does not occur on the anticipated Closing Date as a result of the failure of the Billing Condition to be satisfied, the Closing Date will be extended to (i) if Seller has met its obligations with respect to the delivery of billing data set forth in Section 5.01(b) by at least 90 days prior to the anticipated Closing Date, the first day of the calendar month immediately following the anticipated Closing Date (but subject to the proviso set forth in Section 1.09(a)), or (ii) if Seller has not met its obligations with respect to the delivery of billing data set forth in Section 5.01(b) by at least 90 days prior to the original anticipated Closing Date, the first day of the month that is at least 90 days following the date on which Seller has delivered such billing data set forth in Section 5.01(b) (in either case, the “Revised Closing Date”). Thereafter, if Acquiror has not satisfied the Billing Condition by 30 days prior to the Revised Closing Date, then at Seller’s option (i) the Closing will occur on the Revised Closing Date, and Seller will continue to bill for the Applicable Contracts in the same manner as it bills for Transferred Customer Contracts and Shared Customer Contracts for which a Consent to Convey is required and has not been obtained, or in such other manner as it reasonably determines, in each case until such time as Acquiror notifies Seller that it has satisfied the Billing Condition, or (ii) the Revised Closing Date shall be extended until the first day of the month immediately following the month in which Acquiror satisfies the Billing Condition (but subject to the proviso set forth in Section 1.09(a)), and in the case of each of clause (i) and (ii), Acquiror shall pay Seller a fee of $250,000 per day beginning on the original Revised Closing Date (without giving effect to any extension pursuant to this sentence) until the tenth day thereafter, and a fee of $500,000 per day beginning on such tenth day thereafter until the date on which Acquiror begins billing for the Transferred Contracts.

(c) Notwithstanding the foregoing, in the event that, prior to April 1, 2017, a Government official with responsibility for review of the transactions contemplated by this Agreement expresses either in writing or orally to one or more Representatives of Acquiror or Seller, at a meeting or telephone conference at which one or more Representatives of each of Acquiror and Seller shall have been present, that the transactions contemplated by this Agreement are under ongoing review by the reviewing Governmental Authority, and, as of April 1, 2017 such Government official has not indicated that such transactions are no longer under such ongoing review, Acquiror will not be obligated to consummate the transactions contemplated by this Agreement prior to May 1, 2017, subject to the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions).

1.10 Purchase Price. (a) Subject to the last sentence of this Section 1.10(a), at the Closing, and upon the terms and subject to the conditions set forth in this Agreement, (i) in consideration of the Conveyance of all of the equity interests of the U.S. Acquired Entities, Acquiror or its designated Affiliates will pay to Seller or its designated Affiliates the U.S. Purchase Price, (ii) in consideration of the Conveyance of all the equity interests of Hickory Brazil, Acquiror or its designated Affiliate will pay to Seller or its designated Affiliates the Brazil Purchase Price, and (iii) in consideration of the Conveyance of

Hickory Colombia, Acquiror or its designated Affiliate will pay to Seller or its designated Affiliates the Colombia Purchase Price. If the day on which the Closing is to occur is not a Business Day, then on the Business Day immediately prior to the Closing, Acquiror or its respective Affiliates will deposit the Global Purchase Price into an interest-bearing escrow account with an escrow agent selected by Acquiror and reasonably acceptable to Seller and, at the Closing, Acquiror and any applicable Affiliates will deliver to such escrow agent irrevocable instructions to release the Global Purchase Price, together with any interest thereon, to Seller or its designated Affiliates as of the Closing; provided, that Acquiror will be responsible for all fees and expenses relating to such escrow account, including the fees and expenses of the escrow agent.

(b) In the event that the Adjusted 2015 EBITDA is less than the Management 2015 EBITDA, the Base Price will be reduced by an amount equal to the product of (x) the amount by which the Management 2015 EBITDA exceeds the Adjusted 2015 EBITDA and (y) 8.97. If the Adjusted 2015 EBITDA is equal to or greater than the Management 2015 EBITDA, no adjustment to the Base Price will be made pursuant to this Section 1.10(b). For purposes of this Section 1.10(b):

(i) “Adjusted 2015 EBITDA” means (A) net revenues, less (B) total expenses (which is the sum of cost of service and selling, general & administrative), calculated based on the Financial Statements for the calendar year ended December 31, 2015 to be delivered by Seller pursuant to Section 4.20(a)(i), as adjusted pursuant to Section 1.10(b)(i) of the Seller Disclosure Letter to give effect to the pro forma adjustments described in Section 1.10(b)(i) of the Seller Disclosure Letter on the page entitled “2015 2065 Audit Reconciliation” under the heading “Adjustments to Audited Financials.”

(ii) “Management 2015 EBITDA” means an amount equal to $377,000,000.00.

(iii) Seller will deliver to Acquiror by January 31, 2017 its calculation of Adjusted 2015 EBITDA, together with the CIM Walk, categorized by the pro forma adjustments referred to in Section 1.10(b)(i) (together, the “Adjustment Documentation”). Following delivery of the Adjustment Documentation, Seller will provide, within five Business Days of Acquiror’s written request therefor, a written explanation of the methodology used to calculate such pro forma adjustments for purposes of determining Adjusted 2015 EBITDA. Thereafter, Seller will, for a period of five consecutive Business Days, provide access to a computer in a Seller facility during normal working hours, and subject to compliance with Seller’s building and IT security policies, to permit Acquiror to review an electronic version of the CIM Walk file and the related supporting documentation, consisting of the tabs included in the CIM Walk file. Seller will make available one of its accounting personnel to accompany Acquiror’s representative and respond to questions relating to the CIM Walk file, but not to provide any additional documentation or materials.

(c) Seller shall use reasonable best efforts to complete the condominium conversion and the subdivision set forth in Section 1.10(c) of the Seller Disclosure Letter on substantially the terms set forth therein by the Closing Date. In the event that the condominium conversion and/or subdivision set forth in Section 1.10(c) of the Seller Disclosure Letter is not complete as of the Closing in accordance with the terms described in the Seller Disclosure Letter, (i) the Owned Site to which such condominium conversion or subdivision relates shall not be Conveyed to the applicable Acquired Entity at the Closing, (ii) Seller will continue to use its reasonable best efforts to complete the condominium conversion and subdivision, and (iii) Seller or another member of Seller Group shall lease each such real property to Acquiror or its designated Affiliate pursuant to a long term lease, which lease will (A) have the maximum term permissible under applicable Law, (B) require the payment of a de minimis amount of rent plus reimbursement of reasonable and documented pass-through expenses incurred by Seller or its Affiliate as the landlord, (C) include a purchase option, exercisable by Acquiror within 90 days following the completion of the condominium conversion or subdivision (as applicable), pursuant to which Acquiror (or its designated Affiliate) may purchase fee interest in the underlying real property for $1.00, and (D) insofar as reasonably possible and to the extent not prohibited by applicable Law, put the Parties in the same position as if the fee interest in such property were Conveyed to Acquiror or its designated Affiliate at the Closing, such that the benefits and burdens relating to such Owned Site, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Owned Site, inure to Acquiror (such leases, the “Interim Leases”).

1.11 Proration of Expenses. Notwithstanding anything to the contrary in this Agreement, the Seller Group will be obligated to make any payments in respect of trade payables and expenses, and be entitled to receive and retain any receivables and revenue (other than insurance proceeds to the extent provided in Section 1.03(e) and Section 4.12(b)), in each case in respect of events occurring, and for periods and portions thereof ending, on or prior to the Closing as “Excluded Liabilities” and “Excluded Assets,” respectively, and the Acquiror Group will be obligated to make any payments in respect of trade payables and expenses (other than the Seller Transaction Expenses, which shall be the sole liability of Seller), and be entitled to receive and retain any receivables and revenue, in each case in respect of events occurring, and for periods and portions thereof ending, after the Closing, as “Assumed Liabilities” and “Acquired Assets,” respectively. For purposes of this Section 1.11, prorations of receivables, payables, expenses and revenue relating to the use and occupancy of the Acquired Assets or the operation of the Business will be made on an accrual basis in accordance with GAAP; provided that Taxes taken into account in determining the prorations of payables or expenses pursuant to this Section 1.11 will be allocated to Seller or Acquiror in accordance with the principles outlined in Section 8.04(c). The Parties will work in good faith to determine and finalize any amounts due under this Section 1.11 prior to the Closing Date. Seller will provide Acquiror supporting documentation and make its representatives reasonably available to answer questions as to its determination of prorations of trade payables or expenses pursuant to this Section 1.11. The net amount of the prorations contemplated by this Section 1.11 will be credited to (or debited from) the

U.S. Base Price, the Brazil Base Price, or the Colombia Base Price, as applicable, payable by Acquiror at the Closing; provided, however, that to the extent any such prorations are not finalized by the Closing Date, the Parties will cooperate with each other in good faith to finalize such amounts as promptly as practicable, but in no event later than 60 days, after the Closing Date.

1.12 Closing Deliveries. (a) Deliveries by Seller Group. Subject to Section 1.09, on the Closing Date, Seller will deliver, or will cause its appropriate Subsidiaries or Affiliates to deliver, to Acquiror or its designated Affiliates all of the following instruments (each duly executed by Seller or those of its Subsidiaries or Affiliates that are parties to the applicable document):

(i) the Ancillary Agreements (other than the Cutover Plan Support Agreement) to which Seller or any of its Affiliates is a party;

(ii) the Transfer Documents and organizational documents of the Acquired Entities;

(iii) resignations or evidence of removals of each of the individuals who serves as an officer or director of the Acquired Entities in their capacity as such, in each case other than any individuals who will be Continuing Employees;

(iv) certificates executed by each applicable member of the Seller Group in accordance with the requirements of Treasury Regulation Section 1.1445-2 certifying that such member of the Seller Group is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(v) copies of elections made for Hickory Brazil pursuant to Treasury Regulation Section 301.7701-3 to the extent required with respect to such entity by Section 1.01(b) and proof of filing of such elections by certified mail;

(vi) a membership interest transfer power transferring ownership of the Acquired Entity Interests of the U.S. Acquired Entities to Acquiror or its designated Affiliates;

(vii) certificates representing the Acquired Equity Interests of Hickory Colombia;

(viii) amendment to the articles of association of Hickory Brazil reflecting the transfer of the Acquired Entity Interests of Hickory Brazil to Acquiror (or a designated Affiliate of Acquiror);

(ix) such customary affidavits and non-imputation affidavits or indemnities (in each case in substantially the form attached as Exhibit A), corporate resolutions and organizational documents as may be reasonably required by the Title Company in order for the Title Company to issue A.L.T.A. (or T.L.T.A., as applicable) owner’s policies of title insurance for the applicable Owned Sites located in the United States in accordance with Section 5.02(h), including, without limitation, gap indemnities where necessary or customarily provided in order for Acquiror (or its designee) to obtain gap coverage under the applicable owner’s policy of title insurance effective as of the Closing Date;

(x) copies of all required state, county and local transfer declarations and filings;

(xi) the certificate contemplated by Section 5.02(d); and

(xii) such other documents and materials as may be reasonably necessary to consummate the transactions contemplated hereby.

(b) Deliveries by Acquiror Group. On the Closing Date, Acquiror will deliver, or will cause its Subsidiaries or Affiliates to deliver, as appropriate, to Seller all of the following (except for clauses (i)-(iii) below, each duly executed by Acquiror or those of its Subsidiaries or Affiliates that are parties to the applicable document):

(i) the U.S. Purchase Price, by wire transfer of immediately available funds to the accounts designated by Seller in writing no later than two Business Days prior to the anticipated Closing Date;

(ii) the Brazil Purchase Price, by wire transfer of immediately available funds to the accounts designated by Seller in writing no later than two Business Days prior to the anticipated Closing Date;

(iii) the Colombia Purchase Price, if applicable), by wire transfer of immediately available funds to the accounts designated by Seller in writing no later than two Business Days prior to the anticipated Closing Date;

(iv) the Ancillary Agreements (other than the Cutover Plan Support Agreement) to which Acquiror or any of its Subsidiaries or Affiliates is a party; and

(v) the certificate contemplated by Section 5.03(c).

1.13 Withholding. Acquiror and its Affiliates will be entitled to deduct and withhold from any amount payable pursuant to this Agreement or any Ancillary Agreement such amounts as are required to be deducted and withheld under any applicable provision of U.S. federal, state, local or foreign Tax Law; provided, however, that Acquiror will (i) promptly (and in any event no later than five Business Days prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Seller of any intention to so deduct and withhold and provide Seller the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Taxing Authority in accordance with applicable Law; (iii) promptly provide to Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to Seller so as to enable Seller to claim any available foreign Tax credit; and (iv) cooperate with Seller as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the Person in respect of which such deduction and withholding was made.

1.14 Post-Closing Leases. (a) The Parties acknowledge and agree that Seller has not been able to provide all information necessary to finalize the forms of Post-Closing Leases as of the date hereof, and that Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4, Exhibit D-1, and Schedule 1 to each of the Post-Closing Leases (collectively, the “Outstanding Exhibits”) are not in a final form on the date hereof. Accordingly, Acquiror and Seller agree to cooperate in good faith after the date hereof to finalize the Outstanding Exhibits and the measurement and description of the space to be licensed under the Colocation Agreement (such measurement and description, collectively, “Colo Space Descriptions”) as promptly as reasonably practicable. Seller will provide Acquiror with copies of the Outstanding Exhibits and Colo Space Descriptions for Acquiror’s review and approval, which approval will not be unreasonably withheld or delayed; provided, however, that it will be deemed to be reasonable for Acquiror to withhold its approval if the plans, descriptions or requirements to be finalized (i) include any common areas, telecommunication rooms, fire escapes, fiber vaults or meet me rooms or (ii) would materially and adversely affect the operation of the Business by Acquiror and its Affiliates at the applicable Transferred Site.

(b) In the event any Transaction Revenue Sharing Payments are required to be made under any Transferred Real Property Lease with respect to a Post-Closing Lease (but in each case only to the extent that (i) such Post-Closing Lease required the Consent of the applicable landlord, (ii) such Consent was not received, and (iii) the applicable landlord makes a written claim that the failure to obtain the required Consent in respect of such Post-Closing Lease breached the applicable Transferred Real Property Lease), the Parties agree that the applicable Post-Closing Lease will require Seller (or the applicable subtenant under the Post-Closing Lease) to be responsible for 100% of all such Transaction Revenue Sharing Payments such that Acquiror (or the applicable sublandlord under the Post-Closing Lease) will be entitled to retain the same amount of rent and other amounts payable under the Post-Closing Lease (after deducting any amounts required to be paid to the landlord under the Transferred Real Property Lease as a result of the Transaction Revenue Sharing Payments) as if there were no such Transaction Revenue Sharing Payments.

(c) On the Closing Date, each of Seller (or its designated Affiliates), as lessee or sublessee, and Acquiror (or its designated Affiliates), as lessor or sublessor, as applicable, will enter into the Post-Closing Leases, pursuant to which Seller or its Subsidiaries, as lessee or sublessee, as applicable, will lease or sublease an aggregate amount of space no less than the Minimum Space Commitment, subject to any changes to the Minimum Space Commitment as may be agreed to by the Parties prior to the Closing in the space to be leased under the Post-Closing Leases. For purposes hereof, “Minimum Space Commitment” means the aggregate square footage set forth in Section 1.14(c) of the Seller Disclosure Letter; provided, however, that in the event that any Transferred Real Property Lease is not Conveyed pursuant to Section 1.07(d) or the amount of square footage leased under any Post-Closing Lease is reduced in accordance with the tenant’s contraction right thereunder as of the Closing Date, the Minimum Space Commitment will be reduced by the amount of the square footage that Seller would have leased in the property which was the subject of such Transferred Real Property Lease had such Transferred Real Property Lease been Conveyed. At Seller’s option, Seller may cause its Subsidiaries, in their respective capacities as sublandlord and subtenant, to enter into Post-Closing Leases of the Leased Sites finalized in accordance with Exhibit D-2 but subject to property-specific changes mutually acceptable to Seller and Acquiror, provided that neither Party will unreasonably withhold its consent thereto, and each such Post-Closing Lease will be in the name of or assigned to the Acquired Entity at or before Closing and be an Acquired Asset hereunder.

II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty relates to a specific date, in which case Seller hereby makes such representation and warranty to Acquiror only as of such specific date) that, except as set forth in the Seller Disclosure Letter (interpreted in accordance with Section 9.13):

2.01 Due Organization, Good Standing and Corporate Power. Each member of the Seller Group is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller and the other members of the Seller Group have the requisite corporate or similar power and authority to own, lease and operate the Acquired Assets and to carry on the Business as now being conducted in all material respects. Each of Seller and the applicable members of the Seller Group is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the ownership, lease or operation of the Acquired Assets or the nature of the Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to be material to the Business.

2.02 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, any other member of the Seller Group, and the consummation by Seller or any other member of the Seller Group of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved by all necessary corporate, stockholder or similar actions, and no other corporate or similar actions on the part of Seller or any other member of the Seller Group is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Cutover Plan Support Agreement are, and, when executed, the other Ancillary Agreements will be, duly executed and delivered by Seller and the applicable members of the Seller Group (to the extent each is a party thereto) and, assuming the due authorization, execution and delivery of such agreements by Acquiror and the applicable members of the Acquiror Group party thereto, each such agreement is (or when executed will be) a valid and binding obligation of Seller and the applicable member of the Seller Group and enforceable against Seller and such applicable member of the Seller Group in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Governmental Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, the other members of the Seller Group, and the consummation by Seller and, if applicable, the other members of the Seller Group of the transactions contemplated hereby and thereby, will not require any consent, approval, permit, authorization, determination, expiration or termination of any waiting period, or other action by, or any filing with or notification to, any Governmental Authority (collectively, “Governmental Approvals”), except (a) Governmental Approvals under applicable Antitrust Laws of jurisdictions in which the Transferred Sites are located, (b) notices to and filings with the Defense Security Service of the United States Department of Defense, (c) notifications to the DDTC under Section 122.4 of the International Traffic in Arms Regulation (“ITAR”), (d) Governmental Approvals that become applicable as a result of matters specifically related to Acquiror or other members of the Acquiror Group or their operation or ownership of the Business, (e) Governmental Approvals set forth in Section 2.03 of the Seller Disclosure Letter, (f) the novation of Government Contracts contemplated by Section 4.18, or (g) such other Governmental Approvals the failure of which to be made or obtained would not reasonably be expected to be, individually or in the aggregate, material to the Business.

2.04 Non-Contravention. Assuming all of the Governmental Approvals contemplated by clauses (a) through (g) of Section 2.03 and clauses (a) through (e) of Section 3.03 have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and, if applicable, the other members of the Seller Group, and the consummation by Seller and, if applicable, the other members of the Seller Group of the transactions contemplated hereby and thereby do not and will not, with or without due notice or lapse of time or both, (a) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or the comparable governing documents, (b) violate or conflict with any Law or Order applicable to Seller or any of the other members of the Seller Group, the Business or the Acquired Assets, or (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or the loss of any benefit under, any Material Contract or result in the imposition or creation of any Lien (other than Permitted Liens) on any of the Acquired Assets, except, with respect to clauses (b) and (c) above, where such conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, losses or Liens which would not reasonably be expected to be, individually or in the aggregate, material to the Business or prevent or materially impair or delay Seller’s or any member of Seller Group’s ability to perform their respective obligations under this Agreement or the Ancillary Agreements.

2.05 Litigation. There are no Actions pending against Seller or any of the other members of the Seller Group, or, to the Knowledge of Seller, any investigation or inquiry by any Governmental Authority or any Action threatened against Seller or any of the other members of the Seller Group, relating to or affecting the Business, the Acquired Entities or the Acquired Assets, that are or would reasonably be expected to be, individually or in the aggregate, material to the Business. Neither Seller nor any other member of the Seller Group is subject to any outstanding Order affecting the Business or the Acquired Assets that materially affects, impedes or restrains the operation of the Business or the ownership of the Acquired Assets or would reasonably be expected to materially affect, impede or restrain the operation of the Business or the ownership of the Acquired Assets.

2.06 Compliance With Laws; Permits. (a) The Business and each Acquired Entity is being conducted, and has at all times been conducted since January 1, 2014, in compliance with applicable Laws in all material respects.

(b) All material Permits required to conduct the Business as conducted on the date hereof are in the possession of Seller or another member of the Seller Group (as applicable), are in full force and effect and Seller and other members of the Seller Group are operating in material compliance therewith.

(c) The Business and each Acquired Entity is, and since January 1, 2014 has been, conducted in compliance in all material respects with applicable United States and foreign export control laws and regulations, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control (“OFAC”). Except as are not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, there are no pending or, to the Knowledge of Seller, threatened claims or investigations by any Governmental Authority of potential violations against Seller or any member of the Seller Group (in each case solely with respect of the Business) or against any Acquired Entity with respect to export activity or export licenses.

(d) Neither Seller nor any member of the Seller Group (in each case solely with respect to the Business), nor, to the Knowledge of Seller, any of their respective officers or directors (in each case solely with respect to the Business), nor any Acquired Entity nor, to the Knowledge of Seller, any of its officers or directors, (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC, (ii) is

otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury, or (iii) has been convicted of or charged with a felony relating to money laundering. To the Knowledge of Seller, none of Seller, any subsidiary of Seller, any Acquired Entity or any of their respective officers or directors is under investigation by any Governmental Authority for money laundering in connection with the Business.

(e) Since January 1, 2014, neither Seller nor any member of the Seller Group (in each case solely with respect to the Business) nor, to the Knowledge of Seller, any of their respective officers, directors, agents, employees, representatives, distributors, sales intermediaries or other Persons acting at the direction of Seller or any member of the Seller Group (in each case solely with respect to the Business), nor any of the Acquired Entities, any of their respective officers or directors, nor, to the Knowledge of Seller, any of their respective employees, agents, representatives, distributors, sales intermediaries or other third parties acting on behalf of the Acquired Entities, nor to the Knowledge of Seller, any of the Continuing Employees, has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any similar anti-corruption or anti-bribery Laws applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”). Since January 1, 2014, neither Seller nor any member of the Seller Group (in each case solely with respect to the Business), nor, to the Knowledge of Seller, any other entity under their control (in each case solely with respect to the Business), nor any Acquired Entity has conducted an internal investigation, or, to the Knowledge of Seller, been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws.

2.07 Material Contracts. (a) For each of the following categories, Section 2.07(a) of the Seller Disclosure Letter contains a list of each Contract to which Seller or any of the other members of the Seller Group is a party and that is in effect as of the date of this Agreement and falls in such category (collectively, whether or not scheduled, the “Material Contracts”):

(i) each Transferred Real Property Lease;

(ii) each Transferred Tenant Lease;

(iii) each Transferred Customer Contract or Shared Customer Contract (in each case excluding Government Contracts) under which the aggregate amount of accrued fees and charges (before deducting any amounts uncollectible or other customer discounts or allowances) in respect of the Business exceeded $2,000,000 for the 12-month period ended December 31, 2015 or is expected to exceed $2,000,000 for the 12-month period ending December 31, 2016;

(iv) (A) each Transferred Supplier Contract under which the aggregate amount of accrued fees and charges in respect of the Business exceeded $2,000,000 for the 12-month period ended December 31, 2015 or is expected to exceed $2,000,000 for the 12-month period ending December 31, 2016, and (B) each written Contract (other than tariff agreements) pursuant to which electricity, natural gas, telecommunications services or dark fiber is or may be provided to any Transferred Site;

(v) any Contract (to the extent there are material continuing obligations or Liabilities thereunder) that provides for the acquisition of any business (whether by merger, stock acquisition, asset acquisition or otherwise) or any investment in any Person, in each case for the benefit of the Business;

(vi) any Contract (to the extent there are material continuing obligations thereunder) that provides for the sale of any material Acquired Assets (excluding Contracts entered into in the ordinary course of business consistent with past practice that provide for the sale of obsolete equipment);

(vii) any Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration involving the Business;

(viii) any Contract evidencing Indebtedness in respect of the Business or any Acquired Entity (excluding any Indebtedness that constitutes an Excluded Liability) or any Contract restricting the incurrence of Indebtedness for borrowed money that would bind Acquiror or any of its Affiliates (including the Acquired Entities) following the Closing;

(ix) any Transferred Contract or Shared Customer Contract (to the extent relating to the Business) that contains any restriction or limitation that would affect the ability of Acquiror or any other member of the Acquiror Group to compete with any Person or to engage in any line of business after the Closing in any material respect;

(x) any Contract pursuant to which any Person other than Seller or its Subsidiaries has the right to market or lease space to any Person or to manage the operations at any Transferred Site (excluding Seller Leaseback Space during the terms of the Post-Closing Leases), other than (A) advertising contracts for the benefit of the Business entered into in the ordinary course of business consistent with past practice and (B) Contracts that will be terminated in connection with the Closing;

(xi) any Transferred Affiliate Contract;

(xii) each Government Contract under which the aggregate amount of accrued fees and charges (before deducting any amounts uncollectible or other customer discounts or allowances) in respect of the Business exceeded $2,000,000 for the 12-month period ended December 31, 2015 or is expected to exceed $2,000,000 for the 12-month period ending December 31, 2016 (provided, however, that with respect to any such Contract the disclosure of which is prohibited by applicable Law or the terms of such Contract, the Seller Disclosure Letter will set forth such Contracts without any identifying information);

(xiii) any Transferred Customer Contract, Shared Customer Contract, Transferred Supplier Contract, Transferred Affiliate Contract, Transferred Real Property Lease or Transferred Tenant Lease that (A) contains exclusivity or “most favored nation” obligations, (B) contains “right of first offer” or “right of first refusal” obligations in favor of the counterparty thereto, (C) in the case of a Transferred Supplier Contract, contains minimum purchase or sale obligations in excess of $500,000 (including any take-or-pay Contracts or Contracts providing for minimum power purchase obligations), (D) provides for any Acquired Entity or the Business to be the exclusive provider or recipient of any product or service obligations, or (E) provides for exclusive sales, distribution, marketing or other exclusive rights and, in the case of each of (A) through (E) that would be binding upon Acquiror or any of its Affiliates (including the Acquired Entities) following the Closing and that would be material to the Business (provided that, (x) the foregoing clauses (A), (B), (D) and (E) will not apply to any Transferred Supplier Contract under which the aggregate amount of accrued fees and charges (before deducting any amounts uncollectible or other customer discounts or allowances) in respect of the Business was less than $1,000,000 for the 12-month period ended December 31, 2015 or is expected to be less than $1,000,000 for the 12-month period ending December 31, 2016 and (y) solely for the purposes of this Section 2.07(a)(xiii), any provision of the type described in this Section 2.07(a)(xiii) contained in any Material Contract of the type described in Section 2.07(a)(iii), Section 2.07(a)(iv) or Section 2.07(a)(xii) will be deemed to be material to the Business);

(xiv) any Transferred Customer Contract or Shared Customer Contract for which Seller or any of its Subsidiaries holds, as a security deposit or similar collateral or security in respect of the Business, any cash, cash equivalents, letters of credit or marketable securities;

(xv) any Contract evidencing any settlement or compromise of any suit, claim, proceeding or dispute that is material to the Business; and

(xvi) any other Contract (excluding customer Contracts) that is material to the Business.

(b) Seller has made available to Acquiror a true, correct and complete copy of each Material Contract (including all material amendments and material supplements thereto) as in effect as of the date of this Agreement (provided that Seller may redact portions of any Shared Customer Contract that relate exclusively to the Excluded Businesses), except with respect to any Contract that is a Material Contract solely as a result of Sections 2.07(a)(ix) and 2.07(a)(xiii), in which case Seller has made available to Acquiror only the identity of the parties and that portion of such Contract that relates to the provision described in Section 2.07(a)(ix) or 2.07(a)(xiii) (including, solely to members of Acquiror’s “clean team,” any payment terms contained in the provisions described in Section 2.07(a)(xiii)). Except as set forth in Section 2.07(b) of the Seller Disclosure Letter, (i) each Material Contract has been duly authorized, executed and delivered by Seller or the Subsidiary of Seller party thereto, (ii) assuming the due authorization, execution and delivery of the other parties thereto, each Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of the other members of the Seller Group in accordance with its terms, (iii) each of Seller and the other members of the Seller Group (in each case to the extent party thereto) has performed all obligations in respect of the Business required to be performed by it to date under the Material Contracts to which it is a party, (iv) neither Seller nor any of the other members of the Seller Group is in material breach of or default in respect of the Business under any Material Contract to which it is a party and, to the Knowledge of Seller, no other party to any Material Contract is in material breach of or default thereunder in respect of the Business, (v) neither Seller nor any of its Subsidiaries has received any cure notice or other written communication from any other party to a Material Contract alleging that Seller or any of its Subsidiaries is in default or breach of such Material Contract in respect of the Business and such cure notice or other written communication remains unresolved, and no audit under any Material Contract is currently ongoing or, to the Knowledge of Seller, threatened, and (vi) to the Knowledge of Seller, no other party to any Material Contract intends to revoke, terminate or fail to renew such Material Contract (in each case in respect of the Business); except, in the cases of clauses (i) through (iii), such matters as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.

2.08 Customer Contracts.

(a) Section 2.08(a) of the Seller Disclosure Letter sets forth a true and correct list, as of the date hereof, with respect to each Transferred Site, (i) the aggregate amount of electric power that the Seller Group has committed to provide under Transferred Customer Contracts and Shared Customer Contracts in respect of such Transferred Site and (ii) the aggregate amount of electric power used at each Transferred Site.

(b) Except as set forth on Section 2.08(b) of the Seller Disclosure Letter, there are no brokerage commissions or finders fees due and payable or incurred with respect to any Material Contract.

(c) Except as set forth in Section 2.08(c) of the Seller Disclosure Letter, there are no material outstanding out-of-pocket payments required to be paid by the Seller or any of its Subsidiaries under any Material Contract which are in the nature of a tenant inducement or concession, including, without limitation, any tenant improvement costs, construction work, design, refurbishment and other work allowances, lease buyout costs, and moving allowances.

(d) Except as set forth in Section 2.08(d) of the Seller Disclosure Letter, (i) neither Seller nor any of the other members of the Seller Group is in breach of or default in respect of the Business under any Material Customer Contract to which it is a party, and (ii) to the Knowledge of Seller, no other party to any Material Customer Contract is in breach of or default thereunder in respect of the Business, in each case of (i) and (ii) except for such matters as would not, individually or in the aggregate, reasonably be expected to be material to the Business. For purposes of this Section 2.08(d), “Material Customer Contract” means any Transferred Customer Contract or Shared Customer Contract under which the aggregate amount of accrued fees and charges in respect of the Business exceeded $1,000,000 for the 12-month period ended December 31, 2015 or is expected to exceed $1,000,000 for the 12-month period ending December 31, 2016.

2.09 Government Contracts. (a) Except as set forth in Sections 2.07(b) and 2.09 of the Seller Disclosure Letter, since January 1, 2012, (i) Seller and its Subsidiaries have complied in all material respects with all applicable requirements of the U.S. Government Cost Accounting Standards, the Federal Truth in Negotiations Act, the Procurement Integrity Act, the False Claims Act, Executive Order No. 11246 of 1965, Section 503 of the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and any other laws, rules, regulations or orders applicable to any Government Contract or Government Bid, (ii) to Seller’s knowledge, there is no pending claim for, and Seller has not made a determination that there is credible evidence of fraud (as such concept is defined under the Laws of the United States) in connection with any Government Contract in respect of the Business and neither any Government Authority nor any prime contractor, subcontractor or other Person or entity has notified Seller or any member of the Seller Group in writing, that Seller or such member of the Seller Group has breached or violated in any material respect any Law pertaining to any Government Contract or Government Bid in respect of the Business, (iii) none of Seller or any member of the Seller Group has made any voluntary or mandatory disclosure to any Government Authority with respect to a Government Contract, and (iv) none of Seller or any member of Seller Group has received notice of any material (A) outstanding claims in respect of the Business arising under or relating to any Government Contract by any Government Authority or prime contractor, subcontractor or other Person or (B) outstanding claims or requests for equitable adjustment or disputes in respect of the Business between Seller or any member of the Seller Group, on the one hand, and the United States government or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Government Contract or Government Bid.

(b) Neither Seller or any other member of the Seller Group (in each case solely with respect to the Business) is or since January 1, 2012 has been suspended, debarred, proposed for debarment or otherwise excluded from participation, as a contractor or subcontractor, in the award of any Contract from a Governmental Authority.

2.10 Employee Benefits. (a) Section 2.10(a) of the Seller Disclosure Letter sets forth a complete list of all material Compensation and Benefit Plans. Section 2.10(a) of the Seller Disclosure Letter sets forth each Compensation and Benefit Plan pursuant to which Acquiror or any of its Subsidiaries would reasonably be expected to have any Liability for any Continuing Employees after the Closing in respect of periods before the Closing, whether by operation of law or contract.

(b) With respect to the material Compensation and Benefit Plans, copies of the following materials have been delivered or made available to Acquiror, as applicable: (i) all current plan documents; (ii) all determination, opinion and/or advisory letters from the IRS and/or any other document from any applicable Governmental Authority regarding compliance with applicable law; and (iii) all current summary plan descriptions.

(c) Each Compensation and Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all applicable Laws.

(d) No Compensation and Benefit Plans is or has been a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Compensation and Benefit Plan pursuant to which Acquiror or any of its Subsidiaries would reasonably be expected to have any Liability for any Continuing Employees subsequent to the Closing is subject to Title IV of ERISA or is a defined benefit plan.

(e) Except as set forth in Section 2.10(e) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any Continuing Employee to severance, retention or change in control or any other similar payment or benefit or (ii) accelerate the timing of payment or vesting, or materially increase the amount, of compensation due to any Continuing Employee.

(f) No member of the Seller Group has incurred any Controlled Group Liability for which Acquiror could have any potential liability as a result of the transactions contemplated by this Agreement.

2.11 Employees. (a) Section 2.11(a) of the Seller Disclosure Letter sets forth as of the date of this Agreement a list of each Business Employee separately identifying the Business Employees as U.S. Business Employees, Brazil Business Employees or Colombia Business Employees, and each such employee’s job title, current annual base salary or hourly wage rate, principal employment site, union affiliation, credited service date, employment status, exempt or non-exempt status under applicable wage and hour Laws, and as applicable, potential bonus or incentive compensation opportunities and employment authorization or work visa status. To the extent of any changes permitted by Section 4.01(b)(v), Seller will update Section 2.11(a) of the Seller Disclosure Letter within both 25 and ten Business Days before the date that Seller reasonably anticipates will be the Closing Date. Additions permitted to Section 2.11(a) of the Seller Disclosure Letter will be consistent with Section 4.01. To the extent of any changes permitted by Section 4.01(b)(v), Seller will further revise Section 2.11(a) of the Seller Disclosure Letter with any final updates to such information to be provided to Acquiror no later than ten Business Days after the Closing Date. Updates to Section 2.11(a) of the Seller Disclosure Letter to the extent of any changes permitted by Section 4.01(b)(v) will be deemed to amend Section 2.11(a) of the Seller Disclosure Letter.

(b) Section 2.11(b) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each Person employed by Seller or any member of the Seller Group prior to the Closing whose job functions are primarily in support of the Business but who will not become a Continuing Employee (collectively, the “Excluded Employees”). There are no employees of Hickory Colombia who are not Business Employees.

(c) Section 2.11(c) of the Seller Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all collective bargaining agreements, works council agreements or other similar agreements covering Business Employees as of the date of this Agreement (collectively, the “Collective Bargaining Agreements”). Except as set forth in Section 2.11(c) of the Seller Disclosure Letter, no Business Employee is represented by a labor union, works council or other employee representative body. To the Knowledge of Seller, no application or petition for an election or certification of a collective bargaining representative for any Business Employee is pending or threatened as of the date of this Agreement.

(d) Section 2.11(d) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of all independent contractors, consultants, agents or agency employees whose job functions are primarily in support of the Business, including each such service provider’s function or title, rate of pay and date of engagement.

(e) Since January 1, 2014, Seller has not experienced any strike, work stoppage, work slowdown, lockout, picketing or other material collective bargaining dispute that has had or would reasonably be expected to have, individually or in the aggregate, a material effect on the Business.

(f) Seller has not incurred any Liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied.

(g) Except as set forth in Section 2.11(g) of the Seller Disclosure Letter, neither Seller nor any of its Affiliates has any pre-Closing notice or consultation obligations with respect to any labor union, works council or other employee representative body with respect to any Business Employees in connection with the transactions contemplated by this Agreement.

(h) To the Knowledge of Seller, as of the date hereof, there are no pending or threatened disputes, arbitrations, grievances, investigations or claims involving Seller that relate to the employment of any Business Employees that have had, or would reasonably be expected to have, individually or in the aggregate, a material effect on the Business.

2.12 Financial Statements; Absence of Changes; No Undisclosed Liabilities. (a) Section 2.12(a)(i) of the Seller Disclosure Letter contains certain other historical financial information of the Business as of and for the year ended December 31, 2015 and as of and for the six months ended June 30, 2016 (the “Historical Financial Information”), which was derived from the books and records of Seller and the other members of the Seller Group. The Financial Statements contemplated by Section 4.20(a), when delivered pursuant to Section 4.20(a), will present, fairly in all material respects, the financial position and results of operations of the Business as at the dates and for the periods presented (subject to normal and recurring adjustments). The Financial Statements contemplated by Section 4.20(a) will be prepared in conformity with Seller’s accounting policies in accordance with GAAP, consistently applied.

(b) (i) Since December 31, 2015 through the date of this Agreement, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Business MAE and (ii) since June 30, 2015 through the date of this Agreement, neither Seller nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement and prior to the Closing Date without the prior consent of Acquiror, would constitute a breach of Sections 4.01(b)(i), (ii), (iii), (ix) or (xii).

(c) Since June 30, 2016, the Business has been conducted in the ordinary course of business consistent with past practice in all material respects.

2.13 Taxes. (a) (i) There are no Liens for material Taxes on any of the Acquired Assets or any Acquired Entity Interests, other than Permitted Liens, and Seller has timely paid, or has caused to be timely paid (and has timely withheld and remitted to the appropriate Taxing Authority, or has caused to be timely withheld and remitted) all material Taxes, the nonpayment of which could give rise to such a Lien, (ii) all material Tax Returns required to be filed by any Acquired Entity or solely with respect to any Acquired Assets have been duly and timely filed, and all such Tax Returns are true, complete and correct in all material respects, and (iii) all material Taxes required to be paid (or withheld and remitted) by any Acquired Entity or solely with respect to any Acquired Assets have been timely paid (or withheld and remitted) in full.

(b) No Acquired Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition, intercompany transaction, intercompany account or other transaction made or existing prior to Closing, (iii) closing agreement executed prior to Closing, (iv) prepaid amount received prior to Closing or (v) election under Section 108(i) of the Code.

(c) No Acquired Entity has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) There is no claim, audit, action, suit, proceeding or examination now pending or, to Seller’s Knowledge, threatened against or with respect to Seller or any member of the Seller Group in respect of any Tax, the non-payment of which would result in a material Lien on any Acquired Assets.

(e) Except as shown in the title commitments prepared by the Title Company or in the applicable public taxing records, no member of the Seller Group has received written notice from any Taxing Authority of any pending or proposed real property tax special assessments affecting any portion of the Transferred Sites.

(f) No extension or waiver of the statute of limitations with respect to material Taxes (i) on any of the Acquired Assets or (ii) of any of the Acquired Entities, has been granted or is currently in effect.

(g) No Acquired Entity (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of any of the Acquired Entities was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person or (ii) has any liability for Taxes of any Person (other than the Acquired Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign income Tax law) or as a transferee or successor.

(h) Neither Brazil Seller nor Hickory Colombia has received a ruling from any Taxing Authority, and there are no requests for any such rulings by Brazil Seller or Hickory Colombia currently pending with any Taxing Authority. Neither Brazil Seller nor Hickory Colombia has entered into any agreement or arrangement with any Taxing Authority and there are no requests for any such determinations currently pending with any Taxing Authority.

(i) None of Brazil Seller, Hickory Brazil and Hickory Colombia is a party to or bound by any Tax-sharing Contract or arrangement.

(j) Notwithstanding any provision herein to the contrary, the representations and warranties in this Section 2.13 constitute the sole and exclusive representations and warranties of Seller with respect to Tax matters.

2.14 Title to Properties. (a) Seller and the other applicable members of the Seller Group have good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all Acquired Assets, free and clear of all Liens, other than Permitted Liens, and there are no options, rights of first offer or rights of first refusal to purchase any of the Acquired Assets, and (b) as of the Closing, the Acquired Entities hold good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all of the Acquired Assets held by them, free and clear of all Liens, other than Permitted Liens and there are no options, rights of first offer or rights of first refusal to purchase any of the Acquired Assets held by them, in the case of each of clauses (a) and (b), except for such matters as would not, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect.

2.15 Sufficiency; Condition of Assets. (a) Except as set forth in Section 2.15(a) of the Seller Disclosure Letter and subject to Section 2.15(b), assuming the receipt of all Consents contemplated by Section 1.07 and the completion of all partial assignments or amendments or Sharing Arrangements contemplated by Section 4.04, the Acquired Assets, together with the Assets for which provision for access thereto is otherwise made in this Agreement or in the Ancillary Agreements, are sufficient to conduct the Business immediately following the Closing in substantially the same manner as which the Business is being conducted on the date hereof by Seller and the other members of the Seller Group in all material respects.

(b) Notwithstanding the representations in Section 2.15(a) above, it is expressly understood and agreed that Seller and the other members of the Seller Group are not transferring or assigning (i) any Intellectual Property owned by Seller or any of its Affiliates or licensed by Seller or any of its Affiliates from any third party, except for the Embedded Systems, the Transferred Marks and the Software licenses contemplated by Section 1.03(g), (ii) any Retained Sites or any improvements or tangible Assets located thereon, or (iii) any purchasing or other supply agreements and arrangements under which Seller or any other member of the Seller Group purchased or otherwise procured products and services of third parties, except for the Transferred Supplier Contracts. The representations and warranties in Section 2.15(a) above will not be deemed a representation or warranty as to (A) any revenue, costs or expenses associated with the conduct of the Business from and after the Closing or (B) redundancy capacity (or the sufficiency thereof) of any of the Transferred Sites.

(c) The tangible Acquired Assets constituting personal property (i) are in good condition and repair in all material respects, reasonable wear and tear excepted and (ii) have been operated and maintained, in all material respects, in accordance with industry standards. The plants, buildings, structures and other improvements included in the Acquired Assets are (A) to the Knowledge of Seller, structurally sound, and (B) have access to public roads or valid easements for ingress and egress and have access to water supply, storm and sanitary sewer facilities, telephone, gas (if applicable) and electrical connections, fire protection and drainage and other similar systems and facilities, in each case as necessary for the operation of the Business as conducted on the date hereof. None of the Transferred Sites are dependent for their use or operation on any land or other real property not included in the Transferred Sites (except by way of appurtenant easements for access, parking or utilities, where applicable, all of which are included in the Transferred Sites).

(d) Except for the Acquired Assets, the services, products and properties that are the subjects of the Transition Services Agreement and the Transferred Affiliate Contracts, the Business does not use any material services, material products or material Assets provided by Seller or any member of the Seller Group necessary for or used in the conduct and operations of the Business other than services, products or Assets that are generally obtainable or for which comparable replacement services, products or Assets are readily available on commercially reasonable terms from a source or supplier other than Seller or a member of the Seller Group.

2.16 Real Properties. (a) Section 2.16(a) of the Seller Disclosure Letter sets forth a list of all leases, subleases, licenses and occupancy agreements in respect of the Leased Sites pursuant to which Seller or any of its Subsidiaries is a tenant, subtenant, licensee or occupant thereunder (the “Transferred Real Property Leases”).

(b) Seller or another member of the Seller Group as identified in Section 2.16(b) of the Seller Disclosure Letter has good, valid and indefeasible fee simple title to each Owned Site and the Richardson Site and such good and valid fee title is not subject to any Liens, other than Permitted Liens. Except as set forth in Section 2.16(b) of the Seller Disclosure Letter, there are no options, rights of first offer or rights of first refusal to purchase any Owned Site, the Richardson Site or any portion thereof. As of the Closing Date, the applicable Acquired Entity will have good, valid and indefeasible fee simple title to each Owned Site and such good and valid fee title will not be subject to any Liens, other than Permitted Liens.

(c) Seller or the applicable member of the Seller Group as identified in Section 2.16(a) of the Seller Disclosure Letter has valid and subsisting leasehold interests in the Leased Sites, free and clear of all Liens, other than Permitted Liens. As of the Closing Date, the applicable Acquired Entity will have valid and subsisting leasehold interests in the applicable Leased Sites, the Richardson Leasehold Site and the leasehold interests under Interim Leases (if any), free and clear of all Liens, other than Permitted Liens.

(d) No parcel of any Owned Site, no parcel of the Richardson Site and, to the Knowledge of Seller, no parcel on which any Leased Site is located is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Seller, has any condemnation, expropriation or taking been proposed.

(e) Except as set forth in Section 2.16(e) of the Seller Disclosure Letter, as of the date of this Agreement, there are no pending material property insurance claims with respect to any interest of any member of the Seller Group in any Transferred Site or any portion thereof. As of the date of this Agreement, neither Seller nor any other member of the Seller Group has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Transferred Site or any portion thereof (i) requesting Seller or any other member of the Seller Group to perform any material repairs, alterations, improvements or other work to any portion of a Transferred Site which Seller has not completed in full or (ii) notifying Seller or any other member of the Seller Group of any defects or inadequacies in such Transferred Site which would materially and adversely affect the insurability of such Transferred Site or the premiums for the insurance thereof.

(f) Except for the Transferred Customer Contracts, the Shared Customer Contracts (including any such Transferred Customer Contracts and Shared Customer Contracts entered into after the date hereof in compliance with Section 4.01 hereof) and the Transferred Tenant Leases, neither Seller nor any other member of the Seller Group has entered into or is otherwise bound by any lease, sublease, license, option, right or agreement granting to any Person the right to use or occupy all or any portion of the Transferred Sites.

2.17 Intellectual Property.

(a) Except as would not reasonably be expected to be material to the Business, (i) the conduct of the Business as currently conducted by the Seller Group does not infringe or otherwise violate any enforceable Intellectual Property right of any third party, and (ii) as of the date of this Agreement, there is no claim pending or, to the Knowledge of Seller, threatened in writing against any member of the Seller Group alleging such infringement or other violation.

(b) Except as would not reasonably be expected to be material to the Business, to the Knowledge of Seller, (i) the software that forms part of the Embedded Systems is free of any material defects, and does not contain any disabling codes or instructions, spyware, Trojan horses, worms or viruses and (ii) the Embedded Systems are in good working condition.

2.18 Insurance Matters. As of the date of this Agreement, all insurance policies and fidelity bonds maintained by the Seller Group relating to the Acquired Assets or the Business (the “Business Insurance Policies”) are in full force and effect. There are no material claims relating to the Acquired Assets or the Business pending under any Business Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Business Insurance Policies or in respect of which such underwriters have reserved their rights. As of the date of this Agreement, all premiums due and payable under all Business Insurance Policies have been timely paid in full. None of the Seller or any other member of the Seller Group is in material default with respect to the Acquired Assets and/or the Business under any Business Insurance Policy and, to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or cancellation of such policy or bond (other than expirations pursuant to the terms thereof). The Business Insurance Policies are of a type and in amounts that are adequate and suitable to the Business.

2.19 Environmental Matters. (a) Insofar as it relates to the Business (including the Transferred Sites), Seller and each member of the Seller Group are in compliance with all Environmental Laws in all material respects and have obtained and are in compliance with any Permits or Governmental Approvals required pursuant to Environmental Law in all material respects.

(b) Neither Seller nor any member of the Seller Group has received any material pending Environmental Claim against Seller or any other member of the Seller Group relating to either the Business or any Transferred Site, nor, to the Knowledge of Seller, is any such Environmental Claim threatened.

(c) Neither Seller nor any member of the Seller Group has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Business or any Transferred Site insofar as it relates to the Business.

(d) None of Seller any other member of the Seller Group, nor, to the Knowledge of Seller, any other Person, has Released any Hazardous Materials in the last five years, nor, to the Knowledge of Seller, is there any Environmental Condition, at, on or migrating to or from any Transferred Site in a manner that, in either case, is reasonably likely to require material remediation, or otherwise give rise to any material liability or obligation, under any Environmental Law.

(e) Seller has made available to Acquiror copies of all material environmental study, audit, test, review, analysis or other report in the possession or control of Seller that relates to the Business or any of the Transferred Sites.

2.20 Acquired Entities. (a) At the Closing, (i) each of the Acquired Entities will be duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) each of the Acquired Entities will have the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects, and (iii) each of the Acquired Entities will be duly qualified to do business and, where applicable, will be in good standing in each jurisdiction in which the nature of its properties or its business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably material to the Business. At the Closing, each of the Acquired Entities will be in material compliance with its organizational documents.

(b) As of the Closing, the Acquired Entity Interests will constitute all the issued and outstanding capital stock or other equity interests of each Acquired Entity and will be owned of record and beneficially by the holder (which holder is either Seller or a Subsidiary of Seller), free and clear of all Liens. As of the Closing, there will be no shares of capital stock, voting securities or other equity securities of any Acquired Entity issued, reserved for issuance or outstanding, other than the Acquired Entity Interests. Upon consummation of the transactions contemplated by this Agreement, Seller or a Subsidiary of Seller will transfer valid title to, and Acquiror will own, all the Acquired Entity Interests, free and clear of all Liens. As of the Closing, all Acquired Entity Interests will be duly authorized, validly issued, fully paid and nonassessable, free of all rights of first refusal, preemptive and similar rights. As of the Closing, there will be no outstanding or authorized options, warrants, rights of first refusal, calls, subscriptions, convertible or exchangeable securities or other agreements relating to Acquired Entity Interests pursuant to which such Acquired Entities will or may become obligated to (A) issue, deliver, redeem, acquire or sell, or caused to be issued, delivered, redeemed, acquired or sold, any shares of their capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or other equity interests or (B) provide funds to or make any equity investment in any other Person. As of the Closing, there will be no outstanding indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of any Acquired Entity. As of the Closing, there will be no voting trusts, stockholder agreements, proxies or other agreements or undertakings in effect with respect to the voting, dividend rights or transfer of any of the Acquired Entity Interests.

(c) As of the Closing, none of the Acquired Entities will own any capital stock or equity interests in any Person, or have any commitments or obligations to acquire any capital stock or equity interests or make any other investment in any Person.

(d) As of the Closing, no Acquired Entity will own any material Assets that would constitute an Excluded Asset if held by another member of the Seller Group and, except for de minimis Liabilities, no Acquired Entity will be obligated under any Liability other than the Assumed Liabilities. As of the Closing, other than the applicable Transferred Sites, the Acquired Entities will not own, directly or indirectly, any fee simple, leasehold or other ownership interests in any real property.

2.21 Broker’s or Finder’s Fee. Except for Citigroup Global Markets Inc. and Guggenheim Securities, LLC, neither Seller nor any other member of the Seller Group has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement. All such fees and commissions, any expenses of, and any indemnification or other obligations owed to, of Citigroup Global Markets Inc. and Guggenheim Securities, LLC are Excluded Liabilities.

2.22 No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article II and the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Subsidiaries with respect to the Acquired Assets, the Assumed Liabilities, the Business, the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information concerning the Business provided by Seller or any of its Subsidiaries. The representations and warranties made in this Agreement and the Ancillary Agreements with respect to the Acquired Assets, the Assumed Liabilities, the Business and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties that Seller and its Subsidiaries might have given Acquiror, including any implied warranties of value, condition, merchantability and implied warranties of fitness for a particular purpose.

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty relates to a specific date, in which case Acquiror hereby makes such representation and warranty to Seller only as of such specific date) that, except as set forth in the Acquiror Disclosure Letter (as contemplated by Section 9.13):

3.01 Due Organization, Good Standing and Corporate Power. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, an Acquiror MAE.

3.02 Authorization of Agreement. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror and, if applicable, its Subsidiaries, and the consummation by Acquiror or its Subsidiaries of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved by all necessary corporate or similar actions, and no other corporate, stockholder or similar actions on the part of Acquiror or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Cutover Plan Support Agreement are, and, when executed, the other Ancillary Agreements will be, duly executed and delivered by Acquiror and its Subsidiaries (to the extent each is a party thereto) and, assuming the due authorization, execution and delivery of such agreements by Seller and any of its Subsidiaries that may be a party to such agreement, as applicable, each such agreement is (or when executed will be) a valid and binding obligation of Acquiror and its applicable Subsidiaries enforceable against Acquiror and such applicable Subsidiary in accordance with its terms, subject to the Enforceability Exception.

3.03 Governmental Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror and, if applicable its Subsidiaries, and the consummation by Acquiror and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby, will not require any Governmental Approvals, except (a) Governmental Approvals under applicable Antitrust Laws of jurisdictions in which the Transferred Sites are located, (b) notifications to the DDTC under Section 122.4 of ITAR, (c) the novation of Government Contracts contemplated by Section 4.18, (d) Governmental Approvals that become applicable as a result of matters specifically related to Seller or other members of the Seller Group or their operation or ownership of the Business, or (e) such other Governmental Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.04 Non-Contravention. Assuming all of the Governmental Approvals contemplated by clauses (a) through (g) of Section 2.03 and clauses (a) through (e) of Section 3.03 have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and, if applicable, its Subsidiaries, and the consummation by Acquiror and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby do not and will not, with or without due notice or lapse of time or both, (a) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or the comparable governing documents, (b) violate or conflict in any material respect with any Law or Order applicable to Acquiror or any of its Subsidiaries, or (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or the loss of any material benefit under, any Contract to which any member of the Acquiror Group is a party.

3.05 Financing. Simultaneously with the execution and delivery of this Agreement, Acquiror has delivered to Seller true and correct copies of the executed financing commitment letter (including all exhibits, annexes and other attachments thereto, excluding pricing information) (the “Commitment Letter”) pursuant to which the lender parties thereto have committed to provide Acquiror with financing in the amount set forth therein (the “Committed Financing”) for the purpose of funding the transactions contemplated by this Agreement. As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect, and no amendment to the Commitment Letter is contemplated. As of the date hereof, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each of the other parties thereto, subject to the Enforceability Exception. To Acquiror’s knowledge, as of the date hereof, there are no other agreements, side letters or arrangements relating to the Commitment Letter other than the fee letter and the engagement letter, none of which would reasonably be expected to affect the availability or aggregate principal amount of the Committed Financing. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Committed Financing, other than as expressly set forth in the Commitment Letter. Acquiror has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid by it on or prior to the date of this Agreement. Assuming the satisfaction of the conditions to Closing in this Agreement, Acquiror is not aware of any fact or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate, (ii) result in any of the terms or conditions in the Commitment Letter not being satisfied, (iii) cause the Commitment Letter to be ineffective, or (iv) otherwise result in the Committed Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. The net proceeds from the Committed Financing, together with cash otherwise available to Acquiror, will be sufficient to consummate the transactions contemplated by this Agreement, including the funds necessary to pay the Global Purchase Price pursuant to Section 1.10 and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all Ancillary Agreements to be payable at the Closing and to allow Acquiror to perform all of its obligations under this Agreement and pay all fees and expenses to be paid by Acquiror related to the transactions contemplated by this Agreement. Acquiror confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Acquiror consummate the Financing.

3.06 Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, any investigation or inquiry by any Governmental Authority or any Action threatened against Acquiror or any of its Subsidiaries, that are or would reasonably be expected to be, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any outstanding Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Acquiror will be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No Conveyance of property is being made and no obligation is being incurred, in each case by Acquiror or any of its controlled Affiliates, in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Acquiror. In connection with the transactions contemplated hereby, Acquiror has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.08 Broker’s or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Subsidiaries could become liable or obligated.

3.09 Independent Investigation; Investment Purpose. (a) Acquiror has conducted its own independent investigation, review and analysis of the Business, the Acquired Assets and the Assumed Liabilities. Acquiror acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Acquiror has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement and the Ancillary Agreements and has not relied on any other representations or warranties, whether written or oral and whether expressed or implied, made by Seller or any other Person. Except for the representations and warranties of Seller expressly set forth in this Agreement and the Ancillary Agreements and as otherwise set forth herein and therein with respect to the Acquired Assets, the Assumed Liabilities and the Business, it is understood that Acquiror will take the Acquired Assets, the Assumed Liabilities and the Business “as is,” “where is” and with any and all faults and defects, except to the extent the foregoing constitute an Excluded Liability.

(b) In connection with Acquiror’s investigation of the Business, Acquiror has received from the Seller Group and its Representatives certain projections and other forecasts, including projected financial statements, projected cash flow items, certain projected business plan information and other projected data related to the Business, the Acquired Assets and the Assumed Liabilities. Acquiror acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) Acquiror is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and (iii) except with respect to intentional fraud, Acquiror will have no claim with respect to any such projections, forecasts or plans. Acquiror further acknowledges that, except as expressly provided herein, neither Seller nor any of its Affiliates nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or its Affiliates or any other Person acting on their behalf resulting from the distribution in written or oral communication to Acquiror, its Affiliates or their Representatives, or use by Acquiror, its Affiliates or their Representatives of, any confidential information memoranda, management interviews, presentations or other information, documents or material made available to Acquiror, its Affiliates and their Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that the underlying events, facts or circumstances give rise to an independent right to indemnification or otherwise hereunder or under any Ancillary Agreement.

(c) Acquiror is acquiring the Acquired Entities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any securities in the Acquired Entities (except that Acquiror reserves the right to sell one or more of the Transferred Sites and its related business) or in violation of any applicable securities Laws, or with any present intention of distributing or selling such securities in violation of any such Law. Acquiror acknowledges that the sale of such securities is not registered under any applicable securities Laws and that such securities may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the applicable securities Laws or an applicable exemption therefrom.

3.10 DDTC Registration. Acquiror will, if required, obtain and complete any registration with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) under ITAR prior to the Closing.

IV. COVENANTS

4.01 Conduct of the Business Pending the Closing. (a) Except as contemplated or permitted by this Agreement or any Ancillary Agreement, as set forth in Section 4.01(a) of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the

“Pre-Closing Period”), Seller will, and will cause each of its Subsidiaries to, (i) conduct the Business in the ordinary course of business in all material respects consistent with past practice, (ii) use reasonable best efforts to preserve in all material respects the material business relationships of the Business with customers, suppliers, landlords, lessors, employees, Governmental Authorities and others with whom the Business deals in the ordinary course of business (such Persons, “Business Associates”), and (iii) maintain the Acquired Assets in good operating condition and repair and in a manner that is consistent with past practice.

(b) Without limiting the generality of Section 4.01(a), and except as contemplated or permitted by this Agreement or any Ancillary Agreement, as set forth in Section 4.01(b) of the Seller Disclosure Letter, as required by applicable Law or as consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller will not, nor will it permit any of its Subsidiaries to:

(i) sell, pledge, dispose of, transfer, lease, sublease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, sublease, license, guarantee or encumbrance on, all or any portion of the Transferred Sites or any other material Acquired Assets (or Assets that would have been Acquired Assets but for such transfer or disposition), other than (A) with respect to Transferred Customer Contracts, as expressly permitted pursuant to clause (vi) below, (B) dispositions of obsolete equipment in the ordinary course of business consistent with past practice or (C) dividends of cash from any Acquired Entity;

(ii) (A) issue, sell, transfer, pledge or dispose of any equity interests in any Acquired Entity or (B) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any equity interests in any Acquired Entity (including any security convertible into or exchangeable for any equity interests in any Acquired Entity), in each case other than any such action in connection with the formation of the Acquired Entities in accordance with this Agreement;

(iii) in the case of each of the following to the extent it relates solely to the Acquired Entities or the Transferred Sites, (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in applicable Law or GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, or (C) enter into any settlement or otherwise compromise any claim or proceeding for a material amount of Taxes, unless, with respect to clauses (A) through (C), any such action would have no material effect on the Tax liability of Acquiror or any of its Affiliates for any Post-Closing Tax Period;

(iv) initiate any Tax Reduction Proceeding outside the ordinary course of business and inconsistent with past practice;

(v) with respect to the Business Employees, not (A) increase the compensation of such Business Employees individually or in the aggregate, except in the ordinary course consistent with past practice or as required pursuant to the terms of the Collective Bargaining Agreements or any agreements or plans currently in effect and listed in Section 2.11(c) of the Seller Disclosure Letter; provided, however, that Seller may increase benefits for Business Employees as a result of the amendment of any Compensation and Benefit Plan to the extent such increase applies generally to participants under such Compensation and Benefit Plan, including any employees who are similarly situated to the Business Employees but who are not Business Employees, (B) enter into any new employment or severance agreements with any such Business Employee (it being understood and agreed that Seller will not be restricted from making changes to severance programs that affect Seller’s employees generally, unless such changes disproportionately affect Business Employees as compared to other of Seller’s employees), or (C) without first consulting with Acquiror, hire any new Business Employee prior to the Closing Date, except for a new hire replacing a Former Business Employee whose base compensation is no more than 15% higher than the Former Business Employee the new employee is replacing;

(vi) amend, modify, accelerate, terminate, cancel, grant any waiver or release or assign any material rights or claims under any Material Contract (excluding expirations pursuant to the terms of such Material Contracts), except for Material Contracts (other than Transferred Real Property Leases or Transferred Tenant Leases) in the ordinary course of business consistent with past practice;

(vii) enter into or renew (other than renewals at the sole option of the other party thereto) any Contract that would be a Material Contract if in effect on the date hereof, other than (A) entry into or renewal of Transferred Customer Contracts and Shared Customer Contracts that are both (1) on commercially reasonable terms in respect of the Business and (2) in the ordinary course of business consistent with past practice, (B) renewals of Government Contracts or other Contracts pursuant to the exercise of renewal rights or options by the counterparty thereto, and (C) renewals of Transferred Supplier Contracts in the ordinary course of business consistent with past practice; provided, however, that Seller shall take the action set forth in Section 4.01(b)(vii) of the Seller Disclosure Letter;

(viii) enter into any Transferred Customer Contract or Shared Customer Contract that requires payment by the customer prior to the Closing of installation or signing fees in respect of the Business in excess of $5,000;

(ix) allow any Acquired Entity to (A) incur, assume or guarantee any Indebtedness, (B) make any capital contributions to or investments in, or acquire any equity interests in, any other Person, or (C) acquire any interest in real property other than pursuant to Section 1.01;

(x) (A) commit to make any capital expenditure with respect to the Business exceeding the budgeted capital expenditures set forth in Section 4.01(b)(x) of the Seller Disclosure Letter in any material respect, other than in the ordinary course of business, (B) in the case of capital expenditures for expansion projects, commit to make any capital expenditure with respect to the Business exceeding the budgeted capital expenditures set forth in Section 4.01(b)(x) of the Seller Disclosure Letter, or (C) voluntarily delay or fail to make material capital expenditures in accordance with the budgeted capital expenditures set forth in Section 4.01(b)(x) of the Seller Disclosure Letter;

(xi) amend, permit to lapse or fail to continue in full force and effect without material modification any Business Insurance Policy (solely with respect to coverage of the Business and/or the Acquired Assets), other than modifications to the deductible amount;

(xii) enter into any settlement or otherwise compromise or waive any material claims or material rights of the Business (other than in respect of Taxes), except for any claims or rights that solely constitute Excluded Assets or Excluded Liabilities;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Entity, except as may be reasonably necessary to comply with Section 4.10(c);

(xiv) amend the certificate of incorporation, bylaws or other governance documents of any Acquired Entity, except as may be reasonably necessary to comply with Section 4.10(c); or

(xv) authorize, commit to, resolve or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Seller and Acquiror acknowledge and agree that nothing contained in this Agreement is intended to give Acquiror or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Business or the Acquired Entities prior to the Closing.

4.02 Efforts To Obtain Antitrust Approvals. (a) Seller and Acquiror will use reasonable best efforts to cooperate with each other in determining whether any Governmental Approvals under Antitrust Laws are required or advisable to be obtained. Subject to Section 4.02(b), Seller and Acquiror will each use reasonable best efforts to obtain, as soon as practicable, the Governmental Approvals required by any Antitrust Law (the “Antitrust Approvals”) that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals (including the termination or expiration of any applicable waiting period). Such reasonable best efforts shall include reasonable best efforts to persuade any Governmental Authority reviewing the transactions contemplated by this Agreement not to bring suit alleging that such transactions would violate Antitrust Laws, including reasonable best efforts to persuade any government official with responsibility for review of such transactions not to recommend to the reviewing Governmental Authority to bring such suit and seeking and attending a meeting with the leadership (“front office”) of any Governmental Authority reviewing the transactions contemplated by this Agreement. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or any other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees with respect to obtaining any Antitrust Approval to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) promptly comply with any inquiry or information request from the applicable Governmental Authorities, (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (v) permit the other Party to review and consider in good faith the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary Antitrust Approvals, and (vi) not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. Without the prior written consent of the other Party, neither Party may extend, directly or indirectly, any waiting period required under any Antitrust Laws or enter into any agreement with any Governmental Authority to delay the Closing.

(b) Notwithstanding any of the covenants contained in this Section 4.02 or any other provision of this Agreement, neither Acquiror or any of its Subsidiaries shall be obligated to, nor shall Seller nor any of its Subsidiaries, without Acquiror’s written consent, (i) offer or commit to sell, divest, dispose of or hold separate any Assets (including any Acquired Assets), any Acquired Entity, or any businesses or operations, or terminate any Contract or other business relationship, other than the disposition by the Seller Group to the Acquiror Group contemplated by this Agreement or as set forth in Section 4.02(b) of the Acquiror Disclosure Letter, (ii) agree to any restriction or limitation with respect to the Business, the services or Assets of Acquiror or any of its Affiliates or any Acquired Assets, or offer or commit to take any action that would reasonably be expected to limit Acquiror’s freedom of action with respect to, or its ability to retain, any of the Business, the services or Assets of Acquiror or any of its Affiliates or any Acquired Assets, or (iii) subject to the third sentence of Section 4.02(a), oppose, contest, appeal or litigate any judicial or administrative action or proceeding, in each case relating to any Antitrust Law or in connection with obtaining any Antitrust Approval.

4.03 Public Announcements. The press releases announcing the execution and delivery of this Agreement and the transactions contemplated hereby will be in the forms attached as Exhibit B (the “Transaction Announcement”). From the date hereof through the Closing, neither Seller nor Acquiror will publish any press releases or make other public statements (including to securities analysts) with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (or the portion thereof relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby), except as such Party determines in good faith is reasonably required by Law (including reasonable and customary disclosure in connection with any financing transaction) or applicable securities listing standards after consultation with counsel (in which case, such Party will consult with the other Party to the extent reasonably practicable under the circumstances prior to making such disclosure and will only disclose that information that is reasonably required by Law or applicable securities listing standards based upon advice of counsel), without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, or except any such release or statement that only contains information previously publicly disclosed in accordance with this Section 4.03 or is otherwise consistent in all material respects with previous statements made jointly by Seller and Acquiror or any mutually agreed upon communication plan.

4.04 Shared Customer Contracts. (a) During the period after the date hereof until the 12-month anniversary of the Closing Date, Seller will use Commercially Reasonable Efforts to (i) cause each Shared Customer Contract to be assigned in relevant part to an Acquired Entity (in the case of a partial assignment entered into before the Closing) or a member of the Acquiror Group designated by Acquiror (in the case of a partial assignment entered into after the Closing), in each case effective from and after the Closing, or (ii) appropriately amend such Shared Customer Contract (as reasonably determined by Seller in good faith) so that Acquiror or another member of the Acquiror Group will, from and after the Closing, be entitled to the rights and benefits enjoyed by the Business under such Shared Customer Contracts on substantially the same terms as then in effect; provided that Commercially Reasonable Efforts shall include the actions set forth in Section 4.04(a) of the Seller Disclosure Letter. The Parties will reasonably cooperate to prioritize the efforts with respect to the partial assignment or amendment of Shared Customer Contracts that constitute Material Contracts. In addition, Seller will provide Acquiror with contact information for such third parties and introduce representatives of the Acquiror Group to Seller’s contacts at such third parties in respect of such Shared Customer Contracts. As soon as practicable after the date of this Agreement (and in any event within 10 Business Days from the date hereof), each of Seller and Acquiror will notify the other in writing of the contact person (or persons) responsible for communications between the Seller Group and the Acquiror Group regarding third-party consents, customer communications, responses to customer questions and concerns and any negotiations on behalf of each party with respect to the arrangements and obligations under this Section 4.04. In furtherance of the foregoing, in connection with the entry into or renewal of any Shared Customer Contract after the date hereof, Seller will use Commercially Reasonable Efforts to (i) enter into separate Contracts with such customer with respect to the Business and the applicable Excluded Business(es) and (ii) include provisions in such Transferred Customer Contract that would permit such Transferred Customer Contract to be assigned, in whole or in part, to Acquiror pursuant to this Agreement.

(b) With respect to any Shared Customer Contract, if partial assignment or amendment cannot be obtained as of the Closing, or if an attempted partial assignment or amendment thereof would adversely affect in any material respect the rights of any member of the Seller Group or the Acquiror Group thereunder, Seller and Acquiror will, and will cause the respective members of their Group to, use their Commercially Reasonable Efforts to negotiate a mutually acceptable arrangement under which Acquiror (or another member of the Acquiror Group) or Seller (or another member of the Seller Group) will, from and after the Closing, to the extent permitted by applicable Law and the relevant Shared Customer Contract, obtain the benefits and assume the Liabilities and obligations under such Shared Customer Contract to the extent related to the Business (in the case of the Acquiror Group) or the Excluded Businesses (in the case of the Seller Group) (the “Sharing Arrangements”), including, subject to Section 4.04(d), by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Acquiror or Seller, as the case may be, under substantially the same terms as Seller or its applicable Subsidiary enjoys under such Shared Customer Contract, from and after the Closing until, subject to Section 4.04(c), the earliest of (A) the partial assignment or amendment of such Shared Customer Contract as contemplated by the first sentence of Section 4.04(a)), (B) the execution of a new Contract between a member of the Acquiror Group and the relevant customer in respect of the services provided by the Business under such Shared Customer Contract, (C) the full performance of the obligations of the Business under such Shared Customer Contract, and (D) the termination of such Shared Customer Contract. In connection with such Sharing Arrangements, Seller shall provide the services described in Section Seller B2C TSA for Project Hickory (Billing ops) of Exhibit A to the Transition Services Agreement. In furtherance of the foregoing, after the Closing, if Seller or any of its Affiliates, on the one hand, or Acquiror or any of its Affiliates, on the other hand, receives any benefit or payment under any Shared Customer Contract that relates to the portion of the Shared Customer Contract that is allocated to the other Party pursuant to this Agreement, Seller and Acquiror will promptly deliver such benefit or payment to the other Party.

(c) Without limiting the obligations under Section 4.04(a) and Section 4.04(b) above, to the extent any Shared Customer Contract has not been partially assigned to Acquiror or another member of the Acquiror Group or appropriate amended pursuant to Section 4.04(a) prior to the 18-month anniversary of the Closing Date, upon the written request of either Party, any such Contracts which have not been partially assigned or appropriately amended will instead become subject to the terms of the reseller arrangements provided for under the Joint Marketing Agreement or an alternative reseller arrangement to which Seller and Acquiror may otherwise reasonably agree.

(d) Neither Party will be required to make any non-de minimis payments, incur any non-de minimis Liability (including any guarantees or other non-monetary security) or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with any action contemplated by this Section 4.04, nor will Seller commit to make any non-de minimis payments (other than cash payments that are paid in full prior to the Closing) or make any non-monetary concession that would purport to bind Acquiror, any Affiliate of Acquiror, the Business or any Acquired Entity following the Closing, in each case without Acquiror’s prior written consent.

(e) Notwithstanding the foregoing, following the expiration or other termination of any Shared Customer Contract, neither Acquiror nor Seller will be obligated to continue the Sharing Arrangements, as applicable; provided, that following the Closing and prior to the expiration or other termination of any Shared Customer Contract, neither Seller nor Acquiror may terminate or amend any such Shared Customer Contract in a manner that adversely affects the other Party’s rights or obligations thereunder in any non-de minimis respect without the prior written consent of the other Party (other than any such actions taken by the counterparty to any Shared Customer Contract pursuant to the terms thereof).

4.05 Notification of Certain Matters. Each of Seller and Acquiror will give prompt written notice to the other of (a) any written notice received by it from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby and (b) during the Pre-Closing Period, any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relates to the consummation of the transactions contemplated hereby for which it receives notice. During the Pre-Closing Period, Seller will give prompt written notice to Acquiror of any material damage to all or any portion of the Transferred Sites by fire or other casualty, or if any portion of the Transferred Sites is permanently or temporarily taken by eminent domain.

4.06 Access and Contacts. (a) During the Pre-Closing Period, to the extent permitted by Law, Seller will allow designated Representatives of Acquiror reasonable access during normal business hours and upon reasonable advance notice to the books, records, files, properties and personnel to the extent pertaining to the Business and the right to inspect the Transferred Sites; provided, however, that notwithstanding the provision of information or investigation by Seller, Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (i) Seller will not be required to provide any information which it determines in good faith it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files) or non-disclosure obligations under any Contract with third parties, or which Seller reasonably determines in good faith constitutes information protected by attorney-client or other similar privilege, (ii) Seller will not be required to provide access to any Transferred Site to the extent such access is prohibited by applicable Law or to any Retained Site, and (iii) Seller will not be required to provide access to any of the Transferred Sites for the purpose of Acquiror or its Representatives performing any onsite invasive investigation of any environmental media (including any Phase II investigation or study) or for any other purpose in a manner that would reasonably be expected to result in non-de minimis damage to such property, without Seller’s written consent, which Seller may grant or deny in its reasonable discretion. Acquiror will, and will cause its Representatives to, abide by all reasonable protocols established by Seller regarding any site visit, including providing Seller a copy of a certificate of insurance listing Seller and its Subsidiaries as additional insureds, and requiring such inspection to be supervised at all times by a Representative of Seller. Each of Seller and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.06 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential in accordance with the Confidentiality Agreement. Acquiror will be responsible for any damage caused by Acquiror or its Representatives to any Transferred Site as a result of any access pursuant to this Section 4.06(a), and for any Liens that arise or are filed against any member of the Seller Group or any Transferred Sites in connection with any inspection, testing, investigation or survey performed on the Transferred Sites by Acquiror or its designated representatives pursuant to this Section 4.06(a) except if caused by (A) the gross negligence or willful misconduct of any member of the Seller Group or any of its Representatives or (B) any physical condition existing on the applicable Transferred Site prior to Acquiror or its Representatives’ entry thereon (except for any incremental damage or exacerbation of any existing condition caused by Acquiror or its Representatives with respect to such physical condition).

(b) During the Pre-Closing Period, without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed), Acquiror will not, and will cause the other members of the Acquiror Group and their respective officers, directors, employees and other Representatives not to, contact any Business Associates having material business relationships with the Business in connection with or pertaining to the transactions contemplated by this Agreement or any Ancillary Agreements. In the event Seller provides such consent, a management employee of Seller will at all times be permitted to accompany the Acquiror’s Representative(s) to any meeting with such Business Associate and to participate with the Acquiror’s Representative(s) in any such discussions.

(c) If a member of the Seller Group elects to perform work to a Transferred Site (“Building Separation Work”) before Closing to separate the leased premises or any Telecommunications Equipment Area under a Post-Closing Lease from any other part of the building in which the leased premises are located, then the relevant member of the Seller Group will perform the Building Separation Work in accordance with Sections 10.02(f) and 10.02(g) of the form of Post-Closing Lease attached hereto as Exhibit D-1 as if the Post-Closing Lease for the location where the Building Separation Work is to be done were in effect at such time. The Seller Group will be responsible for all costs and expenses associated with the Building Separation Work (including the costs of any repairs to the building systems and portions of the building outside of the leased premises and the Telecommunications Equipment Areas as a result of such Building Separation Work) and the relevant member of the Seller Group will provide notice to Acquiror in advance of commencing the Building Separation Work, with copies of reasonably detailed plans and specifications therefor to the extent such plans and specifications are in the Seller Group’s possession, but no consent of Acquiror will be required. If any portion of the Building Separation Work or other alterations remain outstanding as of the Closing Date, such work will be subject to the terms of the applicable Post-Closing Lease. If the Building Separation Work constitutes a Material Alteration (as such term may be defined in the Form of Post-Closing Lease) or the Building Separation Work or any other alteration to a Transferred Site by a member of the Seller Group is reasonably expected to be incomplete as of the Closing Date and the alteration would otherwise be subject to the consent of the landlord under the applicable Post-Closing Lease if the Post-Closing Lease were in effect at such time, the relevant member of the Seller Group will consult with Acquiror prior to performing such work, including by delivering plans and specifications related thereto to Acquiror and addressing any reasonable comments of Acquiror prior to commencing such work. Notwithstanding the foregoing, without Acquiror’s consent (which shall not be unreasonably withheld), in no event shall any Building Separation Work adversely impact any building operations, involve any change to building systems, make any space not leased by Seller Group under a Post-Closing Lease unusable for its intended purpose (e.g., strand colocation space), limit access by Acquiror Group or its customers to common space, fire exits, telecommunications rooms, meet-me-rooms, fiber vaults or similar areas or in any way degrade the value or use of the applicable Transferred Site.

4.07 Exchange of Information. (a) Exchange of Information. Except as otherwise provided in any Ancillary Agreement or as prohibited by applicable Law, at any time after the Closing Date and until the sixth anniversary of the Closing Date or such longer time as may be required to comply with applicable Law, each Party will provide or cause to be provided to the other Party or its Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party or its Group that relates to the operation of the Business prior to the Closing and that the requesting Party reasonably needs (i) to prepare its financial statements and Tax Returns, (ii) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority, (iii) for use in any Action or in connection with audit, investigation, inquiries, accounting, claims (including insurance claims) or other similar matters, in each case other than claims or disputes between the Parties and their Affiliates hereunder, (iv) to comply with its obligations under this Agreement or any Ancillary Agreement, in each case other than in connection with any dispute arising out of this Agreement or any Ancillary Agreement, or (v) for any other reasonable purposes other than claims or disputes between the Parties and their Affiliates hereunder. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.07 will remain the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, maintain the confidentiality of any Information provided pursuant to this Section 4.07 in accordance with Section 4.13.

(c) Closing Statement. In furtherance of and without limiting this Section 4.07, within 45 days after the Closing, Seller will deliver to Acquiror an unaudited and unreviewed statement of Acquired Assets and Assumed Liabilities for the Business as of the Closing Date, which will include a fixed asset rollforward (i.e., book cost and accumulated depreciation) from the most recent fiscal quarter end prior to the Closing Date.

4.08 Privileged Communications. As to all communications among counsel for Seller and/or its Affiliates (including Jones Day and in-house counsel of Seller and/or its Affiliates), Seller and any Affiliate of Seller that relate in any way to this Agreement or the transactions contemplated by this Agreement or to any Excluded Assets, Excluded Liabilities or Excluded Business (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Acquiror, any Acquired Entity or any of their respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Acquiror, any Acquired Entity, any other Affiliate of Acquiror or any Person purporting to act on behalf of or through Acquiror (including any Continuing Employee), any Acquired Entity or any other Affiliate of Acquiror will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Acquiror further agrees that neither Acquiror nor any of its Affiliates (including any Acquired Entity) or any of their respective successors or assigns may use or rely on any such Privileged Communications in any Action against or involving any of the Parties after the Closing, and Acquiror waives and will not assert, and agree to cause its Affiliates (including any Acquired Entity) to waive and not to assert, any attorney-client privilege with respect to such Privileged Communication. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, any Acquired Entity or any of their Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Acquiror may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller or the Seller Group to such third party; provided, however, that neither Acquiror nor any of its Affiliates may waive such privilege without the prior written consent of Seller.

4.09 Nonsolicitation. (a) Except as otherwise mutually agreed by the Parties, Seller agrees that for a period from the date of this Agreement until the date that is six months after the Closing Date, it will not, and will cause the other members of the Seller Group not to, (i) solicit or request any other Person to solicit any Continuing Employee to leave the employment of Acquiror or another member of the Acquiror Group or to accept any position or employment with the Seller Group, except for general solicitations of employment not targeted towards the Continuing Employees, or (ii) to the extent permitted by applicable law, employ (directly or indirectly as a contractor) any Continuing Employee who has voluntarily separated from employment with Acquiror or another member of the Acquiror Group within the immediately preceding six months, provided that after the six-month anniversary of the voluntary separation of such Continuing Employee, Seller or any other member of the Seller Group may employ or retain as a contractor such individual in its sole discretion.

(b) Except as otherwise mutually agreed by the Parties, Acquiror agrees that for a period from the date of this Agreement, or, with respect to the restrictions set forth in clause (i)(B) below, from the first day an individual is included in Section 4.09(b) of the Seller Disclosure Letter, until the date that is six months after the Closing Date, it will not, and will cause the other members of the Acquiror Group not to, (i) solicit or request any other Person to solicit (A) any officer of Seller or its Subsidiaries who works in a business similar to the Business or who otherwise negotiated or participated in the transactions contemplated by this Agreement or any Ancillary Agreement or (B) Seller’s or another member of the Seller Group’s agents or contractors listed on Section 4.09(b)(i) of the Seller Disclosure Letter (which Section 4.09(b)(i) may be updated by Seller from time to time) who are or have been directly involved in supporting activities relating to the effecting of the transactions contemplated by this Agreement or any Ancillary Agreement (such as pre-signing diligence or pre-closing readiness), provided, that Acquiror shall be permitted to hire the companies that employ such individuals but not the individual agents or contractors who represented Seller or another member of the Seller Group, to leave such employment or to accept any other position or employment with Acquiror or its Affiliates except for general solicitations of employment not targeted toward employees, agents or contractors of the Seller Group, (ii) to the extent permitted by applicable law, employ directly the “Restricted Individuals,” defined for purposes of this Agreement as (A) any employee of the Seller Group who has voluntarily separated from employment with Seller or another member of the Seller Group within the immediately preceding six months, provided that after the six-month anniversary of the voluntary separation of any such employee, Acquiror or another member of the Acquiror Group may employ or retain as a contractor such individual in its sole discretion, or (B) any Person set forth in Section 4.09(b)(ii) of the Seller Disclosure Letter who Acquiror has determined prior to the date of this Agreement was not eligible for an offer of employment with a member of the Acquiror Group in connection with the transactions contemplated by this Agreement, or (iii) to the extent permitted by applicable Law, employ the Restricted Individuals indirectly as independent contractors unless the Restricted Individual is engaged by a third party contractor that is not (A) controlled by or affiliated with a current or former employee of Seller or another member of the Seller Group or (B) solicited by Acquiror or another member of the Acquiror Group to hire the Restricted Individual, or solicit the Restricted Individual using a job description unique to Seller or another member of the Seller Group. In no event shall Acquiror or another member of the Acquiror Group directly or indirectly solicit or hire as a contractor any individual it knows or should have known is a Restricted Individual.

4.10 Termination and Settlement of Intercompany Agreements and Support Services. (a) Except as contemplated by Section 4.04 and Section 4.10(b), the Acquired Entities or the Business, on the one hand, and Seller, on behalf of itself and each other member of the Seller Group (other than the Acquired Entities), on the other hand, will terminate any and all Contracts between or among any of the Acquired Entities or the

Business, on the one hand, and Seller or any member of the Seller Group (other than the Acquired Entities), on the other hand (such Contracts, the “Affiliate Contracts”), effective without further action as of the Closing. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Closing and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 4.10(a) will not apply to any Contracts listed in Section 4.10(b) of the Seller Disclosure Letter (such Contracts, the “Continuing Affiliate Contracts”), the Ancillary Agreements, the Transfer Documents or any other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups. To the extent any of the Continuing Affiliate Contracts applies to both the Business or the Continuing Employees, on the one hand, and any Excluded Business or employees of Seller or its Affiliates other than the Continuing Employees, on the other hand, Seller will, and will cause its Subsidiaries to, split such Continuing Affiliate Contracts such that the portion of each such Contract, to the extent relating to the Business or the Continuing Employees, may be assigned and transferred to Acquiror (or another member of the Acquiror Group) in connection with the transactions contemplated hereby (such portions of such Continuing Affiliate Contracts, together with any Continuing Affiliate Contracts relating exclusively to the Business or the Continuing Employees, the “Transferred Affiliate Contracts”); provided, however, that in connection with splitting such Continuing Affiliate Contracts, neither Seller nor any of its Affiliates may amend in any material respect any term of such Continuing Affiliate Contracts that relates to the Business.

(c) Seller will use reasonable best efforts to cause all of the receivables, payables, loans and other accounts, rights and Liabilities between any Acquired Entity or the Business, on the one hand, and Seller or another member of the Seller Group (other than the Acquired Entities), on the other hand, in existence as of immediately prior to the Closing (but excluding all such items pursuant to or arising out of any Transferred Affiliate Contracts) (collectively, the “Intercompany Accounts”) to be settled such that, as of the Closing, there are no Intercompany Accounts outstanding. If, despite such efforts, there is any outstanding balance in the Intercompany Accounts as of the Closing, the net balance of such Intercompany Accounts will be deemed to be a “payable” or “receivable,” as applicable, and will be taken into account in determining the prorations pursuant to Section 1.11.

(d) Acquiror acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Seller, including accounting, insurance, banking, personnel, legal, communications, information technology, real estate, risk management, sourcing tax and treasury services. Seller and Acquiror acknowledge that, except as provided in the Transition Services Agreement or in the Transferred Affiliate Contracts, all such support services will cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof will terminate as of the Closing Date, with no further obligation of any party thereto.

4.11 Use of Business Names and Marks. (a) “Seller Names and Marks” means the names and marks (in any style or design) used in connection with the Business prior to the Closing, and any Trademark derived from, confusingly similar to or including any of the foregoing, other than the Transferred Marks. Subject to the terms and conditions of this Section 4.11, Seller, on behalf of itself and its Affiliates as necessary, hereby grants to Acquiror and the Acquired Entities (i) a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, for the six-month period following the Closing Date (the “Transition Period”), to use the Seller Names and Marks in connection with the Business, and (ii) a limited, royalty-free license to use the Seller Names and Marks as necessary to carry out Acquiror’s obligations under Section 4.18 with respect to any Government Contracts that have not been novated or otherwise transferred to the Acquiror Group. Except as necessary to carry out Acquiror’s obligations under Section 4.18 with respect to any Government Contracts that have not been novated or otherwise transferred to the Acquiror Group, Acquiror will use Commercially Reasonable Efforts to transition from use of the Seller Names and Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period. Except as expressly provided in this Section 4.11, Seller reserves for itself and its Affiliates all rights, title and interest in the Seller Names and Marks, and no other rights, title or interest therein are granted to any Acquired Entity, member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks by the Acquired Entities will inure to the benefit of the owner of the Seller Names and Marks.

(b) As soon as practicable following the Closing Date, and in any event prior to the expiration of the Transition Period, Acquiror will, and will cause the other members of the Acquiror Group (including the Acquired Entities) to, (i) change the name of any Acquired Entity whose name includes any Seller Names and Marks to a name that does not include any of the Seller Names and Marks, (ii) remove all Seller Names and Marks from building signage and vehicles included in the Acquired Assets, (iii) remove all Seller Names and Marks from internet or other electronic communications, including internet domain names and the content of any internet websites within the Acquired Assets, and remove all links to any internet domains of Seller or any of its Affiliates from any of the foregoing, and (iv) remove or irreversibly cover or modify all Sellers Names and Marks from or destroy any promotional materials and similar materials included in the Acquired Assets that bear any of the Seller Names and Marks.

(c) In no event will any of the Acquired Entities use, and Acquiror will not use, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks after the Closing in any manner or for any purpose other than in the same or substantially same manner that such Seller Names and Marks were used by the Business prior to the Closing.

(d) The license granted under this Section 4.11 may be terminated by written notice if Acquiror or any Acquired Entity is in material breach of any provision hereof that remains uncured for more than fifteen days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the Seller Names and Marks.

4.12 Insurance and Casualty Matters. (a) The Acquiror Group will have no rights with respect to any insurance policies of the Seller Group, except as expressly set forth in Section 1.03(e), this Section 4.12 or in any Post-Closing Lease.

(b) If, prior to Closing, all or any portion of the Transferred Sites are damaged or destroyed by fire or other casualty or taken as a result of any condemnation or eminent domain proceeding, Seller will (i) promptly notify Acquiror upon learning thereof, (ii) use Commercially Reasonable Efforts to file, notice or otherwise continue to prosecute claims for recovery against the relevant insurers under the applicable Business Insurance Policy for any such damage or destruction (it being understood that any such claim will be subject to all of the terms and conditions of the applicable Business Insurance Policy), and (iii) assign (to the extent assignable, including by adding Acquiror or an appropriate member of the Acquiror Group as an additional insured in respect of the Acquired Assets eligible for coverage) and remit to Acquiror at the Closing (unless such proceeds are received by Seller or its Affiliates after the Closing in which case the same will be remitted to Acquiror promptly following receipt thereof), the insurance or condemnation proceeds (if any) payable to Seller or any of its Affiliates as a result of such casualty or condemnation, net of any reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with the foregoing, including reasonable out-of-pocket collection costs and reasonable out-of-pocket costs and expenses of replacement, restoration or repair of such Transferred Site (such net amount, the “Net Casualty Recovery”); provided, however, that in lieu of remitting any such recovered insurance or condemnation proceeds received by Seller or its Affiliates at or prior to the Closing, Seller may elect to credit against the Global Purchase Price an amount equal to the Net Casualty Recovery. Seller will, and will cause its Affiliates to, reasonably cooperate after the Closing to collect any proceeds or awards in the event of a condemnation or casualty that occurred prior to the Closing, and to execute, acknowledge and deliver such further acts, documents and notices as may be reasonably required in order to convey such proceeds or awards to Acquiror after the Closing; provided, however, in each case Seller has no obligation to incur any cost or liability (other than costs incurred by Seller or its Affiliates that are subject to deduction from the insurance or casualty proceeds remitted to Acquiror pursuant to the terms hereof and the deductible under the Business Insurance Policy).

(c) Nothing in this Section 4.12 will be construed to limit or otherwise alter in any way each Party’s indemnification obligations, whether pursuant to this Agreement, any Ancillary Agreement, by operation of law or otherwise.

(d) This Agreement is not intended as an attempted assignment of any policy of insurance or as a Contract of insurance and will not be construed to waive any right or remedy of any member of the Seller Group in respect of any insurance policy or any other Contract or policy of insurance.

4.13 Confidentiality. (a) Prior to the Closing, Acquiror will, and will cause its Representatives to, treat all nonpublic information obtained in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing.

(b) The Parties acknowledge that in connection with the transactions contemplated by this Agreement, the Parties and their Affiliates have disclosed and will disclose to each other Information which the Parties consider proprietary and confidential (“Confidential Information”), including all nonpublic information obtained in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Parties agree that, after the Closing, nonpublic Information that constitutes or relates to an Acquired Asset or an Assumed Liability will be Confidential Information of Acquiror, and Acquiror will not be subject to this Section 4.13(b) with respect to such information, and Seller will be deemed to be the Receiving Party of such Confidential Information for purposes of this Section 4.13(b). Each Party receiving Confidential Information (including such Party’s Affiliates, the “Receiving Party”) agrees that, for a period of two years following the Closing or the earlier termination of this Agreement, as applicable:

(i) any Confidential Information disclosed by the other Party (including such Party’s Affiliates, the “Disclosing Party”) will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Confidential Information was obtained disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Subsidiaries of the Receiving Party and their employees, agents and financing sources, in each case, who have a need to know such Confidential Information and who are bound by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

(ii) the Receiving Party will keep the Confidential Information in confidence and will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others, including at least those measures that the Receiving Party takes to protect its own confidential information; and

(iii) the Receiving Party will use the Information only in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to perform its and its Group’s obligations or to exercise its rights under this Agreement or any Ancillary Agreement.

(c) The commitments set forth above will not extend to any portion of Confidential Information (i) which was already known to the Receiving Party at the time of disclosure or is or was independently developed by the Receiving Party without using any Confidential Information of the Disclosing Party (other than, after the Closing, any member of Seller Group with respect to Confidential Information related to the Business), (ii) which is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party, (iii) which is received on a non-confidential basis from any third party not known to be subject to any confidentiality obligation with respect thereto, or (iv) which is required to be disclosed by Law; provided, that with respect to any Information required to be disclosed by Law, the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective Order or other appropriate remedy at the sole expense of the Disclosing Party. The Receiving Party agrees to cooperate with the Disclosing Party at the Disclosing Party’s expense in its efforts to obtain such a protective Order or other appropriate remedy. In the event that such protective Order or other remedy is not obtained, the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel it is legally required to disclose and will exercise Commercially Reasonable Efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(d) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Seller agrees not to release or permit the release of any Person (other than Acquiror and its Affiliates) from, or to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which Seller or any of its Subsidiaries is a party with respect to the Business.

4.14 Employee Matters. (a) Employees. Business Employees located in the United States are collectively referred to herein as “U.S. Business Employees.” Business Employees located in Brazil are collectively referred to herein as “Brazil Business Employees.” Business Employees located in Colombia are collectively referred to herein as “Colombia Business Employees.”

(b) Offer/Transfer of Employment.

(i) U.S. Business Employees. No later than seven days prior to the Closing Date, Acquiror will, or will cause another member of the Acquiror Group to, make offers of employment, effective as of the Closing Date, to all U.S. Business Employees set forth in Section 2.11(a) of the Seller Disclosure Letter (including any such U.S. Business Employees who immediately prior to the Closing Date are on maternity or paternity leave, educational leave, short-term disability, vacation, military leave with veterans’ reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, or any other approved leave of absence). Acquiror will not be required to make offers of employment to any U.S. Business Employees who are on long-term disability as of the Closing Date (“LTD Employees”) unless such employee can actively return to work within one year after the Closing Date, and such employment will not be effective (and such individuals will not be considered U.S. Continuing Employees) until such date. Notwithstanding anything to the contrary herein, the effective date of any offer of employment to any U.S. Business Employee who holds individual security clearance in order to service Secured Contracts (collectively, “Delayed Transfer Employees”) will be no earlier than the date on which Acquiror obtains the security clearance necessary to service the Secured Contracts and no later than the third Business Day following the first day on which all of the Secured Contracts for which such Delayed Transfer Employee provides services have been novated or otherwise transferred to the Acquiror Group or, in the event any such Secured Contracts have not been novated or otherwise transferred to the Acquiror Group, the Parties have obtained Consent from the applicable government customer or contracting officer to allow such Delayed Transfer Employee, in his or her capacity as an employee of Acquiror or another member of the Acquiror Group, to perform services under such Secured Contracts as a subcontractor to Seller or the applicable member of the Seller Group. The date on which a Delayed Transfer Employee commences employment with Acquiror or another member of the Acquiror Group is referred to as the “Delayed Transfer Date,” and no Delayed Transfer Employee will be considered a U.S. Continuing Employee until the Delayed Transfer Date. Any U.S. Business Employee who accepts in writing Acquiror’s (or another member of the Acquiror Group’s) offer of employment prior to the Closing Date (or prior to their return to work in the case of LTD Employees) and commences work with the Acquiror Group is referred to as, collectively, “U.S. Continuing Employees.”

(ii) Brazil Business Employees. Acquiror will, or will cause another member of the Acquiror Group to, become the successor or substitution employer, as applicable, with respect to the Brazil Business Employees, and will assume and maintain (in accordance with applicable Law and in any event until at least the first anniversary of the Closing Date) the existing terms and conditions of employment as of the Closing Date, including (i) compensation, benefits, severance and any other statutory obligations pursuant to applicable Law, and (ii) any employment contracts and/or agreements of the Brazil Business Employees, in each case on terms and conditions at least as favorable to the Brazil Business Employees as those existing as of the Closing Date. Brazil Business Employees that continue employment with Acquiror, or another member of the Acquiror Group, are collectively referred to herein as “Brazil Continuing Employees.”

(iii) Colombia Business Employees. Acquiror will, or will cause another member of the Acquiror Group to, maintain Hickory Colombia as the employer of the Colombia Business Employees, and will assume and maintain (in accordance with applicable Law and in any event until at least the first anniversary of the Closing Date) the existing terms and conditions of employment as of the Closing Date, including (i) compensation, benefits, severance and any other statutory obligations pursuant to applicable Law and (ii) any employment contracts and/or agreements of the Colombia Business Employees, in each case on terms and conditions at least as favorable to the Colombia Business Employees as those existing as of the Closing Date. Colombia Business Employees that continue employment with Hickory Colombia, are collectively referred to herein as “Colombia Continuing Employees.”

(iv) Continuing Employees. The U.S. Continuing Employees, the Brazil Continuing Employees, and the Colombia Continuing Employees are collectively referred to herein as “Continuing Employees.”

(c) Compensation.

(i) U.S. Continuing Employees. With respect to U.S. Continuing Employees, for a period of one year following the Closing Date and subject to their continued employment with Acquiror or a member of the Acquiror Group, Acquiror will, or will cause another member of the Acquiror Group to, (A) pay all such U.S. Continuing Employees at least the same rate of base cash salary as was paid to each such U.S. Continuing Employee by Seller or the Seller Group immediately prior to the Closing Date or the Delayed Transfer Date, as applicable, (B) provide annual short-term incentive opportunities to each such U.S. Continuing Employee comparable in the aggregate to the annual short-term incentive opportunities provided to each such U.S. Continuing Employee immediately prior to the Closing Date or the Delayed Transfer Date, as applicable, and (C) provide long-term incentive awards under Acquiror’s (or another member of the Acquiror’s Group) long-term incentive (equity) plan(s) to all such U.S. Continuing Employees who were eligible to receive long-term incentive awards under Seller’s long-term incentive (equity) plan(s) immediately prior to the Closing Date or the Delayed Transfer Date, as applicable, to the same extent and on the same basis as such awards are provided to similarly situated employees of Acquiror or the Acquiror Group in the United States.

(d) Employee Benefits.

(i) U.S. Continuing Employees.

(A) U.S. Continuing Employees. For one year following the Closing Date, Acquiror will, or will cause another member of the Acquiror Group to, continue to provide each U.S. Continuing Employee and, if and to the extent applicable, dependents of such U.S. Continuing Employees, benefits which are substantially comparable in the aggregate to those made available to similarly situated employees of Acquiror or the Acquiror Group in the United States.

(B) For all employment-related purposes (including, profit sharing, savings and welfare plan eligibility and vesting, severance pay, incentive pay and vacation pay), other than for the purposes of retiree medical benefits or benefit accrual under any

Acquiror retirement plan that is a defined benefit plan, each U.S. Continuing Employee will receive from Acquiror full credit for all service with Seller or the Seller Group prior to the Closing Date. Acquiror and the Acquiror Group will have no liability with respect to any retiree medical plan or similar benefits maintained by Seller or any other member of the Seller Group.

(e) Health and Welfare Plans for U.S. Continuing Employees. Seller or one or more Subsidiary of Seller maintain or contribute to health and welfare plans. The health and welfare plans include, but are not limited to, plans providing active severance and active health, dental and life insurance benefits, for the benefit of eligible U.S. Business Employees and certain former employees of the Business located in the United States who have retired as of the date of this Agreement or will retire prior to the Closing Date or the Delayed Transfer Date, as applicable (the “U.S. Seller Welfare Plans”). As of the Closing Date, each person who is a U.S. Continuing Employee or their dependent on such date will cease to be covered under the U.S. Seller Welfare Plans. Except as otherwise specifically provided in this Agreement, Seller and the U.S. Seller Welfare Plans will be responsible for all Liabilities relating to the U.S. Continuing Employees or their dependents under the U.S. Seller Welfare Plans, including with respect to (i) former employees of the Business located in the United States and (ii) U.S. Continuing Employees or their dependents with respect to (A) medical, vision, or dental plan claims in respect of services that were performed or goods provided prior to the Closing Date or the Delayed Transfer Date, as applicable, (B) life insurance claims in respect of deaths occurring on or prior to the Closing Date or the Delayed Transfer Date, as applicable, (C) any payments due any U.S. Continuing Employees under the terms of a Seller disability plan with respect to any period prior to the Closing Date or the Delayed Transfer Date, as applicable, and (D) any claims by U.S. Continuing Employees or their dependents that were incurred prior to the Closing Date or the Delayed Transfer Date, as applicable, under any long term care plans. For the avoidance of doubt, with respect to any payments due to any U.S. Continuing Employee for short-term disability, the obligations to make payments with respect to any period at or after the Closing Date or the Delayed Transfer Date, as applicable, will be the sole responsibility of Acquiror or the applicable Acquiror welfare benefit plan (the “U.S. Acquiror Welfare Plan”).

(f) Terms of Participation in U.S. Acquiror Welfare Plans. Acquiror will cause the U.S. Acquiror Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any U.S. Continuing Employees and their dependents other than such limitations, exclusions, and conditions that were in effect with respect to U.S. Continuing Employees and their dependents as of the Closing Date or the Delayed Transfer Date, as applicable, in each case under the corresponding U.S. Seller Welfare Plans and (ii) honor any expenses incurred by U.S. Continuing Employees that have been applied toward deductibles, out-of-pocket maximums and co-payments incurred by U.S. Continuing Employees and their dependents under the corresponding U.S. Seller Welfare Plans in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such U.S. Seller Welfare Plans for the calendar year in which the Closing Date or the Delayed Transfer Date, as applicable, occurs. With respect to U.S. Continuing Employees, each U.S. Acquiror Welfare Plan will provide that all service, all compensation and all other factors affecting benefit determinations that, as of the Closing Date or the Delayed Transfer Date, as applicable, were recognized under the corresponding U.S. Seller Welfare Plan (for periods immediately before the Closing Date or the Delayed Transfer Date, as applicable) will receive full recognition and credit and be taken into account under such U.S. Acquiror Welfare Plan to the same extent as though arising under such U.S. Acquiror Welfare Plan, except to the extent that duplication of benefits would result.

(g) Time-Off Benefits. Seller shall be responsible for payment of accrued but unused vacation time, sick time and other time-off benefits (together, the “Time-Off Benefits”) as of the Closing Date or the Delayed Transfer Date, as applicable, as well as any other accrued statutory or contractual benefit due to the U.S. Continuing Employees related to the services rendered to the Seller Group prior to the Closing Date. Acquiror will provide U.S. Continuing Employees with Time-Off Benefits which are substantially comparable in the aggregate to those made available to similarly situated employees of Acquiror or the Acquiror Group in the United States.

(h) Transfer of Flexible Reimbursement Plan Assets. Seller will make available to Acquiror, not less than 30 Business Days prior to the Closing Date or the Delayed Transfer Date, as applicable, a list of individuals who are anticipated to be U.S. Continuing Employees as of the Closing Date or the Delayed Transfer Date, as applicable, and who are participants in the Seller Flexible Reimbursement Plan (the “FRP,” such participants the “FRP Participants”), together with the elections made prior to the Closing with respect to such accounts through the Closing Date or the Delayed Transfer Date, as applicable. Seller will provide to Acquiror, within 30 calendar days following the Closing Date or the Delayed Transfer Date, as applicable, all necessary accounting; provided, however, if Acquiror notifies Seller of any deficiencies in the information provided, Seller shall have an additional 90 calendar days to provide such information:

(i) Acquiror will take all actions necessary and legally permissible to ensure that, as of the Closing or the Delayed Transfer Date, as applicable, it includes the FRP Participants in the Acquiror Plan that constitutes a Code Section 125 plan and any flexible spending arrangements thereunder (“Acquiror FSA”). Acquiror will further take all actions necessary and legally permissible to amend Acquiror’s FSA to provide that as of the Closing Date or the Delayed Transfer Date, as applicable, and for the plan year in which the Closing Date or the Delayed Transfer Date, as applicable, occurs, but not for any specific time thereafter, subject to any collective bargaining obligations, (A) the FRP Participants will become participants in Acquiror’s FSA as of the beginning of the FRP’s plan year and at the level of coverage provided under the FRP, (B) the FRP Participants’ salary reduction elections will be taken into account for the remainder of Acquiror’s FSA plan year as if made under Acquiror’s FSA, and (C) Acquiror’s FSA will reimburse medical expenses incurred by the FRP Participants at any time during the FRP’s plan year (including, but not limited to, claims incurred prior to the Closing or the Delayed Transfer Date, as applicable, but unpaid prior to the Closing Date or the Delayed Transfer Date, as applicable), up to the amount of the FRP Participants’ election and reduced by amounts previously reimbursed by the FRP.

(ii) Seller will take all actions necessary and legally permissible to amend the FRP to provide that the FRP Participants will cease to be eligible for reimbursements from the FRP as of the Closing Date or the Delayed Transfer Date, as applicable.

(iii) As soon as practicable following the Closing Date or the Delayed Transfer Date, as applicable, Seller will transfer to Acquiror, and Acquiror agrees to accept, those amounts (plus all related individual participant records and accountings) which represent the debit and credit balances under the FRP of the FRP Participants and the transfer of such amounts will take into account on a net basis participants’ payroll deductions and claims paid through the Closing Date or the Delayed Transfer Date, as applicable.

(iv) Except for the FRP account balances described in this Section 4.14(h), nothing in this Agreement will require Seller, any member of the Seller Group or any U.S. Seller Welfare Plans to transfer Assets or reserves with respect to the U.S. Seller Welfare Plans, including, but not limited to, any plan providing severance, post-retirement health, dental or life insurance benefits, to Acquiror, any other member of the Acquiror Group, or the U.S. Acquiror Welfare Plans.

(i) Pension and Retirement Plans. No Assets or Liabilities will be transferred from any U.S. tax-qualified defined benefit pension plan established or maintained by Seller or any other member of the Seller Group to any retirement or pension plan established or maintained by Acquiror or any member of the Acquiror Group. U.S. Continuing Employees will be considered to have terminated employment with Seller for purposes of determining entitlement to a distribution from any pension or retirement plan maintained by Seller or any other member of the Seller Group. Acquiror and the Acquiror Group will have no liability with respect to any pension, retirement or retiree medical plan maintained by Seller or any other member of the Seller Group. Effective as of the Closing Date or the Delayed Transfer Date, as applicable, and subject to applicable Law and plan requirements, U.S. Continuing Employees will be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (excluding participant loans) under any Seller defined contribution plan to one or more defined contribution plans that will be sponsored by Acquiror or any member of the Acquiror Group.

(j) COBRA and HIPAA.

(i) As of the Closing Date or the Delayed Transfer Date, as applicable, Acquiror will be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to U.S. Continuing Employees or their dependents who incur a qualifying event under a group health plan of Acquiror or its Affiliates for the period after the Closing Date or the Delayed Transfer Date, as applicable. Seller will retain any Liabilities under the U.S. Seller Welfare Plans to provide COBRA coverage to any Former Business Employee and any of his or her eligible dependents who incurred a qualifying event under COBRA at or prior to the Closing Date or the Delayed Transfer Date, as applicable, and who is still eligible to receive such continuing coverage as of or after the Closing Date or the Delayed Transfer Date, as applicable.

(ii) As of the Closing Date, Acquiror will be responsible for administering compliance with the continuation coverage requirements for “group health plans” and the portability requirements under Brazilian Law No. 9656/98 and National Health Agency Regulation No. 279/11 with respect to Brazilian Continuing Employees or their dependents who incur a qualifying event for continuation of coverage under Brazilian Law under a group health plan of Acquiror or its Affiliates for the period after the Closing Date. Seller will be required to retain any Liabilities applicable under Brazilian Law with respect to Brazil Continuing Employees or their dependents until the Closing Date, when such Liabilities will transfer to Acquiror. Seller will retain any Liabilities under Brazilian Law to provide coverage to any Former Business Employee and any of his or her eligible dependents who incurred a qualifying event for continuation of coverage under Brazilian Law at or prior to the Closing Date and who is still eligible to receive such continuing coverage as of or after the Closing Date.

(k) Worker Injury Claims. Effective as of the Closing Date or the Delayed Transfer Date, as applicable, (i) Acquiror or the appropriate member of the Acquiror Group will assume all Liabilities for Continuing Employees related to any and all claims made for injuries arising from an occupational accident or disease occurring on or after the Closing or the Delayed Transfer Date, as applicable and (ii) Acquiror will be fully responsible for the administration of such claims. Acquiror, any member of the Acquiror Group and Continuing Employees shall have no rights under Seller’s insurance policies for all such claims. Seller will retain and remain responsible for Continuing Employee claims for injuries arising from an occupational accident or disease that occurred prior to the Closing or the Delayed Transfer Date, as applicable, and Seller will be fully responsible for the administration of all such claims.

(l) Leave of Absence Programs. Acquiror will be responsible for the administration and compliance of all legally required leaves of absences and related programs (including, but not limited to, compliance with the Uniformed Services Employment and Reemployment Rights Act, the Family and Medical Leave Act or similar state laws) affecting U.S. Continuing Employees for the period at and after the Closing Date or the Delayed Transfer Date, as applicable.

(m) General Treatment of Outstanding Awards. Seller will retain all Liabilities in respect of all stock based incentive compensation awards (including restricted stock units and performance stock units) granted to Business Employees and Former Business Employees that are outstanding as of the Closing Date or the Delayed Transfer Date, as applicable, whether or not such awards would be settled in stock or cash (the “Outstanding Awards”), and Acquiror will assume no Liabilities with respect to such Outstanding Awards. For purposes of such Outstanding Awards, such Business Employees will be treated as though involuntarily terminated by the Seller Group. In addition, Seller will retain all other obligations related to the Outstanding Awards, including, but not limited to, all responsibility for the administration and settlement of such Outstanding Awards in accordance with the terms of the applicable Seller long-term incentive plan(s).

(n) Incentive and Commission Plans. Seller will pay any amounts that are due and payable to, or otherwise earned by, U.S. Continuing Employees prior to the Closing Date or the Delayed Transfer Date, as applicable, under the Sales Commission Programs and the Short Term Incentive Plans.

(o) Deferred Compensation Plans. (i) Seller will retain all Liabilities for, and all responsibility related to the administration and distribution of, any benefits accrued by Business Employees and Former Business Employees under the Seller Executive Deferral Plan (the “EDP”) and the Seller Income Deferral Plan (the “IDP”) and any other deferred compensation plan of the Seller Group, and (ii) all unvested account balances under the EDP will vest at the Closing Date or the Delayed Transfer Date, as applicable. Any Continuing Employee who is a participant in the EDP or IDP, will be paid out at such time and in such manner as determined in accordance with the terms of the relevant plan. Notwithstanding the foregoing, any and all distributions from the EDP and IDP will, to the extent applicable, be administered in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

(p) Transaction Bonus. Acquiror will provide a retention bonus pool to U.S. Continuing Employees on the terms and conditions set forth in Section 4.14(p) of the Seller Disclosure Letter.

(q) No Right to Continued Employment/Severance for U.S. Continuing Employees. Nothing contained in this Agreement will confer on any employee of any member of the Seller Group or any Continuing Employee any right to continued employment. This Agreement will not limit the ability of Acquiror to change, at any time after the Closing and in its sole discretion, any Continuing Employee’s position, compensation or benefits for performance-related, business or other reasons, in accordance with applicable Law, or require any member of Acquiror Group to continue the employment of any Continuing Employee for any particular period of time after the Closing Date, provided that Acquiror or another member of the Acquiror Group will bear all liability for any such termination of employment or other change in position, compensation or benefits, and with respect to any terminations of employment of any U.S. Continuing Employee occurring prior to the first anniversary of the Closing Date, will provide to any terminated U.S. Continuing Employee severance and termination benefits no less favorable in the aggregate than the severance and termination benefits that are described in Section 4.14(q) of the Seller Disclosure Letter.

(r) Severance for Brazil Continuing Employees. Seller and Acquiror will use (or will cause any applicable Subsidiary of Seller or Acquiror to use) their Commercially Reasonable Efforts to make any required filings with appropriate Governmental Authorities in Brazil, and will reasonably cooperate with each other (or the applicable Affiliate), as applicable, to ensure that no statutory or discretionary severance is payable by Hickory Brazil with respect to any Brazil Continuing Employee as a result of the transactions contemplated herein.

(s) Cooperation.

(i) Cooperation in Benefits, Plan, and Other Employee Transition. Seller will administer its Compensation and Benefit Plans with respect to the Continuing Employees in the ordinary course between the date of this Agreement and the Closing Date or the Delayed Transfer Date, as applicable. With respect to the Delayed Transfer Employees, from the date of this Agreement until the Delayed Transfer Date, Seller will not, without the prior written consent of Acquiror, (A) increase the compensation of such Delayed Transfer Employees individually or in the aggregate, except in the ordinary course consistent with past practice or as required pursuant to the terms of the Collective Bargaining Agreements or any agreements or plans currently in effect and listed in Section 2.11(c) of the Seller Disclosure Letter; provided, however, that Seller may increase benefits for Delayed Transfer Employees as a result of the amendment of any Compensation and Benefit Plan to the extent such increase applies generally to participants under such Compensation and Benefit Plan, including any employees who are similarly situated to the Delayed Transfer Employees but who are not Delayed Transfer Employees, (B) enter into any new employment or severance agreements with any such Delayed Transfer Employee (it being understood and agreed that Seller will not be restricted from making changes to severance programs that affect Seller’s employees generally, unless such changes disproportionately affect Delayed Transfer Employees as compared to other of Seller’s employees), (C) without first consulting with Acquiror, hire any new Delayed Transfer Employee prior to the Delayed Transfer Date, except for a new hire replacing a former Delayed Transfer Employee whose base compensation is no more than 15% higher than the former Delayed Transfer Employee the new employee is replacing, or (D) terminate any Delayed Transfer Employee except for cause. To the extent any Delayed Transfer Employee resigns or is terminated for cause, Seller will use Commercially Reasonable Efforts to identify a replacement candidate if necessary, subject to any required review and approval by the government customer. Without limitation, the Parties’ cooperation under this Agreement will include Seller (and its employees and agents) acting to provide Acquiror (and its employees and agents) with all information that is reasonably requested by Acquiror in connection with meeting, and reasonably necessary for Acquiror to comply with, its obligations under this Agreement, including but not limited to, administering Acquiror’s ongoing benefit plans for U.S. Business Employees and assessing appropriate insurances for the period on and after the Closing Date. With respect to any proposed changes to the Compensation and Benefit Plans applicable to Business Employees following the date of this Agreement, Seller will provide Acquiror information regarding such proposed changes prior to implementation of such changes for informational purposes only. The Parties’ cooperation under this Agreement will also include Acquiror (and its employees and agents) acting to provide Seller (and its employees and agents) with all information, on a timely and, as appropriate, recurring basis, that is reasonably requested and necessary or appropriate for Seller to administer any plans applicable to Continuing Employees with respect to Continuing Employees that are participants in such plans.

(ii) Communications. Acquiror will not make any written communications (including websites or other passive communication channels) that are directed to the directors, officers or employees of Seller or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without Seller’s written consent.

(iii) Cooperation in Labor and Employment Disputes. Seller will timely consult Acquiror and obtain Acquiror’s consent with respect to the resolution of any employment claims relating to the Business Employees (including workers’ compensation, discrimination, payroll and wage and hour claims) that are resolved following the date of this Agreement and within six months before the date that Seller reasonably anticipates to be the Closing Date or the Delayed Transfer Date, as applicable, and that have a potential Liability to be assumed by Acquiror in excess of $5,000,000. For the avoidance of doubt, except as otherwise expressly provided in the immediately preceding sentence and in Section 4.01, until the Closing Date, or the Delayed Transfer Date, as applicable, Seller will retain sole decision-making authority with respect to all employment matters.

(iv) Designated Employees. To facilitate the purposes of Section 4.14(s)(ii) and (iii) above, Seller and Acquiror will each designate an employee who has knowledge of matters involving employment, labor relations, compensation and benefits for their respective employers (the “Designated Employees”). Each Designated Employee will make him/herself available for direct contact by the other party’s Designated Employee during normal business hours. It is understood that these contacts and communications will be reasonably arranged to allow the timely exchange of relevant information without undue disruption to the Designated Employee’s other responsibilities.

(v) Changes in Employment Policies and Procedures. Seller will promptly notify Acquiror of any material changes in its hiring, classification or other employment policies and procedures affecting the status of Business Employees (including hiring employees who may become Continuing Employees) between the date of this Agreement and the Closing Date.

(t) No Third-Party Beneficiaries.

(i) Nothing in this Section 4.14 will confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, agreement or arrangement described in or contemplated by this Section 4.14 and each person (and any beneficiary thereof) will be entitled to look only to the express terms of any such plan, program, agreement or arrangement for his, her or its rights thereunder. The purpose of this Section 4.14 is to specify the respective potential responsibilities and obligations of Seller and Acquiror (and their respective affiliates) as between each other, but it does not affect, impair, enhance, modify, construe or interpret the rights of any employee of Seller under or in respect of any such plan, program, agreement or arrangement.

(ii) Nothing in this Section 4.14 will create any right of a Person to object or to refuse to assent to the assumption of or succession to, by any member of the Acquiror Group or the Acquiror Group, any benefit plan, collective bargaining agreement or other agreement relating to conditions of employment, termination of employment, severance or employee benefits, nor will this Section 4.14 be construed as recognizing that any such rights exist.

(iii) Nothing in this Section 4.14 will amend or will be construed to amend, or interpret the terms of, any plan, program, agreement or arrangement described in or contemplated by this Section 4.14 (other than to change the sponsor of a plan in accordance with the express terms hereof).

4.15 WARN Act. Acquiror will, and will cause each member of the Acquiror Group to, (a) provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) with respect to U.S. Continuing Employees and (b) otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff’ (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees occurring on or after the Closing Date.

4.16 Further Assurances. Without limiting any other provision of this Agreement or in any Ancillary Agreement, each Party will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) its Commercially Reasonable Efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or contractual obligations, in each case to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including (a) satisfying the conditions precedent to the obligations of any of the Parties hereto, (b) negotiating and finalizing all Ancillary Agreements on terms consistent with the applicable exhibits hereto, (c) obtaining all applicable Permits, Governmental Approvals and Consents, including any Consent necessary to Convey any Acquired Asset and consummate the transactions contemplated under the Ancillary Agreements (it being understood that the Parties will reasonably cooperate to prioritize the efforts with respect to Consents for Material

Contracts), (d) defending any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, (e) executing and delivering instruments (including direction letters to payors under Transferred Contracts), (f) if applicable, forming legal entities, opening bank accounts and reaffirming any Consents previously granted, and (g) adopting plans or plan amendments; provided, however, that (i) with respect to the matters that are the subject of Section 4.04, such matters will be governed by that Section instead of this Section 4.16, (ii) with respect to the matters that are the subject of Section 1.07, such matters will be governed by that Section instead of this Section 4.16 from and after the Closing, and (iii) except as otherwise provided in Section 4.02, neither Party will be required to make any non-de minimis payments, incur any non-de minimis Liability (including any guarantees or other non-monetary security) or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval. Without limiting the generality of the foregoing, (A) with respect to the Leased Sites, Seller will, upon request by Acquiror, use Commercially Reasonable Efforts to assist Acquiror in obtaining A.L.T.A. extended coverage form of leasehold title insurance policies with non-imputation coverage at Closing, including (x) by requesting and using Commercially Reasonable Efforts to obtain (i) a memorandum of lease executed by the landlord under the applicable Transferred Real Property Lease which is in a form acceptable to the Title Company and in a form recordable in the applicable county or other local property records, and (ii) an estoppel certificate from each landlord under a Transferred Real Property Lease in a form reasonably acceptable to Acquiror and (y) executing and delivering such customary affidavits and non-imputation affidavits or indemnities in a manner consistent with Section 1.12(a)(ix) to the extent reasonably required in order for the Title Company to issue A.L.T.A. (or T.L.T.A.) extended coverage leasehold title insurance policies for the Leased Sites at Closing, subject only to Permitted Liens, (B) with respect to the Transferred Sites listed on Section 4.16 of the Seller Disclosure Letter, Seller will use Commercially Reasonable Efforts to obtain a non-disturbance agreement in form reasonably acceptable to Acquiror from any lender holding a mortgage or deed of trust on the fee interest in such Transferred Sites, if any, (C) upon reasonable request of Acquiror, Seller will use Commercially Reasonable Efforts to (i) obtain estoppel certificates from parties under any declarations, restrictions or other encumbrances affecting all or any portion of the Transferred Sites and (ii) deliver such assignments of declarant’s rights or other assignments, documents or instruments as are reasonably necessary to (x) Convey all of Seller’s or the applicable Subsidiary’s rights with respect to the Transferred Sites pursuant to the transactions contemplated by this Agreement or (y) clear any ministerial title matters, and (D) to the extent the Acquiror Group has not obtained all of the Permits (including environmental Permits) required for the ownership of the Acquired Assets or the operation of the Business prior to the Closing, Acquiror will, and will cause the applicable members of the Acquiror Group to, use Commercially Reasonable Efforts to obtain all such Permits as soon as practicable after the Closing.

4.17 Release of Seller Guaranties. As promptly as practicable, Acquiror will use reasonable best efforts to replace or secure back-to-back arrangements with respect to the surety bonds, guarantees, indemnities, letters of credit, letters of comfort and other similar obligations issued by any member of the Seller Group in respect of the Business that are identified in Section 4.17 of the Seller Disclosure Letter (the “Seller Guaranties”), in each case effective as of the Closing Date, and Seller will provide reasonable cooperation in connection with Acquiror’s efforts; provided, however, that in no event will Acquiror be obligated to obtain, replace or secure any such back-to-back arrangements to the extent such arrangements support obligations that are Excluded Liabilities. In the event the actions contemplated by the preceding sentence are not completed by the Closing Date, (i) Acquiror will indemnify and hold harmless the Seller Group from and against all Losses incurred by any member of the Seller Group as a result of such failure and from and against any continuing obligations and liabilities under any such Seller Guaranties; provided that the foregoing indemnity shall apply only to Losses that are not Excluded Liabilities, (ii) Acquiror will continue to use its reasonable best efforts to replace or secure back-to-back arrangements with respect to such Seller Guaranties, and Seller will continue to provide reasonable cooperation in connection with Acquiror’s efforts, (iii) Acquiror will not, and will not permit the Business or any member of the Acquiror Group to, renew or extend the term of, or increase the obligation under, or transfer to a third party, any lease, Contract or other obligation for which any member of the Seller Group is or would reasonably be expected to be liable under any Seller Guaranty (other than any renewals or other such actions taken by the counterparty to any such Contract pursuant to the terms thereof), and (iv) if any member of the Seller Group has performance obligations under any such Seller Guaranty in respect of the Business, Acquiror will perform, or cause another member of the Acquiror Group to perform, such obligations on behalf of such member of the Seller Group.

4.18 Novation of Government Contracts. (a) Prior to the Closing, Acquiror and Seller will use Commercially Reasonable Efforts to cooperate with each other and prepare a novation agreement in the form required by FAR 42.1204 for each Government Contract that is a Transferred Customer Contract and Seller, no later than 30 days after signing the Agreement, will notify the contracting officer responsible for processing and executing the novation agreement pursuant to FAR 42.1202 of the transaction and intention to novate the Transferred Customer Contract to Acquiror. Prior to the Closing or promptly thereafter, Seller will deliver such information as required under the FAR to the relevant contracting officer at the appropriate Governmental Authority in connection with the novation of such Government Contracts. Following the Closing, Acquiror and Seller will continue to cooperate and use Commercially Reasonable Efforts to finalize the novation agreements for such Government Contracts.

(b) With respect to each Government Contract that is a Shared Customer Contract, as soon as practicable after the Closing Date, Acquiror will use Commercially Reasonable Efforts to establish and enter into, or cause another member of the Acquiror Group to establish and enter into, a new Contract (including new GSA schedule) with the applicable Governmental Authority with respect to products and services under such Government Contract to the extent relating to the Business (such new Contracts, together with any Governmental Contracts that are Transferred Customer Contracts, the “Transferred Government Contracts”). Seller will use Commercially Reasonable Efforts to assist Acquiror in connection with the actions contemplated by this Section 4.18(b).

(c) Notwithstanding the Closing, Seller will under applicable Law (including FAR) remain the prime contractor to the government customers under any Government Contract pending the government customer’s execution of a Novation and/or Change of Name agreement or a new Contract to formally acknowledge and agree to Acquiror or another member of the Acquiror Group as the successor to Seller or its Subsidiary with respect to such Government Contract and related accounts. From and after the Closing, subject to the services to be provided by the Seller Group pursuant to the TSA, Acquiror will, and will cause the applicable members of the Acquiror Group to, perform all of the duties of Seller or other members of the Seller Group to the maximum extent permissible under each Government Contract that is a Transferred Customer Contract (excluding Secured Contracts) or otherwise as a subcontractor to Seller, and in each case in accordance with the terms of such Government Contract (including all provisions contained or incorporated by reference therein imposing any administrative, regulatory, compliance, audit or legal requirements under applicable Laws, including FAR (such provisions, collectively, the “Government Compliance Provisions”)) or, in the event the relevant portions of such Government Contract have not been provided to Acquiror, in compliance with the Colocation Agreement as though Acquiror and its Affiliates were providing services with respect to such Government Contract pursuant to the Colocation Agreement, until the earliest to occur of (i) the novation of such Transferred Customer Contract to Acquiror, (ii) the execution of a new Contract with the relevant government customer in respect of the services provided by the Business under such Transferred Customer Contract, (iii) the full performance of the obligations of the Business under such Transferred Customer Contract, and (iv) the expiration or termination of such Transferred Customer Contract. Similarly, from and after the Closing, subject to the services to be provided by the Seller Group under the TSA, Acquiror will serve as a subcontractor, sub-licensor or sub-lessor (as applicable) of Seller or its Affiliates under each Government Contract that is a Shared Customer Contract (excluding Secured Contracts, if any) and perform all of the duties of Seller permissible to be performed by Acquiror under such Contract to the extent relating to the Business, in each case in accordance with the terms of such Government Contract (including all Government Compliance Provisions) applicable to the services provided by the Business or, in the event the relevant portions of such Government Contract have not been provided to Acquiror, in compliance with the Colocation Agreement as though Acquiror and its Affiliates were providing services with respect to such Government Contracts pursuant to the Colocation Agreement, until the earliest to occur of (i) the novation of the portion of such Shared Customer Contract to the extent relating to the Business to Acquiror, (ii) the execution of a new Contract between Acquiror and the relevant government customer in respect of the services provided by the Business under such Shared Customer Contract, (iii) the full performance of the obligations of the Business under such Shared Customer Contract, and (iv) the expiration or termination of such Shared Customer Contract. Seller may request audit of invoices, vouchers or other relevant documentation issued or maintained by Acquiror in respect of the Government Contracts pursuant to FAR 52.215-2.

(d) Acquiror acknowledges and agrees that it cannot perform any Secured Contracts or access any classified materials without a facility security clearance and that none of the Secured Contracts will be novated or otherwise transferred to Acquiror until Acquiror obtains a facility security clearance at the level required by the applicable Secured Contract. Acquiror will use Commercially Reasonable Efforts to obtain, or cause the applicable members of the Acquiror Group to obtain, prior to the Closing, all facility security clearances and access authorizations necessary to (x) perform the Transferred Government Contracts and safeguard any classified information required to be stored or maintained at any Transferred Site, (y) sponsor the individual security clearances of the Continuing Employees (including the Delayed Transfer Employees) following the Closing, and (z) own the Acquired Assets, assume the Assumed Liabilities and operate the Business. In the event that the facility security clearances described in the preceding sentence have not been obtained by the Acquiror Group prior to Closing, Acquiror will, and will cause the other members of the Acquiror Group to, after Closing, continue to use reasonable best efforts to obtain such clearances. Prior to the novation or transfer of a Secured Contract, Acquiror will not, and will cause other members of the Acquiror Group not to, (1) have any influence or control (including influence or control over the acquisition of property or other assets developed or acquired for the performance of such Secured Contract) over the Seller’s management of such Secured Contract in a manner that could result in a compromise of classified information or that could adversely affect the Seller’s performance of such Secured Contract, (2) access unclassified information, including business processes or other procedures in addition to any sensitive U.S. Government information, developed or obtained in connection with the performance of the Secured Contracts and/or where access to unclassified information could reveal the scope and methods employed to perform the Secured Contracts, or (3) access the identity of the contracting Government agency or the existence of such Secured Contract itself if that information is classified. Acquiror will, and will cause its Affiliates to, provide the space set forth on Schedule II hereto, power and related colocation services (excluding services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement) for all of the Secured Contracts in accordance with the provisions of the Colocation Agreement relating to Secured Contracts, as though such provisions thereof are incorporated herein in full, until the earliest to occur of (i) the novation of such Secured Contract to Acquiror, (ii) the execution of a new Contract between Acquiror and the relevant government customer in respect of the services provided by the Business under such Secured Contract, (iii) the full performance of the obligations of the Business under such Secured Contract, and (iv) the expiration or termination of such Secured Contract.

(e) After the Closing and prior to the novation or transfer of the Government Contracts, Seller shall, without further consideration therefor, pay and remit to Acquiror or its designated Affiliate all monies, rights and other consideration received in respect of the Government Contracts (to the extent relating to the Business) as promptly as reasonably practicable after receipt thereof, and Acquiror or its designated Affiliate shall reimburse Seller or its designated Affiliate for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Group in connection with the performance of such Government Contracts (to the extent relating to the Business) prior to their novation or transfer to the Acquiror Group (including Taxes incurred as a result of the receipt of such consideration (net of any Tax benefit realized as the result of the payment of such consideration), but excluding any allocated overhead).

4.19 Financing. Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to (a) satisfy on a timely basis all terms and conditions applicable to Acquiror set forth in the Commitment Letter that are within its control and (b) maintain in effect the Commitment Letter, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and enforce its rights under the Commitment Letter. Acquiror will keep Seller apprised of material developments relating to the Committed Financing and will give Seller prompt written notice of any material adverse change with respect to the Committed Financing, including prompt written notice (i) of any breach or default (or any event or circumstance that, with or without the giving of notice or the lapse of time, would constitute such a breach or default) by any party to the Commitment Letter of which Acquiror becomes aware, (ii) if and when Acquiror becomes aware that any portion of the Committed Financing may not be available to consummate the funding of the transactions contemplated by this Agreement, (iii) of the receipt by Acquiror of any written notice or other written communication from any Person with respect to any actual or threatened breach, default, termination or repudiation by, or dispute with, any party to the Commitment Letter that would reasonably be expected to result in the Committed Financing not being available or a material delay to the Closing Date, and (iv) of any expiration or termination of the Commitment Letter. Without limiting the foregoing, Acquiror will keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Committed Financing. Acquiror will not replace, amend or waive the Commitment Letter without Seller’s prior written consent if such replacement, amendment or waiver reduces the aggregate or net amount of the Committed Financing; or amends the Committed Financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Committed Financing less likely to occur.

4.20 Financial Statements. (a) At Seller’s sole cost and expense, Seller will:

(i) Deliver to Acquiror by January 31, 2017 audited statements of revenue and direct expenses for the Business for the fiscal years ended December 31, 2014 and 2015 and an audited statement of assets acquired and liabilities assumed as of December 31, 2015, together with an unqualified report thereon of Seller’s independent accountants; provided that the inclusion of explanatory language in such accountant’s report describing the special purpose nature of such financial statements, without more, will not make such report unqualified;

(ii) Deliver to Acquiror by February 1, 2017 a draft unaudited and unreviewed statement of revenue and direct expenses for the Business for the fiscal year ended December 31, 2016 and a draft unaudited and unreviewed statement of assets acquired and liabilities assumed as of December 31, 2016, excluding footnote disclosures;

(iii) Deliver to Acquiror by February 15, 2017 a draft unaudited and unreviewed statement of revenue and direct expenses for the Business for the fiscal year ended December 31, 2016 and a draft unaudited and unreviewed statement of assets acquired and liabilities assumed as of December 31, 2016, including footnote disclosures;

(iv) Deliver to Acquiror by February 28, 2017 audited statements of revenue and direct expenses for the Business for the fiscal years ended December 31, 2014, 2015 and 2016 and an audited statement of assets acquired and liabilities assumed as of each of December 31, 2015 and 2016, together with an unqualified report thereon of Seller’s independent accountants; provided that the inclusion of explanatory language in such accountant’s report describing the special purpose nature of such financial statements, without more, will not make such report unqualified;

(v) If the Closing has not occurred by May 1, 2017, August 1, 2017 or November 1, 2017, deliver to Acquiror by May 15, 2017, August 15, 2017 or November 15, 2017, respectively, an unaudited statement of assets and liabilities assumed of the Business as of the most recent fiscal quarter end and an unaudited statement of net revenues and direct expenses of the Business for the applicable period(s) then ended, together with any applicable prior period(s) (the financial statements delivered by Seller pursuant to clauses (i), (iv) and (v) of this Section 4.20(a), the “Financial Statements”). If the Financing has not been consummated at the time of the delivery of such Financial Statements referred to in this clause (v), such Financial Statements will be reviewed by Seller’s independent auditors in accordance with the procedures set forth in AU 722 (Interim Financial Information). The cost of review will be borne by Acquiror unless such Financial Statements are delivered prior to the Closing, in which case the cost of review will be borne by Seller.

The Financial Statements will, in each case, be presented on a historical basis and in compliance with the requirements of Regulation S-X and the Financial Reporting Manual (including without limitation Section 2065 thereunder) and will, in the case of unaudited Financial Statements, be reviewed by Seller’s independent accountants in accordance with the procedures set forth in AU 722 (Interim Financial Information). To the extent the Financial Statements provided pursuant to this Section 4.20(a) do not reflect any restructuring transaction contemplated by Section 1.01 of this Agreement, Seller will prepare, at Acquiror’s expense, a schedule that shows the pro forma effects of such transactions and reconciles any applicable adjustments to the related Financial Statements or financial information as a result of such restructuring. Seller will deliver the applicable pro forma schedule to Acquiror no later than the date that Seller delivers the corresponding Financial Statements pursuant to this Section 4.20(a).

(b) If reasonably requested by Acquiror with respect to the Business in connection with Acquiror’s reporting obligations under the Securities Act and the Exchange Act or any financing for the purpose of refinancing the bridge facility contemplated by the Debt Commitment Letter, Seller will use Commercially Reasonable Efforts to, at Acquiror’s expense, provide Acquiror with such financial information, on a historical basis, in compliance with the requirements of Regulation S-X and the Financial Reporting Manual (including, without limitation, Section 2065 thereunder), for the period from and after January 1, 2017 through the date of the last completed fiscal quarter prior to the Closing Date for which quarterly financial statements were not previously provided to Acquiror, along with any applicable prior period. Such financial information will be reviewed by Seller’s independent auditors in accordance with the procedures set forth in AU 722 (Interim Financial Information). To the extent the financial information provided pursuant to this Section 4.20(b) does not reflect any restructuring transaction contemplated by Section 1.01 of this Agreement, Seller will prepare, at Acquiror’s expense, a schedule that shows the pro forma effects of such transactions and reconciles any applicable adjustments to the related Financial Statements or financial information as a result of such restructuring. Seller will deliver the financial information and the applicable pro forma schedule to Acquiror as promptly as practicable once it is available, but in no event later than 45 days after the end of the prior fiscal quarter.

(c) Until one year following the Closing Date, Seller will use Commercially Reasonable Efforts to provide to Acquiror such cooperation as is reasonably requested by Acquiror and that is reasonably necessary in connection with arranging and obtaining the Financing or any financing for the purpose of refinancing the bridge facility contemplated by the Debt Commitment Letter, including:

(i) Providing to Acquiror, as promptly as practicable and at Acquiror’s expense, any required adjustments and/or supporting documentation relating to the Financial Statements or the financial information provided pursuant to Section 4.20(b) as Acquiror may reasonably require and reasonably request;

(ii) Prior to the Closing, participating in a reasonable number of meetings, road shows and rating agency sessions, and participating in reasonable and customary due diligence;

(iii) Requesting its independent accountants to provide reasonable assistance and cooperation, including requesting they provide any necessary customary consents to use or file with the SEC their audit reports relating to the Business and requesting they provide any necessary customary comfort letters; and

(iv) Furnishing other pertinent information regarding the Business within Seller’s possession and reasonably accessible to Seller without having to incur any undue expense as may be reasonably requested by Acquiror.

(d) Without limiting the foregoing, the Seller Group will use Commercially Reasonable Efforts to cooperate with Acquiror and use Commercially Reasonable Efforts to provide to Acquiror and its Affiliates, from time to time, during the period from the date hereof until the one year anniversary of the Closing Date, upon reasonable advance notice from Acquiror, reasonable access to any other relevant financial and other information pertaining to the Business prior to the Closing Date, which information is reasonably necessary, in the reasonable opinion of Acquiror or its Affiliates’ outside, third party accountants, to prepare financial statements required in order for Acquiror to comply with the requirements of Regulation S-X, the Financial Reporting Manual (including, without limitation, Section 2065 thereunder) and any other applicable rule issued by the SEC and applicable to Acquiror or its Affiliates (including Acquiror’s reporting obligations under the Securities Act and Exchange Act), to prepare any financial information relating to the Business for filing or furnishing with the SEC, or to respond to any requests for information from the SEC with respect to the Business, in each case with respect to periods prior to the Closing. In furtherance of the foregoing, Seller will use Commercially Reasonable Efforts to (i) deliver to Acquiror the format and the methodology of the Financial Statements by December 9, 2016 and (ii) within five days after the date hereof, appoint a working group of Seller’s key accounting matter experts who will meet with Representatives of Acquiror at reasonable intervals to use Commercially Reasonable Efforts to support the preparation of financial information in connection with Acquiror’s reporting obligations under the Securities Act and the Exchange Act or in connection with the Financing or any financing for the purpose of refinancing the bridge facility contemplated by the Debt Commitment Letter, in each case as reasonably requested as to substance and timing. Nothing in Section 4.20(b), Section 4.20(c) or this Section 4.20(d) will require Seller to take any action to the extent it would, in Seller’s reasonable judgment, interfere unreasonably with the Business or the business or operations of Seller or any member of the Seller Group or result in the waiver of any legal privilege. Acquiror will promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Affiliates in connection with the cooperation of Seller and its Affiliates contemplated by Section 4.20(b), Section 4.20(c) and this Section 4.20(d) (other than relating to the preparation of Financial Statements as set forth in Section 4.20(a)) and will indemnify and hold harmless Seller, its Affiliates and their respective representatives from and against any and all Losses suffered or incurred by any of them of any type in connection with the arrangement of any financing and any information provided or used in connection therewith (other than information provided by Seller and its Subsidiaries) or otherwise in connection with the performance of its obligations under this Section 4.20.

4.21 DDTC Notifications. Each of the Parties will submit to the DDTC any and all notifications required under Section 122.4 of ITAR. Without limiting the foregoing, each of the Parties will cooperate with each other and exchange information necessary to prepare and submit any such required notifications.

4.22 Delivery of Books and Records. Notwithstanding anything to the contrary in this Agreement and without limiting Section 4.07 hereof, (a) Seller will use reasonable best efforts to deliver (i) within ten days after the date hereof, to (A) Acquiror, the Transferred Real Property Leases, Transferred Tenant Leases and the Transferred Supplier Contracts and (B) Acquiror’s “clean team,” access to database of Transferred Customer Contracts and Shared Customer Contracts maintained by Axiom, (ii) within 30 days following the end of such 10-day period, copies of any Transferred Customer Contracts or Shared Customer Contracts referred to in clause (a)(i)(B) above to Acquiror, redacted (as applicable) to eliminate any portion thereof to the extent related to the Excluded Business; provided, however, that if Seller does not provide copies of such redacted Transferred Customer Contracts or Shared Customer Contracts during such 30-day period, Seller will provide Acquiror with access to such Axiom database (excluding Secured Contracts), subject to advice of the Parties’ respective antitrust counsel, and (iii) after the expiration of the 30-day period described above but prior to Closing, any other Transferred Customer Contracts or Shared Customer Contracts that were not delivered pursuant to clause (ii) above that can be located by Seller without undue effort or expense (redacted, as applicable, to eliminate any portion thereof to the extent related to the Excluded Businesses), provided that, notwithstanding the foregoing, with respect to Secured Contracts, Seller will only provide such portions of the Secured Contracts that do not contain or otherwise constitute classified information, (b) Seller will deliver to Acquiror, by the Closing, the Books and Records described in Section 4.22 of the Seller Disclosure Letter, (c) upon the receipt by Acquiror (or its Affiliate) of the required facility security clearance referred to in Section 4.18(d), provide portions of any Secured Contracts that contains or otherwise constitutes classified information to those employees of Acquiror or its Affiliate who have the personnel security clearance required to access such material, and (d) Seller will retain copies of all other Books and Records in its possession or control until the sixth anniversary of the Closing Date or such longer time as may be required to comply with applicable Law and, if requested by Acquiror, provide copies of such Books and Records to Acquiror. Notwithstanding the foregoing, in no event will the failure to deliver any Books and Records that are lost, missing or otherwise not in Seller’s possession be deemed a breach of this Agreement for any purpose.

4.23 Richardson Leasehold Site. Prior to the Closing, the Parties will cooperate with each other in good faith to negotiate the Richardson Lease. In the event that the Richardson Lease is not finalized by the Closing, (i) the Richardson Leasehold Site will not be considered a Transferred Site under this Agreement or any Ancillary Agreement (including without limitation for the purposes of the definition of Business and Acquired Assets), (ii) all Transferred Customer Contracts, Shared Customer Contracts and Transferred Tenant Leases, to the extent pertaining to the Richardson Leasehold Site, will be deemed Excluded Assets without any further action by Seller or Acquiror, and (iii) the U.S. Purchase Price will be adjusted as set forth on Section 4.23 of the Seller Disclosure Letter.

V. CONDITIONS

5.01 Mutual Conditions. The respective obligations of Seller and Acquiror to consummate the Closing are subject to the satisfaction or waiver of the following condition:

(a) no preliminary or permanent injunction, Law or other Order shall have been enacted or issued that would make unlawful the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

(b) at least 30 days prior to the anticipated Closing Date, Acquiror shall have confirmed to Seller that it can accurately generate bills for Transferred Customer Contracts and Shared Customer Contracts, in each case for which no Consent to Convey is required or, if required, such Consent has been obtained as of such date (the “Applicable Contracts”), based on delivery of (i) product catalogues, (ii) Pricing and Billing Formulas, and (iii) the first Data Delivery made by Seller pursuant to the Cutover Plan Support Agreement, at least 90 days prior to the anticipated Closing Date (the “Billing Condition”). For purposes of this Section 5.01(a), “Pricing and Billing Formula” means the methods and procedures used by Seller to translate the product catalog into valid customer quotes so that service orders may be generated to support existing and new customers using the pre-existing Business product catalogs and billing systems, including (A) a set of pricing and contract management policies and price floors which lead to pricing which is consistent with that presently undertaken by Seller in the ordinary course of the Business and (B) process(es) used to translate the service orders and telephone or web orders into billable rate elements which can be invoiced and supported to customers.

5.02 Conditions to the Obligation of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction (or waiver by Acquiror) of each of the following conditions:

(a) Seller and its Subsidiaries shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it or them at or prior to the Closing;

(b) (i) the representations and warranties of Seller contained in Article II of this Agreement (other than the representations and warranties in Section 2.12(b)(ii) and the Seller Specified Representations), which for purposes of this clause (i) shall be read as though none of them contained any materiality or “Business MAE” qualifications, shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except that any representation and warranty in any Section that is made as of a specific date shall be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct would not in the aggregate have a Business MAE, (ii) the Seller Specified Representations shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of the Closing, and (iii) the representations and warranties of Seller in Section 2.12(b)(i) shall be true and correct as of the Closing Date;

(c) No suit, action or other proceeding relating to the transactions contemplated by this Agreement under Antitrust Laws shall be pending or threatened by or before any Governmental Authority in which a Governmental Authority (i) seeks to enjoin or otherwise preclude the closing of the transactions contemplated by this Agreement or (ii) seeks to impose any conditions, liabilities, restrictions or requirements

(including the taking of, or requirement to omit the taking of, actions) on (A) Acquiror or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material and adverse to Acquiror and its Subsidiaries, taken as a whole, or (B) the Business, that would, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, taken as a whole. For purposes of this Section 5.02(c), a suit, action or other proceeding shall be deemed threatened if a Government official with responsibility for review of the transactions contemplated by this Agreement indicates that, based on current information, he or she intends to recommend that the reviewing Governmental Authority bring suit alleging that these transactions would violate Antitrust Laws, provided that no suit, action or other proceeding shall be deemed threatened unless the threat has been expressed either in writing or orally to one or more Representatives of each of Acquiror or Seller at a meeting or telephone conference at which one or more Representatives of Acquiror and Seller shall have been present;

(d) Acquiror shall have received a certificate of Seller dated the Closing Date, signed by an officer of Seller on Seller’s behalf and without personal liability, confirming the matters set forth in Section 5.02(a) and Section 5.02(b);

(e) Seller shall have delivered all of the items required to be delivered pursuant to Section 1.12(a) (excluding Section 1.12(a)(x) and Section 1.12(a)(xii) thereof);

(f) No Business MAE shall have occurred from the date of this Agreement to the Closing Date;

(g) Seller shall have completed the transactions contemplated by Section 1.01;

(h) The Title Company shall be unconditionally and irrevocably committed to issue an A.L.T.A. (or T.L.T.A. for the Owned Sites located in Texas) extended coverage form of owner’s title insurance policies with non-imputation coverage (provided that the required non-imputation affidavits and indemnities are in forms reasonably acceptable to Seller or substantially in the form attached hereto as Exhibit A and the Title Company has agreed based thereon to issue the non-imputation endorsement), or binders to issue the same, dated the Closing Date (or dated as of the date of recording of the relevant deed if in accordance with the customary practice in the applicable state provided there is gap coverage effective as of the Closing Date), insuring or committing to insure the applicable Acquired Entity as having good and marketable fee simple title (or good and indefeasible fee simple title if required by Law or in accordance with customary practice in the applicable jurisdiction) with respect to each of the Owned Sites located in the United States, subject only to Permitted Liens; and

(i) Acquiror shall have been afforded a period of at least 20 consecutive calendar days after its receipt of the Financial Statements required to be delivered at such time pursuant to Section 4.20(a) (including, in any event, the Financial Statements identified in Section 4.20(a)(i)) in connection with marketing efforts by the Acquiror related to the Financing; provided that (i) such 20 consecutive calendar day period shall not commence prior to February 21, 2017, (ii) such 20 consecutive calendar day period shall not be required to be consecutive to the extent it would include June 30, 2017 through July 4, 2017 (which dates shall be excluded for purposes of calculating such 20 day consecutive calendar day period), (iii) if such 20 consecutive calendar day period has not ended prior to August 21, 2017, then it will not commence until September 5, 2017, and (iv) such 20 consecutive calendar day period shall not be required to be consecutive to the extent it would include November 23, 2017 through November 26, 2017 (which dates shall be excluded for purposes of calculating such 20 consecutive calendar day period).

5.03 Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(a) Acquiror and its Subsidiaries shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it or them at or prior to the Closing;

(b) (i) the representations and warranties of Acquiror contained in Article III of this Agreement (other than the Acquiror Specified Representations), which for purposes of this clause (i) shall be read as though none of them contained any materiality or “Acquiror MAE” qualifications, shall be true and correct as of the Closing as though made at and as of the Closing (except that any representation and warranty in any Section that is made as of a specific date shall be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct would not in the aggregate have an Acquiror MAE, and (ii) the Acquiror Specified Representations shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of the Closing;

(c) Seller shall have received a certificate of Acquiror dated the Closing Date, signed by an officer of Acquiror on Acquiror’s behalf and without personal liability, confirming the matters set forth in Sections 5.03(a) and 5.03(b); and

(d) Acquiror shall have delivered all of the items required to be delivered pursuant to Section 1.12(b).

5.04 Frustration of Conditions. Neither Seller nor Acquiror may rely on the failure of any condition set forth in Section 5.01, Section 5.02 or Section 5.03, as the case may be, to be satisfied to excuse it from its obligation to effect the transactions contemplated hereby if such failure was caused by such Party’s breach of its obligations under this Agreement.

VI. TERMINATION AND ABANDONMENT

6.01 Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Acquiror;

(b) by either Seller or Acquiror:

(i) if the Closing does not occur on or prior to September 6, 2017 (the “End Date”); provided, that if on such date, the conditions to Closing set forth in Section 5.02(c) have not been satisfied, but all other conditions to the Closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), then either Party may extend the End Date to December 6, 2017; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 6.01(b)(i) will not be available to any Party whose breach of any provision of this Agreement has been the cause of the failure to consummate the Closing by such time; or

(ii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b)(ii) will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance or enactment of such Law or Order; or

(c) by Seller, if Acquiror breaches any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.01 or Section 5.03 and (ii) cannot be or has not been cured by the earlier of (A) the End Date and (B) 30 days after the giving of written notice to Acquiror of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(c) will not be available if Seller is then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(d) by Acquiror, if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.01 or Section 5.02 and(ii) cannot be or has not been cured by the earlier of (A) the End Date and (B) 30 days after the giving of written notice to Seller of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(d) will not be available if Acquiror is then in material breach of any of its representations, warranties or covenants contained in this Agreement.

6.02 Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Seller or Acquiror pursuant to this Article VI, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) each Party will return to the other Party or destroy all documents and copies and other material received from such other Party and its Affiliates and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof and (b) the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

6.03 Effect of Termination. If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement will become void and of no further force and effect, except for the provisions of Section 4.03 relating to publicity, Section 6.02, this Section 6.03, Article IX and Article X containing general provisions and definitions, respectively, except that nothing in this Article VI will be deemed to release any Party from any Liability for any Deliberate Breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.

6.04 Termination Fee. (a) In the event that (i) this Agreement is terminated by either Party pursuant to Section 6.01(b)(i) and at the time of such termination, (A) one or more of the conditions to Closing set forth in Section 5.01(a) (as a result of any Antitrust Law or any Order under Antitrust Laws) or Section 5.02(c) have not been satisfied and (B) all other conditions to Closing set forth in Section 5.01 and Section 5.02 have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing are capable of being satisfied on such date) or (ii) this Agreement has been terminated by either party pursuant to Section 6.01(b)(ii) as a result of any Antitrust Law or any Order under Antitrust Laws, then Acquiror shall pay the Termination Fee to Seller, provided that no Termination Fee shall be payable by Acquiror (x) pursuant to this Section 6.04(a) if the failure of the conditions to Closing set forth in Section 5.01(a) or Section 5.02(c) to be satisfied is primarily caused by Seller’s breach of any provision of this Agreement or (y) pursuant to clause (ii) of this Section 6.04(a) if Seller terminates this Agreement pursuant to Section 6.01(b)(ii) (1) without first providing at least three Business Days notice of its intention to terminate this Agreement pursuant to Section 6.01(b)(ii) or (2) after providing at least three Business Days notice of its intention to terminate this Agreement pursuant to Section 6.01(b)(ii) and, during such three Business Day period, Acquiror irrevocably confirms to Seller in writing of its intention to take all necessary actions (including the actions described in Section 4.02(b)) to render such Law or Order inapplicable to the transactions contemplated by this Agreement and thereafter continues to take all such necessary actions to render such Law or Order inapplicable to the transactions contemplated by this Agreement. In no event will Acquiror be required to pay the Termination Fee on more than one occasion. Any amount due under this Section 6.04 will be paid by wire transfer of same-day funds to an account provided in writing by Seller to Acquiror within two Business Days of the date of such termination.

(b) Except in the case of any Deliberate Breach or intentional fraud, in the event that (i) the Termination Fee is payable pursuant to Section 6.04(a) and (ii) Seller receives full payment of the Termination Fee pursuant to Section 6.04(a), (A) the Termination Fee shall be deemed to be liquidated damages, (B) the payment of the Termination Fee pursuant to Section 6.04(a) shall be the sole and exclusive remedy available to Seller and its Affiliates for any and all losses or damages suffered as a result of the failure of the transactions contemplated by this Agreement or any Ancillary Agreement to be consummated or for any breach or failure to perform hereunder, and (C) upon payment of the Termination Fee, none of Acquiror or any of its Affiliates or Representatives shall have any further liability or obligation to any other Party or its Affiliates relating to or arising out of this Agreement or in respect of any Ancillary Agreement or theory of Law or equity, whether in equity or at Law, in contract, in tort or otherwise, and none of Seller or its Affiliates shall be entitled to bring or maintain any Action against Seller or its Affiliates arising out of or in connection with this Agreement or the Ancillary Agreements, the transactions contemplated hereof and thereof, or the termination hereof and thereof.

(c) The Parties acknowledge that the agreements contained in this Section 6.04 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if Acquiror fails to pay in a timely manner any amount due pursuant to Section 6.04(a) and, in order to obtain such payment, Seller commences any Action that results in a judgment against Acquiror, Acquiror will pay to Seller interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made, together with reasonable and documented legal fees and expenses incurred in connection with such Action.

VII. INDEMNIFICATION

7.01 Indemnification by Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article VII, from and after the Closing Date, Acquiror will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against any and all Losses that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Assumed Liability (notwithstanding any provision in any Transferred Contract or Shared Customer Contract to the effect that the assignor remains liable for its responsibilities under such Contract following any assignment or other transfer), including the failure of Acquiror, or any member of the Acquiror Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any Assumed Liability; provided that Acquiror’s obligation under this Section 7.01(a) is subject to any obligation of Seller to indemnify Acquiror for such Losses pursuant to Section 7.02(d);

(b) subject to Section 7.07(a), any breach of or default under a Shared Customer Contract or Government Contract resulting from the failure of Acquiror or any member of Acquiror Group to perform, fulfill, discharge and, to the extent applicable, comply with, any Shared Customer Contract or Government Contract (including pursuant to Section 4.18(c) and Section 4.18(d)), in each case to the extent relating to the Business; provided, that Acquiror shall have no liability for any Losses under this Section 7.01(b) (i) to the extent resulting from any failure of Seller or any member of Seller Group to perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, such Shared Customer Contract or Government Contract before the Closing or relating to any Excluded Business, (ii) to the extent resulting from any failure of Seller or any member of Seller Group to perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, its obligations under the Transition Services Agreement, (iii) to the extent relating to or arising out of an allegation by the counterparty thereto that the transactions contemplated by this Agreement were in violation or breach of such Shared Customer Contract or Government Contract, (iv) to the extent such Losses arise out of a claim regarding the alleged failure by Acquiror to perform, fulfill, discharge or comply with such Shared Customer Contract or Government Contract during the six-month period immediately following the Closing, but only to the extent that the actions or omissions alleged to constitute such failure to comply with such Shared Customer Contract or Government Contract are consistent in all material respects with Seller’s practices before the Closing, or (v) to the extent that such Losses arise out of a claim regarding Acquiror’s alleged failure to perform, fulfill, discharge or comply with such Shared Customer Contract or Government Contract relating to a portion of such Shared Customer Contract or Government Contract that had not been provided to Acquiror at the time of the alleged failure; provided, however, that this clause (v) will not apply in the event that (A) Acquiror was or should have been aware of the requirements under the applicable portion of the Shared Customer Contract or Government Contract notwithstanding the fact that such portion of the Shared Customer Contract or Government Contract was not provided to Acquiror and (B) Acquiror was not in compliance with the analogous requirements, if any, under the Colocation Agreement at such time, as if such requirements applied to the Shared Customer Contract or Government Contract;

(c) any breach by Acquiror or any other member of the Acquiror Group of any covenant to be performed by such Persons pursuant to this Agreement; and

(d) any breach of any of the representations and warranties contained in Article III of this Agreement (it being agreed that for purposes of determining the amount of any Losses with respect thereto (but not for purposes of determining whether any breach of any representation or warranty has occurred), the representations and warranties that are qualified as to materiality or by reference to an Acquiror MAE shall be deemed not to be so qualified).

7.02 Indemnification by Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article VII, from and after the Closing, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Excluded Liability, including the failure of Seller or any other member of the Seller Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any Excluded Liability; provided that Seller’s obligation under this Section 7.02(a) is subject to any obligation of Acquiror to indemnify Seller for such Losses pursuant to Section 7.01(d);

(b) subject to Section 7.07(a), any breach of or default under a Shared Customer Contract or Government Contract resulting from the failure of Seller or any member of Seller Group to perform, fulfill, discharge and, to the extent applicable, comply with, (x) any Shared Customer Contract or (y) any Contract between any member of the Seller Group and a U.S. Government Authority or any Contract under which any member of the Seller Group is acting as a subcontractor (at any tier) of a third party in connection with such third party’s Contract with a U.S. Government Authority, in each case of (x) and (y) to the extent relating to any Excluded Business; provided, that Seller shall have no liability for any Losses under this Section 7.02(b) to the extent (i) resulting from any failure of Acquiror or any member of Acquiror Group to perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, such Shared Customer Contract or Government Contract after the Closing to the extent relating to the Business, (ii) resulting from any failure of Acquiror or any member of Acquiror Group to perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, its obligations under the Transition Services Agreement, or (iii) relating to or arising out of an allegation by the counterparty thereto that the transactions contemplated by this Agreement were in violation or breach of such Shared Customer Contract or Government Contract;

(c) any breach by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement; and

(d) any breach of any of the representations and warranties of Seller contained in Article II of this Agreement (including as if such representations and warranties were made as of the Closing Date (except in each case for such representations and warranties that are made as of a specific date)) (it being agreed that for purposes of determining the amount of any Losses with respect thereto (but not for purposes of determining whether any breach of any representation or warranty has occurred), the representations and warranties that are qualified as to materiality or by reference to a Business MAE shall be deemed not to be so qualified).

7.03 Calculation and Other Provisions Relating to Indemnity Payments.

(a) Insurance. The amount of any Loss for which indemnification is provided under this Article VII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance), including any insurance proceeds received pursuant to Section 1.03(e) and Section 4.12). If the Indemnitee or its Affiliates

actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b) Taxes. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to this Agreement (including under Section 8.04) will be decreased to offset any net Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment by such Indemnitee (or Affiliate thereof) of the relevant indemnified item, in the year in which such indemnification payment is made or for any prior year. The Indemnitee will provide the other Party with supporting documentation addressing, in reasonable detail, the amount of any such net Tax benefit.

(c) Exclusion of Certain Items. Notwithstanding any other provision hereof, neither Party will have any right to make any claims against the other in respect of any Liability (i) to the extent that the Liability was taken into account in determining the prorations of expenses pursuant to Section 1.11 or (ii) to the extent it would result in a duplicative payment or benefit of amounts recovered as part of the proration of expenses pursuant to Section 1.11.

7.04 Procedures for Defense, Settlement and Indemnification of Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Seller Group, on the one hand, against Acquiror or any member of the Acquiror Group, on the other hand, or (ii) by any member of the Acquiror Group, on the one hand, against Seller or any member of the Seller Group, on the other hand (collectively, other than Third-Party Claims, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Section 9.15. An Indemnitee will give the Indemnifying Party written notice of any Direct Claim (the “Direct Claims Notice”), which notice will describe the matter in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with, to the extent permitted by applicable Law, copies of any relevant documents evidencing such matter. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 7.04(a) will not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is materially prejudiced by such delay or failure to give notice. The Indemnifying Party will have a period of 60 days within which to object to any Direct Claims Notice, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article VII, and describing in reasonable detail the basis for its objection thereto, along with, to the extent permitted by applicable Laws and available to the Indemnifying Party, copies of any relevant documents supporting its objection. If the Indemnifying Party does not so respond within such 60 day period stating that the Indemnifying Party disputes its liability for such Direct Claim, the Indemnifying Party will be deemed to have accepted such Direct Claim, such Direct Claim will be deemed conclusively a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such Direct Claim to the Indemnitee as soon as reasonably practicable after the amount of such Direct Claim (or any portion thereof) becomes finally determined, in each case subject to the terms and conditions of this Agreement (including the limitations set forth in Section 7.07 and Section 9.01). If the Indemnifying Party disputes all or any part of such Direct Claim, the Indemnitee and the Indemnifying Party will attempt in good faith within 45 days to resolve such claim. If no such agreement can be reached through good faith negotiations within 45 days, either the Indemnitee or the Indemnifying Party may act to resolve such dispute in accordance with Section 9.15.

(b) Third-Party Claims.

(i) Notice of Claims. If an Indemnitee receives written notice of the assertion by a Person (including any Governmental Authority) which is not a member of the Seller Group or the Acquiror Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be reasonably considered to be obligated to provide indemnification under this Article VII (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt (and in any event within 30 days) written notice thereof (a “Third-Party Claims Notice”) after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 7.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is materially prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 45 days after receipt of a Third-Party Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages or equitable or corrective relief (with or without monetary damages, fines or penalties), which equitable relief would not adversely affect in any material respect the operations of (1) Seller or its Affiliates, if Acquiror is the Indemnifying Party, or (2) Acquiror or its Affiliates (including after the Closing, any Acquired Entities), if Seller is the Indemnifying Party, and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations thereon set forth in this Article VII (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible, subject to the limitations thereon set forth in this Article VII, for only the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 7.04(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 7.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if, in the reasonable judgment of the Indemnitee, based on the advice of counsel, there exists a conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnifying Party will pay the reasonable attorneys’ fees of one additional counsel selected by the Indemnitee in connection with such defense and reasonably acceptable to the Indemnifying Party. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate, at its own expense (subject to the prior sentence), in the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless (x) the Indemnifying Party promptly pays in full any obligation imposed on the Indemnitee by such settlement or judgment, (y) such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim without any finding or admission of any violation of Law or admission of any wrongdoing and (z) does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee may not settle any Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

7.05 Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully in good faith in the defense of such Action and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will be entitled to participate in the defense thereof and to retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Mitigation. In respect of any Loss for which indemnification may be sought pursuant to Article VII and Article VIII, the Indemnitee will (and will cause its Affiliates to) use its Commercially Reasonable Efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided that the amount of any indemnifiable Losses shall be increased by the net amount of any reasonable, documented out-of-pocket costs or expenses incurred by the Indemnitee in pursuing such mitigation.

7.06 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to the matters described in Section 7.01 and Section 7.02 of this Agreement (other than (i) the ability of any Party to seek specific performance or other equitable relief to require a Party to perform its obligations under this Agreement or any Ancillary Agreement to the extent permitted hereunder and thereunder and (ii) except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article VII or, in the case of indemnification relating to Taxes, Article VIII of this Agreement.

7.07 Limitations on Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, (i) Seller will not have any liability under Section 7.02(d) (other than with respect to a breach of Sections 2.01, 2.02, 2.04(a)-(b), 2.14, 2.20 and 2.21 (collectively, the “Seller Specified Representations”)) unless the aggregate liability for Losses suffered by the Acquiror Indemnitees thereunder exceeds $72,000,000 (the “Deductible”), and then only to the extent of such excess, (ii) Seller’s aggregate liability under Section 7.02(d) (other than with respect to a breach of any of the Seller Specified Representations) will not exceed 360,000,000 (the “Cap”), (iii) (A) Acquiror will not have any liability under Section 7.01(d) (other than with respect to a breach of Sections 3.01, 3.02 and 3.04(a)-(b) (collectively, the “Acquiror Specified Representations”)) unless the aggregate liability for Losses suffered by the Seller Indemnitees thereunder exceeds the Deductible, and then only to the extent of such excess, and (B) Acquiror’s aggregate liability under Section 7.01(d) (other than with respect to a breach of any of the Acquiror Specified Representations) will not exceed the Cap, (iv) no Party will have any liability under Section 7.01(d) or 7.02(d), as applicable, for any Loss arising out of any individual claim (or any series of claims arising out of substantially the same events, facts or circumstances, which will be aggregated for purposes of this clause (iv)), unless such Loss exceeds $300,000, and any Losses that are disregarded pursuant to this clause (iv) will not be aggregated for purposes of the preceding clauses (i) through (iii), (v) in no event will Seller’s liability under Section 7.02(b) (A) exceed $50,000,000 in the aggregate, or (B) exceed, with respect to any Shared Customer Contract, $15,000,000, and (vi) in no event will Acquiror’s liability under Section 7.01(b) (A) exceed $50,000,000 in the aggregate, or (B) exceed, with respect to any Shared Customer Contract, $15,000,000.

(b) Neither Section 7.07(a) nor Section 9.01 shall limit any Party’s rights or remedies in the event of fraud.

7.08 Tax Treatment of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Global Purchase Price to the fullest extent permitted by applicable Law.

7.09 Other Indemnification Provisions. Notwithstanding any provision in this Article VII to the contrary, all indemnification for claims relating to Taxes with respect to the transactions consummated pursuant to this Agreement will be provided exclusively pursuant to Article VIII of this Agreement and the provisions of this Article VII , except for Section 7.03(b), Section 7.05(b), Section 7.06, Section 7.08 and this Section 7.09, will not apply.

VIII. TAX MATTERS

8.01 Preparation and Filing of Tax Returns. (a) Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any Acquired Entity or solely in respect of the other Acquired Assets that are (i) required to be filed (taking into account any applicable extensions) on or before the Closing Date or (ii) required to be filed (taking into account any applicable extensions) after the Closing Date for any Tax period ending on or before the Closing Date. Seller will prepare any Tax Return described in clause (ii) of the immediately preceding sentence on a basis consistent with the past practices with respect to previously filed Tax Returns, except to the extent otherwise required by applicable Law, and will deliver to Acquiror any such Tax Return (other than Transfer Tax documentation, which is addressed in Section 8.06), together with any additional information relating thereto that Acquiror may reasonably request, at least 30 days prior to the due date for filing such Tax Return (taking into account any applicable extensions). Acquiror will have the right to review any such Tax Return and additional information, if any, prior to the filing of such Tax Return, and Seller will consider in good faith any comments submitted by Acquiror at least ten days prior to the due date of such Tax Return before delivering such Tax Return to Acquiror for filing. Acquiror will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Acquired Entities or solely in respect of the other Acquired Assets for a Straddle Period. Any such Tax Return required to be filed in respect of a Straddle Period will be prepared on a basis consistent with the past practices with respect to previously filed Tax Returns, except to the extent otherwise required by applicable Law. Acquiror will deliver to Seller, at least 30 days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller is responsible pursuant to Sections 8.04(a), 8.04(b) and 8.04(c). Acquiror will also deliver a copy of such Tax Return, together with any additional information relating thereto that Seller may reasonably request, and Seller will have the right to review such Straddle Period Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and Acquiror will consider in good faith any comments submitted by Seller at least ten days prior to the due date of such Tax Return before filing such Tax Return. Neither Acquiror nor any of its Affiliates (including any Acquired Entity) will file a Tax Return or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Acquired Entity or the other Acquired Assets for a Tax period ending on or before the Closing Date or a Straddle Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), provided that this sentence shall not prevent Acquiror from filing any such Tax Return on the due date for filing such Tax Return (taking into account any applicable extensions).

(b) The Party required by applicable Law to pay the Taxes due with respect to Tax Returns prepared and filed in accordance with Section 8.01(a) will timely pay such Taxes to the applicable Taxing Authority when due. At least five Business Days prior to the due date for the payment of such Taxes, the other Party will pay the amount of such Taxes for which it is responsible pursuant to this Article VIII (including as determined pursuant to Section 8.04(c)), if any, to the first Party. Acquiror will pay or cause to be paid to the applicable Taxing Authority all other Taxes required to be paid by or with respect to any Acquired Entity or the other Acquired Assets.

8.02 Carryforwards and Carrybacks. Acquiror will cause the Acquired Entities, to the extent permitted by applicable Law, to carry forward any Tax asset, arising in any Post-Closing Tax Period that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period. Acquiror will make, and cause its Affiliates (including the Acquired Entities) to make all available elections to effect the foregoing. Acquiror, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply in any Pre-Closing Tax Period any Tax asset arising in any Post-Closing Tax Period.

8.03 Refunds. Seller will be entitled to any refund or Refund Equivalent received or realized with respect to Taxes paid by Seller or an Affiliate of Seller with respect to any Acquired Entity or the other Acquired Assets for any Pre-Closing Tax Period (including, for the avoidance of doubt, any such amounts arising by reason of amended Tax Returns or any formal or informal claim for a refund of Taxes filed after the Closing Date in accordance with the provisions of this Section 8.03), and to the extent any such refund or Refund Equivalent is received or realized by Acquiror or any member of the Acquiror Group (including the Acquired Entities), Acquiror will pay to Seller the amount of such refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent, but reduced by the amount of any reasonable out-of-pocket costs (including income Taxes) incurred by Acquiror or any of its Affiliates (including any Acquired Entity) in obtaining such refund or Refund Equivalent within ten days of receipt (or realization) thereof. In connection with the foregoing, if Seller determines that any of the Acquired Entities is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Seller will be entitled to file or make, or to request that Acquiror cause the applicable Acquired Entity to file or make, such formal or informal claim for refund, at no out-of-pocket cost to Acquiror, and Seller will be entitled to control the prosecution of such claim for refund. Acquiror will cooperate, and cause the Acquired Entities to cooperate, with respect to such claim for refund. With respect to any refund of Taxes for a Straddle Period, Acquiror and Seller will equitably apportion any refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) received or realized with respect to such Taxes in a manner consistent with the principles set forth in Section 8.04(c).

8.04 Tax Indemnification. (a) Except to the extent the following have been taken into account in determining the proration of payables or expenses pursuant to Section 1.11, Seller will indemnify, defend and hold Acquiror and its Affiliates harmless from and against (i) all Excluded Taxes, (ii) all Taxes resulting from or arising in connection with any breach by Seller or any member of the Seller Group of any of the representations and warranties contained in Sections 2.13 or any covenant in this Agreement, (iii) all Transfer Taxes for which Seller is responsible pursuant to Section 8.06 and (iv) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii). Subject to Section 8.04(g), Seller’s obligation to indemnify, defend or hold harmless Acquiror or any of its Affiliates (including the Acquired Entities) from any Excluded Taxes pursuant to this Section 8.04(a) will terminate effective 30 days following the expiration of the applicable statute of limitations (including extensions).

(b) Except to the extent the following have been taken into account in determining the proration of payables or expenses pursuant to Section 1.11, Acquiror will indemnify, defend and hold Seller and its Affiliates harmless from and against (i) all Taxes imposed on the Acquired Entities or with respect to the other Acquired Assets for any Post-Closing Tax Period (except to the extent such Taxes are subject to indemnification pursuant to Section 8.04(a)), (ii) all Transfer Taxes for which Acquiror is responsible pursuant to Section 8.06, (iii) all Taxes resulting from or arising in connection with any breach by Acquiror or any member of the Acquiror Group of any covenant in this Agreement, and (iv) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii). Subject to Section 8.04(g), Acquiror’s obligation to indemnify, defend or hold harmless Seller or any of its Affiliates from Taxes pursuant to this Section 8.04(b) will terminate effective 30 days following the expiration of the applicable statute of limitations (including extensions).

(c) In the case of any Straddle Period:

(i) Property Taxes and other periodic Taxes imposed on or with respect to the Acquired Entities or the other Acquired Assets (that are not based on income, receipts, services or transactions, including sales, use, withholding, payroll and other employment Taxes), allocable to the Pre-Closing Tax Period will be computed based upon the ratio of (A) the number of days in the portion of such Straddle Period ending on and including the Closing Date to (B) the total number of days in such Straddle Period; and

(ii) Taxes of the Acquired Entities for the Pre-Closing Tax Period, other than Taxes subject to Section 8.04(c)(i), will be computed as if such Tax period ended as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis will be allocated between the portion of the Straddle Period ending as of the close of business on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion.

(d) Any indemnity payment required to be made pursuant to this Section 8.04 will be made within 30 days after the Indemnitee makes written demand upon the Indemnifying Party, but in no case later than five Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.

(e) If a claim or other Tax Proceeding is made or initiated by any Taxing Authority which, if successful, could result in an indemnity payment pursuant to Section 8.04 (a “Tax Claim”), the Party receiving notice of such Tax Claim will promptly notify the other Party in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than ten Business Days after such Tax Claim is made; provided, that failure to provide such notice will not relieve such other Party of its indemnification obligations except to the extent that such other Party is materially prejudiced by such failure. With respect to any Tax Claim relating to a Tax period ending on or before the Closing Date, Seller will have the right, at its own expense, to participate in, and, upon notice to Acquiror, to assume the defense thereof. If Seller assumes such defense, Seller shall have sole discretion as to the conduct of the defense of such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay the applicable Liability for Taxes and sue for a refund or contest the Tax Claim). Without limiting the discretion of Seller to conduct the defense of such Tax Claim, (i) Seller will keep Acquiror reasonably informed of any material developments in such Tax Claim and consider any comments of Acquiror in respect of the conduct of such Tax Claim in good faith with counsel of its own choosing, at its own expense, and (ii) if and only to the extent that a Tax Claim with respect to non-income Taxes would reasonably be expected to increase the liability of the Acquiror or any of its Affiliates for such non-income Taxes for any Post-Closing Tax Period, Seller shall not settle any Tax Claim relating to an Acquired Asset without Acquiror’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(f) Acquiror will control all Tax Claims with respect to Straddle Period Tax Returns of the Acquired Entities required to be prepared by Acquiror pursuant to Section 8.01(a); provided, however, that in the case of any such Tax Claim, Acquiror will not settle, compromise or abandon any such Tax Claim without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Acquiror will control all Tax Claims with respect to Taxes of or with respect to an Acquired Entity or the other Acquired Assets for any Tax period beginning on or after the Closing Date.

(g) Without limiting Acquiror’s right with respect to any Tax Claims described in clauses (e) and (f) above, if any Tax Reduction Proceeding (or any claim or application with respect thereto) is pending as of the Closing Date that is for any fiscal period that includes or precedes the Closing Date, neither Seller nor Acquiror shall have the right to enter into any settlement or compromise of any claim with respect to such Tax Reduction Proceeding (or such claim or application) without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such action would reasonably be expected to increase the Property Taxes for any Transferred Site.

(h) Notwithstanding anything herein to the contrary, indemnification for any and all Tax matters in respect of this Agreement, and the procedures with respect thereto, will be governed exclusively by this Article VIII, and the provisions of Article VII (except for Sections 7.03(b), 7.05(b), 7.06, 7.08 and 7.09) will not apply. The representations and warranties set forth in Sections 2.13 and the provisions of this Article VIII will survive the Closing Date until 30 days following the expiration of the applicable statute of limitations (including extensions); provided, however, that the right to be indemnified with respect to any matter set forth in this Section 8.04 for which notice was provided within 30 days following the expiration of the relevant statute of limitations will survive until such matter is fully resolved.

(i) Notwithstanding anything herein to the contrary, Seller will have no obligation to indemnify Acquiror or any of its Affiliates or equity holders for any Losses attributable to, in respect of or arising out of the status of Acquiror (or its failure to qualify) as a “real estate investment trust” within the meaning of Section 856 of the Code.

8.05 Allocation of Consideration. (a) As promptly as practicable after the date hereof but in any event no later than 30 days after the date hereof, Acquiror and Seller will agree to an allocation of the Base Price among the Hickory Brazil Acquired Entity Interests, the Hickory Colombia Acquired Entity Interests, and, collectively, the Acquired Entity Interests of all of the U.S. Acquired Entities (the “Country Allocation”).

(b) As promptly as practicable after the date hereof and no later than February 28, 2017, Acquiror will provide to Seller a draft allocation (the “Proposed Pre-Closing Allocation”) allocating the U.S. Base Price, the Brazil Base Price and the Colombia Base Price among the Acquired Assets within the United States, Brazil and Colombia, respectively, to the extent under applicable Law the determination of any Transfer Tax or the filing of any Tax Return with respect to such Transfer Tax requires an allocation of the U.S. Base Price, the Brazil Base Price or the Colombia Base Price, as applicable, based on the fair market value of any property. Seller will deliver to Acquiror in writing any objections to the Proposed Pre-Closing Allocation no later than 10 days after receipt thereof, and if Seller does not deliver any such written objection within such 10 day period, Seller will be deemed to have agreed with the Proposed Pre-Closing Allocation. Acquiror and Seller will negotiate in good faith to resolve any such dispute for a period of five days following delivery of any such objection by Seller. If Acquiror and Seller are unable to resolve any such dispute within such five-day period, Acquiror and Seller will submit such dispute to a mutually agreeable nationally recognized independent accounting firm. Such accounting firm will be instructed to resolve any such dispute in accordance with this Section 8.05 within 15 days of engagement, but in any event prior to the Closing. The determination of such accounting firm will be final and binding on the Acquiror and Seller, and Acquiror and Seller will equally bear the fees and expenses of such accounting firm. The allocation agreed to or determined pursuant to this Section 8.05(b) will be the “Final Pre-Closing Allocation.”

(c) As promptly as practicable after the Closing, but not later than 180 days after the Closing Date, Acquiror will provide to Seller a draft allocation (the “Proposed Post-Closing Allocation”) (i) modifying the Country Allocation and the Final Pre-Closing Allocation, in each case, solely to reflect any subsequent adjustments or prorations to the Brazil Base Price, Colombia Base Price or U.S. Base Price as expressly set forth in Section 1.07(c), Section 1.10(b), Section 1.10(c) or Section 1.11 and (ii) allocating the U.S. Purchase Price, the Brazil Purchase Price and the Colombia Purchase Price among the Acquired Assets within the United States, Brazil and Colombia, respectively, to the extent the Final Pre-Closing Allocation does not allocate the U.S. Purchase Price, the Brazil Purchase Price or the Colombia Purchase Price among such Acquired Assets. Seller will deliver to Acquiror in writing any objections to the Proposed Post-Closing Allocation no later than 30 days after receipt thereof, and if Seller does not deliver any such written objection within such 30 day period, Seller will be deemed to have agreed with the Proposed Post-Closing Allocation. Acquiror and Seller will negotiate in good faith to resolve any such dispute for a period of 10 days following delivery of any such objection by Seller. If Acquiror and Seller are unable to resolve any such dispute within such 10 day period, Acquiror and Seller will submit such dispute to a mutually agreeable nationally recognized independent accounting firm. Such accounting firm will be instructed to resolve any such dispute in accordance with this Section 8.05 within 20 days of engagement. The determination of such accounting firm will be final and binding on the Acquiror and Seller, and Acquiror and Seller will equally bear the fees and expenses of such accounting firm. The allocation agreed to or determined pursuant to this Section 8.05(c), will be the “Final Post-Closing Allocation and together with the Country Allocation and the Final Pre-Closing Allocation, will be the “Allocations.”

(d) Any allocation pursuant to this Section 8.05 will be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any similar provision of U.S. state, local or non-U.S. Tax Law.

(e) Seller and Acquiror will not, and will cause their respective Affiliates to not, take a position on any Tax Return or before any Taxing Authority that is inconsistent with the Allocations, except as required by applicable Law, and Seller and Acquiror will file IRS Form 8594 and all federal, state, local and foreign Tax Returns consistent with the Allocations.

8.06 Transfer Taxes. Seller will pay, and be responsible for, the lesser of (a) 50% of all Transfer Taxes actually incurred in connection with the transactions consummated pursuant to this Agreement, including any Transfer Taxes resulting from the transactions contemplated by Section 1.01, and (b) 50% of the Transfer Taxes that would have been payable (as reasonably determined in good faith by Seller) if Seller had Conveyed or caused to be Conveyed the Acquired Assets and assigned or caused to be assigned the Assumed Liabilities to Acquiror without consummating the transactions contemplated by Section 1.01. Acquiror will pay, and be responsible for, all other

Transfer Taxes actually incurred in connection with the Conveyance of the Acquired Assets pursuant to this Agreement, including any Transfer Taxes resulting from the transactions contemplated by Section 1.01. Any Tax Return required to be filed with respect to any Transfer Taxes will be filed by the Party primarily responsible for such filing under applicable Law on a basis consistent with the Final Pre-Closing Allocation; provided, that if Seller and Acquiror cannot in good faith agree as to the Party so responsible under applicable Law, Acquiror will be deemed to be primarily responsible for such filing for purposes of this Section 8.06, and Acquiror will acknowledge such responsibility by written notice to the Seller. The primarily responsible Party will deliver to the other Party a draft of any such Tax Return at least 15 days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions), and any additional information relating thereto that the other Party may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five days prior to the applicable due date. Each Party will, promptly upon reasonable request of the other, use Commercially Reasonable Efforts to obtain any certificate or other document from any Taxing Authority as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes, including any available exemptions or refunds with respect thereto.

8.07 Miscellaneous. (a) Acquiror and its Affiliates will pay and indemnify and hold harmless Seller and its Affiliates from and against any Taxes of Seller or its Affiliates (including any Taxes for which such Seller or its Affiliates are responsible under this Agreement) directly resulting from any actions outside of the ordinary course of business taken, or caused to be taken, by Acquiror or any of its Affiliates following the Closing on the Closing Date (other than any transactions pursuant to, or specifically contemplated by, this Agreement or effected with the written consent of Seller (including the filing of any Tax Return and any position related thereto)).

(b) Except as provided in Section 8.07(e), with respect to any Acquired Entity, Acquiror will not, and will not permit any of its Affiliates (including, after the Closing, the Acquired Entities) to, cause any election pursuant to Treasury Regulation Section 301.7701-3 to treat any such Acquired Entity as a corporation for U.S. Federal Income tax purposes to be filed, or make any other election or filing, in each case, if such election or filing would be effective on or prior to the Closing Date.

(c) Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Agreement, including the preparation of any Tax Return and the conduct of any Tax Claim.

(d) Except to the extent otherwise required by applicable Law, and subject to Section 8.04(i), Seller and Acquiror agree to treat (and to cause their respective Affiliates to treat) for U.S. federal and state income tax purposes (i) the Acquired Assets and the Assumed Liabilities as assets owned by, or as liabilities of, the Acquiror or its Affiliates effective as of the Closing and (ii) the Shared Customer Contracts as partially assigned effective as of the Closing, and Seller and Acquiror will file all Tax Returns in manner consistent with such treatment in clauses (i) and (ii). Notwithstanding the foregoing, if (A) any such Acquired Asset or Assumed Liability cannot be Conveyed at Closing as contemplated by Section 1.07, or any such Shared Customer Contract cannot be actually partially assigned or amended at Closing as contemplated by Section 4.04, and in either case, (B) the arrangement by which the Acquiror provides the benefits and burdens of such Acquired Asset or Assumed Liability or Shared Customer Contract is not evidenced in a separate binding written document executed by Seller and Acquiror (or their respective Affiliates, as applicable), then if a Party determines that any such treatment is not more likely than not to prevail on an audit by the IRS or other applicable Taxing Authority (taking into account the Parties’ mutual intention as evidenced by the preceding sentence), such Party will provide prompt written notice to the other Party of such determination. Acquiror and Seller will negotiate in good faith to resolve any such dispute for a period of 10 days following delivery of such notice. If Acquiror and Seller are unable to resolve such dispute within such 10 day period, Acquiror and Seller will submit such dispute to a mutually agreeable nationally recognized independent accounting firm or law firm. Such accounting firm or law firm will be instructed to resolve any such dispute in accordance with applicable Law within 20 days of engagement. The determination of such accounting firm or law firm will be final and binding on the Acquiror and Seller, and Acquiror and Seller will equally bear the fees and expenses of such accounting firm or law firm.

(e) As promptly as practicable after the date hereof, and prior to the Closing Date, Seller shall determine, in good faith, the consequences to it and its Affiliates of making an election under Section 338(g) of the Code with respect to Hickory Colombia. Unless Seller notifies Acquiror that it has determined, in good faith, that the making of a Section 338(g) election with respect to Hickory Colombia would have an adverse impact on the Tax liability of Seller or its Affiliates, Acquiror shall be entitled to make a Section 338(g) election with respect to Hickory Colombia.

IX. MISCELLANEOUS

9.01 Survival. (a) Representations and Warranties. Except as set forth in the following two sentences, the representations and warranties of Seller contained in this Agreement will survive the Closing until the date that is 12 months after the Closing Date. The Seller Specified Representations, the Acquiror Specified Representations and the representations and warranties set forth in Section 2.19 (Environmental Matters) will survive the Closing until the date that is the third anniversary of the Closing. The representations and warranties set forth in Section 2.13 (Taxes) will survive as provided in Section 8.04(g). Except as provided in Section 8.04(g), no Party will have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof as set forth in this Section 9.01, unless a notice of a breach thereof giving rise to a right of indemnity has been sent or given to the Party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved.

(b) Covenants and Agreements. To the extent any covenants and agreements contained in this Agreement by their terms are to be performed or complied with after the Closing, such covenants and agreements will survive the Closing in accordance with their terms. All other covenants and agreements contained in this Agreement will terminate upon the Closing, except that (i) the covenants set forth in Section 4.01 will survive the Closing until the date that is 11 months after the Closing Date and (ii) those covenants contained in Article VIII shall survive until 30 days following the expiration of the applicable statute of limitations (including extensions).

9.02 Expenses. Except as otherwise provided in this Agreement or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses. Acquiror will be responsible for and pay any requisite filing fee in respect of any notification submitted pursuant to any Antitrust Laws and any fees, costs and expenses associated with each policy of title insurance referred to in Section 5.02(h).

9.03 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. The Confidentiality Agreement will automatically terminate and be of no further force and effect as of the Closing.

9.04 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of New York for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 9.15, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of New York, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(c).

9.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day after being sent, if sent by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Seller:

Verizon Communications Inc.

One Verizon Way

VC54S404

Basking Ridge, NJ 07920

Attention: John N. Doherty (Facsimile: 908-696-8041)

                  Philip R. Marx (Facsimile: 908-696-2067)

with a copy to (which will not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Andrew M. Levine

                  Yi Claire Sheng

Facsimile: (212) 755-7306

And

Verizon Communications Inc.

ATTN: William L. Horton JR

SVP & DGC- Corp Secretary

Public Policy & Law

One Verizon Way, 04 Floor Room E219

Basking Ridge, NJ 07920

(ii)	If to Acquiror:

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Attention: General Counsel

Facsimile: (650) 598-6913

with a copy to (which will not constitute notice):

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 752-3604

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.05. Any notice to Seller will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.

9.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party; provided, further, that notwithstanding anything to the contrary herein, none of Section 6.03, Section 9.04, this Section 9.06, Section 9.07, Section 9.10, or Section 9.17 (or any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 6.03, Section 9.04, this Section 9.06, Section 9.07, Section 9.10, or Section 9.17) may be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources party to the Commitment Letter. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 7.06, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

9.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Seller Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 9.07 does not limit any rights of Seller to enforce specifically the performance of the terms and provisions of Section 4.14; provided, further, that notwithstanding anything to the contrary herein, the Financing Sources shall be express third party beneficiaries of, and shall be entitled to enforce their rights under, Section 6.03, Section 9.04, Section 9.06, this Section 9.07, Section 9.10 and Section 9.17.

9.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided, that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification or other obligations under this Agreement. Notwithstanding the foregoing, neither Seller nor Acquiror may assign the obligations set forth in Section 9.16 without the prior written consent of the other Party hereto. Any attempted assignment or delegation in contravention of this Section 9.08 will be void.

9.09 Construction. (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs will include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof (including any supplements, guarantees or assignments entered into in connection therewith). References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Acquiror Disclosure Letter or Seller Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or the Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder and will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) References to documents or other materials “provided” or “made available” to Acquiror will mean that such documents or other materials were delivered to Acquiror or its Representatives or were present in the online data room (the “Data Room”) available to Acquiror and its Representatives and maintained by Seller for purposes of the transactions contemplated by this Agreement as of 5:00 pm New York City time on the date immediately preceding the date hereof. Seller will provide Acquiror with the ability to print and download any such documents and materials or will otherwise provide Acquiror with a copy of such documents and materials.

9.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law, in each case so as to best preserve the intention of the Parties with respect to the benefits and obligations of this Agreement.

9.11 Counterparts. This Agreement may be executed in counterparts (each of which need not contain the signature of the other Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.13 Disclosure Letters. There may be included in the Seller Disclosure Letter or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Seller Disclosure Letter and the Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Seller Disclosure Letter and the Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

9.14 Waiver of Conflicts Regarding Representation. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Seller and its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Seller and its Affiliates in connection with such transactions. Acquiror hereby waives, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Entities), any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Seller or its Affiliates with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Entities), that Jones Day may represent Seller in any litigation, arbitration, mediation or other Action against or involving Acquiror or any of its Affiliates, arising out of or in connection with such transactions.

9.15 Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and subject to Section 9.12, the procedures set forth in this Section 9.15 will govern dispute resolution of any Direct Claim under Section 7.04 (a “Dispute”). Prior to commencing litigation as to any Dispute, Acquiror or Seller, as applicable, will first deliver to the other Party a written notice of the Dispute. Following receipt of such notice, each of the Parties will cause a designated Representative to negotiate in good faith to resolve the Dispute. If such Representatives are unable to resolve the Dispute within 30 Business Days after the date of notice, either Party will have the right to commence litigation in accordance with Section 9.04. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing negotiations will be without prejudice to the legal position of a Party in any subsequent Action and kept confidential and protected against disclosure.

9.16 Obligations of Affiliates. Each of Seller and Acquiror will cause all of the members of its Group to comply with their respective obligations under this Agreement and the Ancillary Agreements (whether or not any such members of its Group are parties to this Agreement or Ancillary Agreements). Seller hereby guarantees to Acquiror the performance of the other members of the Seller Group of their respective obligations under this Agreement and the other Ancillary Agreements, and Acquiror hereby guarantees to Seller the performance of the other members of the Acquiror Group of their respective obligations under this Agreement and Ancillary Agreements. Any breach of such obligation by a member of a Group shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such member.

9.17 Waiver of Rights Against Financing Sources. Notwithstanding anything herein to the contrary, the Seller (on behalf of itself and its shareholders, managers, Affiliates, officers, employees and representatives) hereby irrevocably waives any and all rights and claims against any of the Financing Sources in connection with this Agreement, the Commitment Letter and the transactions contemplated hereby and thereby, including, without limitation, the financing of the Purchase Price, whether at Law or in equity, in contract, in tort or otherwise. None of the Financing Sources shall have any liability or obligation to the Seller (or any of its shareholders, managers, Affiliates, officers, employees and representatives) relating to or arising out of this Agreement, the Commitment Letter or the transactions contemplated hereby and thereby, including, without limitation, the financing of the Purchase Price, whether at law, or equity, in contract, in tort or otherwise. In no event shall the Seller (or any of its shareholders, managers, Affiliates, officers, employees and representatives) be entitled to seek or obtain any other damages of any kind against any of the Financing Sources for, or with respect to, this Agreement, the Commitment Letter or the transactions contemplated hereby and thereby, including, without limitation, any failure to consummate the financing of the Purchase Price, any breach by the Acquiror, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

X. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.

“Acquiror Group” means Acquiror and each of its Affiliates, including, after the Closing, the Acquired Entities.

“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has materially impaired or materially delayed or would reasonably be expected to materially impair or materially delay the ability of Acquiror and the other members of the Acquiror Group to consummate the transactions contemplated hereby.

“Acquiror Plan” means any employee benefit plan, agreement, program, policy or arrangement maintained by the Acquiror or any of its Affiliates.

“Action” means any claim, action, suit, countersuit, arbitration, mediation, hearing, proceeding, audit, review, complaint, litigation, subpoena or similar proceeding by or before any Governmental Authority or arbitrator, whether administrative, civil, criminal, regulatory or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of Seller will include the Acquired Entities prior to the Closing, and Affiliates of Acquiror will include the Acquired Entities after the Closing.

“Ancillary Agreements” means collectively, the Cutover Plan Support Agreement, the Post-Closing Leases, the Colocation Agreement Amendment, the Richardson Lease (if applicable), the Joint Marketing Agreement, the Transition Services Agreement, the Non-U.S. Transfer Agreements and the Interim Leases (if any).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and/or (b) control foreign investment.

“Assets” means all assets, properties, claims and rights of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected in books and records or financial statements.

“Base Price” means $3,600,000,000 in cash.

“Brazil Base Price” means the amount allocated to the Hickory Brazil Acquired Entity Interests pursuant to Section 8.05(a).

“Brazil Purchase Price” means an amount in Brazilian reais equal to the Brazil Base Price, as adjusted pursuant to Section 1.07(c) and Section 1.10(b) and subject to Section 1.11, based on the closing exchange rate provided by Bloomberg two Business Days before the Closing.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States, Brazil or Colombia.

“Business Employee” means each Person employed by Seller or any member of the Seller Group prior to the Closing Date who is identified in Section 2.11(a) of the Seller Disclosure Letter whose job functions are primarily in support of the Business, whose location is in the United States, Brazil, or Colombia and who is not identified in Section 2.11(b) of the Seller Disclosure Letter as an Excluded Employee.

“Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Business taken as a whole; provided, however, that any effect resulting or arising from or relating to any of the following matters, alone or in combination, will not be deemed to constitute, nor will any such effect be taken into consideration when determining whether there has been, or would reasonably be expected to be, a Business MAE: (a) changes generally affecting the industries in which the Business operates, (b) changes in general economic conditions, financial, banking or capital markets, or interest or currency rates whether in the United States or other geographic areas in which the Business operates, (c) changes in geopolitical conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or any outbreak, escalation or development thereof, (d) acts of God, natural disasters or other calamities, (e) changes in applicable Laws or GAAP, or the interpretations thereof, (f) the failure of the Business to meet any forecasts, projections or budgets for any period prior to, on or after the date of this Agreement (but the underlying cause for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, and (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby; provided, further, that with respect to clauses (a) through (e), such matters will be taken into consideration to the extent that they have a materially disproportionate effect on the Business as compared to similarly situated businesses generally operating in the same industry as the Business; or (ii) has materially impaired or materially delayed or would reasonably be expected to materially impair or materially delay the ability of Seller and the other members of the Seller Group to consummate the transactions contemplated hereby.

“Cesantia” means the severance payments required to be paid pursuant to article 249 of the Colombian Labor Code and other related Laws.

“Code” means the United States Internal Revenue Code of 1986.

“Colocation Agreement” means, collectively, the Master Country Agreement (United States), dated August 22, 2013, between MCI Communications Services Inc. d/b/a Verizon Business Services and Equinix Operating Co. Inc. n/k/a Equinix LLC and the Master Country Agreement (Brazil) to be entered into at or before Closing between Acquiror (or a designated Affiliate of Acquiror) and Seller (or a designated Affiliate of Seller), as amended by the Colocation Agreement Amendment.

“Colocation Agreement Amendment” means the amendment to the Master Country Agreements to be entered into at Closing between Equinix LLC and Seller (or a designated Affiliate of Seller) in substantially the form attached as Exhibit C hereto.

“Colombia Base Price” means the amount allocated to the Hickory Colombia Acquired Entity Interests pursuant to Section 8.05(a).

“Colombia Purchase Price” means an amount in U.S. Dollars equal to the Colombia Base Price, as adjusted pursuant to Section 1.07(c) and Section 1.10(b) and subject to Section 1.11.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) except in the case of Section 4.12 and Section 4.18(d), to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities (including any guarantees or other non-monetary security) to unaffiliated third parties or to grant any non-de minimis concessions or accommodations (financial or otherwise) unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party, (b) to violate any Law, or (c) to initiate any litigation or arbitration.

“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans, (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements and each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (e) with respect to Hickory Brazil, all (i) statutory labor and employment rights and/or benefits provided by Brazilian labor and employment laws, including, but not limited to, Decreto-Lei No. 5,452/1943 (the Brazilian Labor Law, so called in Portuguese “Consolidação das Leis do Trabalho – CLT”) and (ii) applicable non-statutory labor and/or employment rights and/or benefits, and (f) with respect to Hickory Colombia, all (i) statutory employment benefits provided on the Colombian Labor Code (Código Sustantivo del Trabajo), Law 100 of 1993, and other applicable Laws, which include among other, Cesantia contributions, payroll taxes (aportes parafiscales), social security payments and (ii) applicable non-statutory benefits (beneficios extralegales) in the case of each of clauses (a) through (f), either (i) maintained or contributed to by Seller or any of its Subsidiaries as of the date of this Agreement for the benefit of any of the Continuing Employees or any of their beneficiaries or (ii) pursuant to which Acquiror or any of its Subsidiaries may have any Liability for any Continuing Employees subsequent to the Closing in respect of periods prior to the Closing, excluding in the case of clauses (i) and (ii) any plans, policies, arrangements or agreements not sponsored by Seller or any of its Subsidiaries to which contributions by an employer are mandated by a Governmental Authority or by Law or Orders.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated December 8, 2015, between Seller and Acquiror.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any other Person.

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Controlled Group Liability” means any liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) in respect of any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code, (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) “welfare benefit fund” within the meaning of Section 419 of the Code.

“Cutover Plan Support Agreement” means a Cutover Plan Support Agreement entered into between Seller and Acquiror on the date hereof.

“Deliberate Breach” means (a) a breach of a representation or warranty that the Party making the representation or warranty had Knowledge was false at the time such representation or warranty was made or (b) a breach of a covenant by a Party where such Party had Knowledge at the time that the action so taken or omitted to be taken by such Party constituted a breach of such covenant.

“Embedded Systems” means the operating systems, in object code format only, embedded in, provided by the manufacturer with and transferable with, servers, embedded in computers and other electronic data processing equipment included in the Acquired Assets; provided, however, Embedded Systems will not include any Software or other Intellectual Property owned by Seller or its Affiliates.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any actual noncompliance with any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds the applicable standard or threshold under applicable Environmental Law or otherwise requires reporting, investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority to the extent having jurisdiction over the Business that relate to the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means the businesses of Seller and its Subsidiaries other than the Business. Without limiting the foregoing, Excluded Business includes (i) all cloud computing services and managed hosting services, managed network services, internet transit, telecommunications services, storage services or application management services provided by Seller and/or its Subsidiaries and (ii) the business of providing customers with space, power and on-site telecommunications connectivity for information technology equipment used in connection with customers’ business operations at data centers other than the Transferred Sites.

“Excluded Compensation and Benefit Plan Liabilities” means all Liabilities relating to Continuing Employees under the Compensation and Benefit Plans to the extent arising out of or resulting from facts or events occurring prior to the Closing, other than the Liabilities relating to Continuing Employees (i) under Compensation and Benefit Plans arising out of or resulting from facts or events occurring prior to the Closing that are to be assumed by Acquiror or any other member of the Acquiror Group pursuant to Section 4.14 or (ii) as otherwise provided pursuant to Section 1.05(f).

“Excluded DC Power Plant” means a power plant for direct-current power that exclusively services the power needs of one or more Excluded Businesses, unless Seller elects at its discretion, by written notice to Acquiror prior to the Closing, that such power plant will be an Acquired Asset.

“Excluded Taxes” means any liability, obligation or commitment for (a) any income, franchise or similar Taxes imposed on Seller or any of its Affiliates (other than the Acquired Entities), (b) any Taxes imposed on the Acquired Entities or in respect of the other Acquired Assets, in each case, for any Pre-Closing Tax Period (and in the case of a Straddle Period, as determined pursuant to Section 8.04(c)), (c) any Taxes imposed on any Acquired Entity or in respect of the Acquired Assets arising as a result of Seller or any of the other members of the Seller Group (including any such Acquired Entity) (i) having been a transferee or successor with respect to any event occurring prior to the

Closing, (ii) being a party to any contract entered into prior to the Closing, or (iii) having been prior to Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of an Acquired Entity to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than the Acquired Entities and (d) Transfer Taxes that are the responsibility of Seller pursuant to Section 8.06.

“FAR” means the Federal Acquisition Regulations.

“FGTS” means the employee severance fund, so called, in Portuguese, “Fundo de Garantia do Tempo de Servico,” managed by the Brazilian government-owned federal bank Caixa Economica Federal.

“Financial Reporting Manual” means the Financial Reporting Manual promulgated by the Division of Corporation Finance of the SEC.

“Financing” means the financing to be incurred by Acquiror and/or its Affiliates pursuant to the Commitment Letter, including the Committed Financing and any offering or private placement of securities contemplated by the Commitment Letter and any related engagement letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements with the Acquiror or its Affiliates to finance the Global Purchase Price, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns (other than, in each case, any member of the Acquiror Group).

“Former Business Employee” means a former employee of Seller Group whose job functions were primarily in support of the Business.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.

“Global Purchase Price” means the sum of the U.S. Purchase Price, the Brazil Purchase Price and the Colombia Purchase Price.

“Government Bid” means any currently outstanding quotation, bid, offer, or proposal made by the Seller or another member of the Seller Group (solely to the extent relating to the Business) prior to the Closing Date which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Transferred Customer Contract or Shared Customer Contract that (a) is between Seller or another member of the Seller Group (solely to the extent relating to the Business) and a U.S. Governmental Authority or (b) is entered into by Seller or another member of the Seller Group (solely to the extent relating to the Business) as a subcontractor (at any tier) in connection with a Contract between another Person and a U.S. Governmental Authority.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Group” means the Seller Group or the Acquiror Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, including such substances defined or regulated as “hazardous,” “toxic” or words of similar import in any Environmental Laws.

“Hickory Colombia” means Terremark Colombia, Inc., a business company incorporated and existing under the Laws of British Virgin Islands, and its Colombian branch, Terremark Colombia, Inc., Sucursal Colombia, identified with Colombian Tax ID number 900.195.141-1.

“Indebtedness” means, with respect to any Person, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock and all prepayment premiums, penalties and other fees and expenses paid or payable to satisfy such liabilities or obligations, (ii) any obligations under conditional sale or other title retention agreements, (iii) any obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and similar obligations to creditors for goods and services), (iv) any capitalized lease obligations, (v) all liabilities for the reimbursement of any obligor on any (x) letter of credit, (y) banker’s acceptance, or (z) similar credit transaction securing obligations of a type described in clause (i) above to the extent of the obligation secured, (vi) all accrued and unpaid interest on any of the liabilities or obligations described in clauses (i) through (v) above, and (vii) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i) through (v) above, to the extent of the obligation guaranteed.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VII, Article VIII or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VII, Article VIII or any other section of this Agreement.

“Information” means information in written, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, know-how, designs, specifications, drawings, blueprints, diagrams, charts, plans, customer lists, correspondence, memos and other technical, financial, employee or business information or data.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, and other indicia of ownership of an invention, discovery or improvement, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, issued by an Governmental Authority, (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, social media user names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, and Internet domain names and associated uniform resource locators (“Trademarks”), (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority, (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, databases, designs, models, tools, algorithms, Software architecture, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof, (e) rights in all computer software programs, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, and all versions, upgrades, updates and enhancements of the foregoing, including all object code and source code versions of the foregoing, and documentation relating thereto, in any and all forms of media (“Software”), (f) registered and unregistered design rights, (g) rights of privacy and publicity, and (h) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“IRS” means the United States Internal Revenue Service.

“Joint Marketing Agreement” means the Joint Marketing Agreement to be entered into between Seller and Acquiror at the Closing, in substantially the form attached as Exhibit G hereto.

“Knowledge” means, in the case of Acquiror, the actual knowledge of each of the Persons listed in Section 10.3 of the Acquiror Disclosure Letter after due inquiry of each such Person’s direct reports, as of the date of the representation, and, in the case of Seller, the knowledge of each of the Persons listed in Section 10.4 of the Seller Disclosure Letter as of the date of the representation.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Lien” means, whether arising under any Contract or otherwise, any mortgage, pledge, lien, charge or other security interest, restriction, right, easement, adverse claim, conditional sale or other title retention agreement or other encumbrance of any kind.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any (a) punitive or exemplary damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or (b) special or consequential damages that, in the case of clause (b), are not reasonably foreseeable, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Order” means any order, judgment, injunction, award, decision, decree, writ or other legally enforceable requirement issued, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parties” means Seller and Acquiror.

“Permits” means any licenses, registrations, permits, Orders, clearances (including security clearances), or other authorizations of any Governmental Authority, or any license or permit issued by a Governmental Entity or Zona Franca de Bogotá S.A. (in its capacity as Operating User) to operate within a free trade zone.

“Permitted Liens” means (a) zoning, building, planning and other similar restrictions imposed by Law, (b) with respect to the Transferred Sites, easements, covenants, restrictions and other encumbrances of record (other than any monetary Liens except those relating to assessments under any recorded restriction that are not yet due and payable) that do not, individually or in the aggregate, materially interfere with the current use of the applicable Transferred Site, including all exceptions shown on any title policies issued at the Closing, (c) Liens for current Taxes and assessments not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) mechanic’s, workman’s, materialman’s, carrier’s, repairer’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business with respect to amounts not yet overdue, (e) with respect to Acquiror, Liens securing obligations pursuant to credit documents of Acquiror in connection with any financing or refinancing of Acquiror, (f) Liens on the personal property of Seller or any of its Subsidiaries located at any Leased Sites in favor of the landlord of such Leased Sites, whether contractual (i.e., contained in a Transferred Real Property Lease) or statutory, (g) as to any Leased Sites, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder and (h) any state of facts that an accurate survey of the Transferred Site would disclose that do not, individually or in the aggregate, materially interfere with the current use of the applicable Transferred Site.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

“Post-Closing Leases” means, collectively, the leases and subleases to be entered into between one or more members of the Seller Group, as lessees or sublessees, and one or more members of the Acquiror Group, as lessors or sublessors, at the Closing, provided that each such lease or sublease will (a) be in substantially the form, as applicable, attached as Exhibit D-1 or Exhibit D-2 hereto, with appropriate modifications to the extent necessary to reflect or comply with the requirements under the Laws of the jurisdiction in which the property is located and subject to property-specific changes mutually acceptable to Seller and Acquiror, provided that neither Party will unreasonably withhold its consent thereto, and (b) have terms and conditions that are consistent with the term sheet for the applicable property set forth in Exhibit E hereto.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means any and all of the following Taxes, assessed or imposed upon, against or with respect to real or personal property or the use and occupancy of real or personal property whether imposed directly by a Governmental Authority or indirectly through any other Persons: (i) real property and personal property ad valorem Taxes; (ii) property Taxes assessed by any Taxing Authority for improvements or betterments located at the Transferred Sites; and (iii) any other Tax imposed solely as a result of the use or ownership of real or personal property that is similar to the Taxes described in (i) and (ii).

“Refund Equivalent” means any credit against or offset of Taxes received in lieu of an actual refund.

“Regulation S-X” means Regulation S-X promulgated by the SEC.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air.

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.

“Richardson Lease” means the lease to be entered into at Closing between a member of the Seller Group, as lessor, and a member of the Acquiror Group, as lessee, of the portion of the premises located at the Richardson Site used in the Business (such portion, the “Richardson Leasehold Site”), in a form to be agreed by the Parties.

“Richardson Site” means the property located at 400 International Parkway, Richardson, Texas.

“Sales Commission Program” means (a) the United States – Manager IT Solutions 2016 Plan, (b) the United States – Sales IT Solutions 2016 Plan, and (c) the United States – Large Account Sales IT Solutions Plan.

“SEC” means the United States Securities and Exchange Commission.

“Secured Contracts” means any Government Contract that contains classified information or otherwise requires the service provider to maintain facility security clearance or personnel security clearance.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.

“Seller Group” means Seller and each of its Subsidiaries, but excluding, after the Closing, any Acquired Entity.

“Seller Indemnitees” means Seller, each member of the Seller Group, and all Persons who are or have been directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Seller Group (in each case, in their respective capacities as such).

“Seller Leaseback Space” means any space within any Transferred Site that is leased or subleased to Seller or its Affiliates pursuant to any Post-Closing Lease or any space provided to Seller or its Affiliates for use under the Colocation Agreement.

“Seller Transaction Expenses” means all fees and expenses incurred by Seller or any of its Subsidiaries for investment bankers, accountants, lawyers and other professional advisors in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

“Shared Customer Contract” means any Contract between Seller or any member of Seller Group, on the one hand, and their customers (excluding any member of the Seller Group), on the other hand, regarding the provision of products and services by both the Business and one or more of the Excluded Businesses. For the avoidance of doubt, any Shared Customer Contract that is assigned in relevant part pursuant to Section 4.04 hereof shall no longer constitute a Shared Customer Contract as of the effective date of such assignment and shall instead constitute a Transferred Customer Contract.

“Short Term Incentive Plan” means (a) Verizon Short-Term Incentive Plan for Bands 5 and below and (b) Verizon Short-Term Incentive Plan (applicable to Bands 4 and above).

“Solvent” means, when used with respect to any Person, as of any date of determination, (i) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, a majority or more of the equity interests therein. Subsidiaries of Seller will include the Acquired Entities prior to the Closing, and Subsidiaries of Acquiror will include the Acquired Entities after the Closing.

“Tax” means any United States federal income, state, local or foreign tax, charge, duty, levy, impost or other like assessment of any nature whatsoever, including Transfer Taxes, Property Taxes and income, gross receipts, profits or windfall profits, excise, severance, property, estimated, sales or use, value added, goods and services, withholding, social security (or similar), employment, payroll, unemployment, disability, net worth, customs duties, capital gains, capital stock, stamp, occupation, alternative or add-on minimum and franchise taxes, imposed by any Taxing Authority, including any interest, penalties, additions to tax and additional amounts with respect thereto and any liability for the foregoing as transferee.

“Tax Proceeding” means any action, suit, proceeding, investigation, audit or claim with respect to Taxes.

“Tax Reduction Proceeding” means any formal proceeding contesting the assessed valuation (with a Taxing Authority) of any Transferred Site.

“Tax Return” means any return, report, declaration, claim for refund, information return, statement or other document (including any amendment, attachment or schedule thereto) filed or required to be filed with any Taxing Authority in respect of any Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Telecommunications Equipment Area” means a telecommunications and data storage equipment room or demarcation room addressed in a Post-Closing Lease.

“Termination Fee” means an amount in cash equal to $150,000,000; provided, however, in the event that (a) the Termination Fee is payable pursuant to Section 6.04(a), (b) prior to such termination, a Governmental Authority has required or requested the sale, divestiture or disposition of any of the assets set forth in Section 6.04(a) of the Acquiror Disclosure Letter, or any hold separate arrangement with respect to such assets or any other action that would limit Acquiror’s ability to own or operate such assets, and (c) Acquiror shall not have consented or agreed to undertake the actions described in the preceding clause (b) prior to such termination, the Termination Fee shall be $200,000,000.

“Title Company” means First American Title Insurance Company, San Jose, California and any other title insurance company acting as a co-insurer.

“Transaction Revenue Sharing Payment” means any amounts payable, from time to time, to any landlord under a Transferred Real Property Lease, whether as revenue sharing under such Transferred Real Property Lease or otherwise, that arise under the terms thereof solely as a result of the payments contemplated under this Agreement or the payment of rent or other amounts contemplated by the applicable Post-Closing Lease.

“Transfer Tax” means any U.S. federal, state, county, local, non-U.S. and other sales, use, transfer, VAT, goods and services, conveyance, documentary transfer, stamp, recording, registration or other similar Tax imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the Acquired Assets from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement. For the avoidance of doubt, “Transfer Tax” shall not include Contribuição Social sobre o Lucro Líquido (CSLL) and Social Contributions PIS/COFINS.

“Transferred Contracts” means, collectively, the Transferred Customer Contracts, the Transferred Supplier Contracts, the Transferred Affiliate Contracts, the Transferred Real Property Leases and the Transferred Tenant Leases.

“Transferred Customer Contract” means any Contract between Seller or any member of the Seller Group, on the one hand, and customers of the Business (excluding any member of the Seller Group), on the other hand, that is exclusively used in or exclusively relates to the Business.

“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit F. From and after the Closing, the Transition Services Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“U.S. Base Price” means the Base Price, less the sum of the Brazil Base Price and the Colombia Base Price.

“U.S. Purchase Price” means the U.S. Base Price, as adjusted pursuant to Section 1.07(c), Section 1.10(b) and Section 1.10(c), and subject to Section 1.11.

“Utility Easement” has the meaning set forth in the form of Post-Closing Lease attached as Exhibit D-1.

“Vault Space” has the meaning set forth in the form of Post-Closing Lease attached as Exhibit D-1.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC (and other EEC directives relating to VAT) or local legislation imposing value added Tax in the relevant jurisdiction.

The following terms, as used in this Agreement, have the respective meanings set forth in the following Sections of this Agreement:

Index of Defined Terms

Defined Term	Section
“Acquired Assets”	Section 1.03
“Acquired Entities”	Section 1.01(b)
“Acquired Entity Interests”	Section 1.01(e)
“Acquiror”	Preamble
“Acquiror FSA”	Section 4.14(h)(i)
“Acquiror Specified Representations”	Section 7.07(a)
“Adjusted 2015 EBITDA”	Section 1.10(b)(i)
“Adjustment Documentation”	Section 1.10(b)(iii)
“Affiliate Contract”	Section 1.10(b)(iii)
“Agreement”	Preamble
“Allocations”	Section 8.05(c)
“Anti-Corruption Laws”	Section 2.06(e)
“Antitrust Approvals”	Section 4.02(a)
“Applicable Contracts”	Section 4.02(a)
“Assumed Liabilities”	Section 1.05
“Billing Condition”	Section 5.01(b)
“Books and Records”	Section 1.03(l)
“Brazil Business Employees”	Section 4.14(a)
“Brazil Continuing Employees”	Section 4.14(b)(ii)
“Brazil Drop Down”	Section 1.10(b)(iii)
“Brazil Seller”	Section 1.01(a)
“Building Separation Work”	Section 4.06(c)

Index of Defined Terms

Defined Term	Section
“Business”	Recitals
“Business Associates”	Section 4.01(a)
“Business Insurance Policies”	Section 2.18
“Cap”	Section 7.07(a)
“Closing”	Section 1.09(a)
“Closing Date”	Section 1.09(a)
“COBRA”	Section 4.14(j)
“Collective Bargaining Agreements”	Section 2.11(c)
“Colombia Business Employees”	Section 4.14(a)
“Colombia Continuing Employees”	Section 4.14(b)(iii)
“Colo Space Descriptions”	Section 1.14(a)
“Committed Financing”	Section 3.05
“Commitment Letter”	Section 3.05
“Confidential Information”	Section 4.13(b)
“Continuing Affiliate Contracts”	Section 4.10(b)
“Continuing Employees”	Section 4.14(b)(iv)
“Convey”	Section 1.01(e)
“Country Allocation”	Section 8.05(a)
“Data Room”	Section 9.09(b)
“Deductible”	Section 7.07(a)
“Delayed Transfer Date”	Section 4.14(b)(i)
“Delayed Transfer Employees”	Section 4.14(b)(i)
“Direct Claims”	Section 7.04(a)
“Direct Claims Notice”	Section 7.04(a)
“Disclosing Party”	Section 4.13(b)(i)
“Designated Employees”	Section 4.14(s)(iv)
“Dispute”	Section 9.15
“DDTC”	Section 3.10
“EDP”	Section 4.14(o)
“End Date”	Section 6.01(b)(i)
“Enforceability Exception”	Section 2.02
“Excluded Assets”	Section 1.04
“Excluded Employees”	Section 2.11(b)
“Excluded Liabilities”	Section 1.06
“Final Post-Closing Allocation”	Section 8.05(c)
“Final Pre-Closing Allocation”	Section 8.05(b)
“Financial Statements”	Section 4.20(a)(v)
“FRP”	Section 4.14(h)
“FRP Participants”	Section 4.14(h)
“Governmental Compliance Provisions”	Section 4.18(c)
“Governmental Approvals”	Section 2.03

Index of Defined Terms

Defined Term	Section
“Hickory Brazil”	Section 1.01(a)
“Historical Financial Information”	Section 2.12(a)
“IDP”	Section 4.14(o)
“Intercompany Accounts”	Section 4.10(c)
“Interim Leases”	Section 1.10(c)
“ITAR”	Section 2.03
“Leased Sites”	Section 1.03(b)
“Litigation Conditions”	Section 7.04(b)(ii)
“LTD Employees”	Section 4.14(b)(i)
“Management 2015 EBITDA”	Section 1.10(b)(ii)
“Material Contracts”	Section 2.07(a)
“Material Customer Contracts”	Section 2.08(d)
“Minimum Space Commitment”	Section 4.02(a)
“Net Casualty Recovery”	Section 4.12(b)
“Non-U.S. Transfer Agreement”	Section 1.01(e)
“OFAC”	Section 2.06(c)
“Outstanding Awards”	Section 4.14(m)
“Outstanding Exhibits”	Section 1.14(a)
“Owned Sites”	Section 1.03(a)
“Pre-Closing Period”	Section 4.01(a)
“Pricing and Billing Formula”	Section 5.01(a)
“Privileged Communications”	Section 4.08
“Proposed Post-Closing Allocation”	Section 8.05(c)
“Proposed Pre-Closing Allocation”	Section 8.05(b)
“Receiving Party”	Section 4.13(b)
“Restricted Individuals”	Section 4.09(b)
“Retained Sites”	Section 1.04(c)
“Revised Closing Date”	Section 1.10(b)
“Seller”	Preamble
“Seller Guaranties”	Section 4.17
“Seller Names and Marks”	Section 4.11(a)
“Seller Specified Representations”	Section 7.07(a)
“Sharing Arrangements”	Section 4.04(b)
“Tax Claim”	Section 8.04(e)
“Third-Party Claim”	Section 7.04(b)(i)
“Third-Party Claims Notice”	Section 7.04(b)(i)
“Time-Off Benefits”	Section 4.14(g)
“Transaction Announcement”	Section 4.03
“Transfer Documents”	Section 1.01(d)
“Transferred Affiliate Contracts”	Section 4.10(b)
“Transferred Government Contracts”	Section 4.18(b)

Index of Defined Terms

Defined Term	Section
“Transferred Marks”	Section 1.03(h)
“Transferred Real Property Leases”	Section 2.16(a)
“Transferred Sites”	Section 1.03(b)
“Transferred Supplier Contracts”	Section 1.03(f)
“Transferred Tenant Leases”	Section 1.03(o)
“Transition Period”	Section 4.11(a)
“U.S. Acquired Entities”	Section 1.01(b)
“U.S. Acquiror Welfare Plans”	Section 4.14(e)
“U.S. Business Employees”	Section 4.14(a)
“U.S. Continuing Employees”	Section 4.14(b)(i)
“U.S. Seller Welfare Plans”	Section 4.14(e)
“WARN Act”	Section 4.15

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John N. Doherty
Name: John N. Doherty
Title: Authorized Representative

EQUINIX, INC.

By:	/s/ Mark Adams
Name: Mark Adams
Title: Chief Development Officer